     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1997


                                                      REGISTRATION NO. 333-28441

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   FORM S-1/A



                                AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER


                           THE SECURITIES ACT OF 1933
                             ---------------------

                                    QAD INC.

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                              7372                       77-0105228
 (State or other jurisdiction         (Primary Standard Industrial        (I.R.S. Employer
     of incorporation or              Classification Code Number)          Identification
        organization)                                                           No.)

                  6450 VIA REAL, CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6614

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 KARL F. LOPKER
                                    QAD INC.
                                 6450 VIA REAL
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6614

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         ERIC H. SCHUNK, Esq.                      JOSEPH E. NIDA, Esq.                     JOHN T. SHERIDAN, Esq.
   Milbank, Tweed, Hadley & McCloy                    Nida & Maloney                   Wilson Sonsini Goodrich & Rosati
 601 South Figueroa Street, 30th Fl.             Professional Corporation                  Professional Corporation
    Los Angeles, California 90017              801 Garden Street, Suite 201                   650 Page Mill Road
            (213) 892-4000                   Santa Barbara, California 93101           Palo Alto, California 94304-1050
                                                      (805) 568-1151                            (415) 493-9300

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectuses: one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. Each of the pages for the International Prospectus included herein is labelled "Alternate Page."

    The state of incorporation of this Registrant indicated on the initial page of this Registration Statement differs from that described in the Prospectus and
Part II of this Registration Statement. The Registrant, which is currently a California corporation, intends to reincorporate in Delaware prior to the effectiveness of this Registration Statement and consummation of the Offering. The Registrant additionally intends to effect a stock split in connection with its reincorporation.

                   SUBJECT TO COMPLETION, DATED JULY 10, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

P R O S P E C T U S

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    All of the shares of Common Stock offered hereby are being sold by QAD Inc. ("QAD" or the "Company"). Of the 5,750,000 shares of Common Stock offered hereby, 4,600,000 shares are being offered for sale in the United States and Canada by the U.S. Underwriters (as defined herein) and 1,150,000 shares are being offered in a concurrent international offering outside the United States and Canada by the Managers (as defined herein) (collectively, the "Offering").


    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "QADI."


    Upon completion of the Offering, the current directors and executive officers of the Company will beneficially own approximately 71% of the outstanding Common Stock of the Company. See "Risk Factors--Control by Principal Stockholders."

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               UNDERWRITING
                                             PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                              PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share                                       $                   $                   $
Total (3)                                       $                   $                   $

(1) For information regarding indemnification of the U.S. Underwriters and the Managers, see "Underwriting."

(2) Before deducting estimated offering expenses of $1,800,000, payable by the Company.

(3) The Company has granted the several U.S. Underwriters and the several Managers a 30-day option to purchase up to 862,500 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively.

                               ------------------

    The shares of Common Stock are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                 --------------

SMITH BARNEY INC.
                 COWEN & COMPANY

                                                   ROBERTSON, STEPHENS & COMPANY

            , 1997

     [VISUAL DEPICTIONS OF USER INTERFACE FOR MFG/PRO AND QWIZARD SOFTWARE]

CAPTIONS:

1. MFG/PRO SOFTWARE PROVIDES MULTINATIONAL ORGANIZATIONS WITH AN INTERGRATED ERP SOLUTION THAT IS BASED ON AN OPEN, CLIENT/SERVER ARCHITECTURE AND INCLUDES MANUFACTURING, DISTRIBUTION, FINANCIAL AND SERVICE/SUPPORT MANAGEMENT APPLICATIONS.

2. QWIZARD SOFTWARE IS A MENTOR FOR USERS OF MFG/PRO SOFTWARE WHICH PROVIDES SELF-PACED INTERACTIVE TRAINING. QWIZARD SOFTWARE INCLUDES TOOLS TO DESIGN AND CUSTOMIZE THE VISUAL INTERFACE OF MFG/PRO SOFTWARE TO MATCH THE USER'S WORKFLOWS AND JOB RESPONSIBILITIES.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTING, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

             [GRAPHICAL DEPICTION OF QAD CUSTOMERS' BUSINESS MODEL]

CAPTION:

1. QAD TARGETS SPECIFIC VERTICAL MARKETS. THE BUSINESS MODEL OF QAD'S TARGET CUSTOMERS VARIES BY SIZE AND COMPLEXITY OF THE ENTERPRISE. BUSINESS SOFTWARE REQUIREMENTS ALSO VARY AT EACH LEVEL OF THE ORGANIZATION AS WELL AS BY VERTICAL MARKETS.


                              SELECT CUSTOMER LIST



ELECTRONICS/INDUSTRIAL
ABB Flakt Oy
Alcatel Services International B.V.
Allen-Bradley Co. Inc.
Aluminum Company of America
AT&T
Courtaulds plc
Ingersoll-Rand Company
Lucent Technologies Inc.
Matsushita Electric-Industrial
 Co., Ltd
NEC America, Inc.
Newbridge Networks Corporation
Philips International B.V.
RayChem Corporation
Schlumberger Technology Corp.
Silicon Graphics SA
Sun Microsystems, Inc.
Xerox Corporation
FOOD/BEVERAGE
AEP Borden Nederland B.V.
Cargill, Incorporated
Kraft Jacobs Suchard AG
Pepsi-Cola Company
Presto Foods Products
The Quaker Oats Company
Rich Products Corporation
CONSUMER GOODS
The Black & Decker
 Corporation
Colgate-Palmolive Company
Gillette Company
Johnson & Johnson
Unilever N.V.
AUTOMOTIVE
Aeroquip-Vickers, Inc.
Daewoo Information
  Systems Co. Ltd.
Ford Motor Corporation
Johnson Controls, Inc.
Lear Seating Corporation
R.J. Tower Corporation
Rockwell Automotive
United Technologies Automotive
Varity Kelsey-Hayes Company
MEDICAL
Alza Corporation
BOC Ohmeda Inc.
Physio-Control Corporation
Rexall Sundown, Inc.
St. Jude Medical, Inc.
Sunrise Medical Inc.
Ventritex, Inc.

     [GRAPHICAL DEPICTIONS OF QAD'S GLOBAL SUPPLY CHAIN MODEL, MFG/PRO-ERP
                    SOLUTION AND ON/Q-SUPPLY CHAIN SOLUTION]

CAPTIONS:

1. QAD BELIEVES THAT THE INCREASING COMPLEXITY AND DIVERSITY OF CUSTOMER REQUIREMENTS LIMITS THE ABILITY OF A SINGLE-VENDOR SOLUTION TO FULLY MEET THE ENTERPRISE-WIDE ERP SOFTWARE NEEDS OF ITS CUSTOMERS AND HAS LED TO THE EMERGENCE OF THREE DISTINCT SEGMENTS WITHIN THE ERP SOFTWARE MARKET:
   CORPORATE, PLANT AND SUPPLY CHAIN MANAGEMENT.

2. QAD HAS A NUMBER OF JOINT DEVELOPMENT AGREEMENTS WITH THIRD-PARTY SOFTWARE DEVELOPERS WHO PROVIDE FUNCTIONALITY THAT HAS BEEN IMBEDDED INTO OR INTEGRATED WITH MFG/PRO SOFTWARE TO DELIVER A MORE COMPLETE SOLUTION FOR ITS TARGETED VERTICAL MARKETS.

3. THE COMPANY BELIEVES SUPPLY CHAIN OPTIMIZATION REPRESENTS ONE OF THE GREATEST CURRENT OPPORTUNITIES FOR COMPANIES TO REDUCE COSTS AND ENHANCE CUSTOMER RELATIONSHIPS. QAD IS DEVELOPING ON/Q SOFTWARE, A GROUP OF APPLICATIONS FOR THIS MARKET, THAT ARE BASED ON AN OBJECT-ORIENTED TECHNOLOGY, RESULTING IN FLEXIBLE AND CONFIGURABLE APPLICATION COMPONENTS. THE FIRST ON/Q SOFTWARE APPLICATION UNDER DEVELOPMENT, LOGISTICS, IS EXPECTED TO BE COMMERCIALLY AVAILABLE IN THE SECOND HALF OF 1998.

                               PROSPECTUS SUMMARY


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN, ALL OF THE INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE CONVERSION OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF CLASS B COMMON STOCK INTO SHARES OF COMMON STOCK, WHICH WILL OCCUR AUTOMATICALLY UPON THE CLOSING OF THE OFFERING, (II) ASSUMES THE REINCORPORATION OF THE COMPANY IN DELAWARE TO BE EFFECTED PRIOR TO THE COMPLETION OF THE OFFERING, (III) REFLECTS THE 2-FOR-1 SPLIT OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK TO BE EFFECTED PRIOR TO THE COMPLETION OF THE OFFERING AND (IV) ASSUMES THAT THE U.S. UNDERWRITERS' AND THE MANAGERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALL REFERENCES TO THE COMPANY OR QAD SHALL REFER TO QAD INC., A DELAWARE CORPORATION, AND SHALL INCLUDE ITS SUBSIDIARIES, EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN.


                                  THE COMPANY


    QAD is a provider of Enterprise Resource Planning ("ERP") software for multinational and other large manufacturing companies. The Company's software solutions are designed to facilitate global management of resources and information to allow manufacturers to reduce order fulfillment cycle times and inventories, improve operating efficiencies and measure critical company performance criteria against defined business plan objectives. The flexibility of the Company's products also helps manufacturers adapt to growth, organizational change, business process reengineering, supply chain management and other challenges.



    The Company's principal product, MFG/PRO software, is specifically designed for deployment at the plant or division level of global manufacturers in five targeted industry segments--electronics/industrial, food/beverage, consumer packaged goods, medical and automotive. MFG/PRO software provides multinational organizations with an integrated ERP solution that is based on an open, client/server architecture and includes manufacturing, distribution, financial and service/support management applications. Additionally, the Company is currently focused on extending its presence in multi-site manufacturing by developing a line of object-oriented, supply chain management solutions, named On/Q software. The Company's initial On/Q software product, Logistics, is designed to allow for consolidation of orders, contract management, shipping and logistics management. Logistics is currently in development and is expected to be commercially available in the second half of 1998. As of April 30, 1997, the Company had licensed MFG/PRO software at approximately 3,200 sites to approximately 1,880 customers in over 70 countries. The Company's customers include Cargill, Incorporated, Colgate-Palmolive Company, Johnson Controls, Inc., Johnson & Johnson, Lucent Technologies Inc., Philips Electronics N.V., St. Jude Medical, Inc., Unilever N.V. and United Technologies Automotive.



    The Company was founded in 1979 and was incorporated in California as qad.inc in 1986. In February 1997, the Company's name was changed to QAD Inc. The Company will be reincorporated in Delaware prior to completion of the Offering. The Company's executive offices are located at 6450 Via Real, Carpinteria, California 93013, and its telephone number is (805) 684-6614.


                                  THE OFFERING


Common Stock offered:
    U.S. Offering......................  4,600,000 shares
    International Offering.............  1,150,000 shares
      Total............................  5,750,000 shares (1)
Common Stock to be outstanding after
 the Offering..........................  28,274,234 shares (1)(2)
Use of proceeds........................  For repayment of indebtedness, to fund capital and other investments and for working capital
                                         and general corporate purposes. See "Use of
                                         Proceeds."
Nasdaq National Market symbol..........  QADI


------------------------------
(1) Does not include 862,500 shares of Common Stock that are subject to an over-allotment option granted by the Company to the U.S. Underwriters and the Managers.


(2) Excludes 1,061,000 shares of Common Stock issuable upon exercise of options outstanding at April 30, 1997 with exercise prices ranging from $0.12 to $13.00 per share and with a weighted average exercise price of $2.73 per share. See Note 10 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 QUARTER ENDED
                                              YEAR ENDED DECEMBER 31,            YEAR ENDED        APRIL 30,
                                     ------------------------------------------  JANUARY 31,  --------------------
                                       1992       1993       1994       1995       1997(1)      1996       1997
                                     ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                                                  (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenue............................  $  28,074  $  46,543  $  66,360  $  89,949   $ 126,444   $  20,116  $  32,073
Operating income (loss)............      3,565      6,442      4,084     (2,646)      2,322     (10,200)       317
Net income (loss)..................      1,589      3,694      2,878       (686)      1,000      (7,317)       560
Net income (loss) per
  share (2)........................  $    0.08  $    0.18  $    0.12  $   (0.03)  $    0.04   $   (0.33) $    0.02
Shares used in computing income
  (loss) per share.................     20,788     20,788     23,887     21,889      23,534      22,167     24,015

                                                                                              APRIL 30, 1997
                                                                                         -------------------------
                                                                                                     AS ADJUSTED
                                                                                          ACTUAL         (3)
                                                                                         ---------  --------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................  $   1,306    $   47,561
Working capital (deficit)..............................................................    (12,216)       49,182
Total assets...........................................................................     81,193       129,448
Notes payable and current installments of long-term debt...............................     15,143             0
Long-term debt, less current installments..............................................      4,320             0
Total stockholders' equity.............................................................     10,952        78,669

------------------------

(1) Effective February 1, 1996, the Company changed its financial reporting year end from December 31 to January 31. See Note 1 of Notes to Consolidated Financial Statements.

(2) The basis for the determination of stock used in computing net income (loss) per share is described in Note 1 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of 5,750,000 shares of Common Stock offered by the Company in the Offering at an assumed initial public offering price of $13.00 per share after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company and the application of the estimated net proceeds therefrom, including the use of approximately $19.5 million to repay amounts owed under notes payable and long-term debt and $2.0 million to acquire an equity interest in a private technology development company. See "Use of Proceeds" and "Capitalization."

                            ------------------------

    "QAD," "Qwizard" and "On/Q" are trademarks and "MFG/PRO" is a registered trademark of the Company. This Prospectus also contains trademarks and registered trademarks of persons and companies other than QAD.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

HISTORICAL FLUCTUATIONS IN QUARTERLY RESULTS AND POTENTIAL FUTURE SIGNIFICANT
  FLUCTUATIONS

    The Company's quarterly revenue, expenses and operating results have varied significantly in the past, and the Company anticipates that such fluctuations will continue in the future as a result of a number of factors, many of which are outside the Company's control. The factors affecting these fluctuations include demand for the Company's products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the Company's software products and products that operate with the Company's products, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing the Company's products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's software products and products that operate with the Company's products, changes in the method of product distribution (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by the Company, customer cancellation of major planned software development programs and general economic factors.

    A significant portion of the Company's revenue in any quarter may be derived from a limited number of large, non-recurring license sales. For example, revenue from four customers represented approximately 22% of license fees in the quarter ended April 30, 1997. The Company expects to continue to experience from time to time large, individual license sales which may cause significant variations in quarterly license fees. The Company also believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on the Company's revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's products.

    The Company has also historically recognized a substantial portion of its revenue from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in, or at the end of, a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter and on sales by the Company's distributors and other resellers. Sales derived through indirect channels are harder to predict and may have lower profit margins than direct sales.

    The Company has generally realized lower revenue (i) in July and August, due primarily to reduced economic activity in Europe in the summer months; and (ii) to a lesser extent, in the first two months of the calendar year, due to the concentration by some customers of purchases in the fourth quarter of the calendar year, and their consequently lower purchasing activity during the immediately following months.

In addition, like many software companies, the Company typically realizes a significant portion of its software license revenue in the last month of the quarter and in the last quarter of the year. However, unlike a number of the Company's competitors, the Company does not derive material revenue from the provision of services in connection with its license sales. As a result, a greater proportion of the Company's revenue tends to be less predictable and to occur later in the quarter and in the year than the revenue of competitors who provide such services.

    The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenue. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenue, and operating results would be immediately and adversely affected and losses could occur.

    Based upon the factors described above, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenue has generally increased in recent periods, there can be no assurance that the Company's revenue will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. The Company has in the past experienced and may in the future experience quarterly losses.

    QAD has recently implemented changes designed to mitigate the seasonal and quarterly fluctuations in its operating results. Such changes include the hiring of additional financial personnel, including a new Chief Financial Officer and a Director of Financial Planning and Analysis, the changing of the Company's fiscal year end from December 31 to January 31 and the changing of the Company's planning systems to incorporate quarterly performance goals and quarterly forecasting procedures. Additionally, the Company is introducing quarterly financial incentives into its compensation system. There can be no assurance that such changes will alleviate the seasonal, quarterly or other fluctuations in the Company's financial results or that such changes will have a positive effect at all.

    In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected. See "--Seasonality of Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH SALES CYCLE

    Because the license of the Company's products generally involves a significant commitment of capital (which ranges from approximately $50,000 to several million dollars), the sales cycle associated with a customer's purchase of the Company's products is generally lengthy (with a typical duration of four to 15 months), varies from customer to customer and is subject to a number of significant risks over which the Company has little or no control. These risks include customers' budgetary constraints, timing of budget cycle, concerns about the introduction of new products by the Company or its competitors and general economic downturns which can result in delays or cancellations of information systems investments. Due in part to the strategic nature of the Company's products, potential customers are typically cautious in making product acquisition decisions. The decision to license the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the Company's products, and the Company must frequently commit substantial presales support resources. The Company is almost completely reliant on third parties for implementation and systems integration services, which may cause sales cycles to be lengthened or result in the loss of sales. The uncertain outcome of the Company's sales efforts and the length of its sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, then the Company is unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

SEASONALITY OF OPERATING RESULTS

    The Company has generally realized lower revenue (i) in July and August, due primarily to reduced economic activity in Europe during the summer months and
(ii) to a lesser extent, in the first two months of the calendar year, due to the concentration by some customers of purchases in the fourth quarter of the calendar year and their consequently lower purchasing activity during the immediately following months. Notwithstanding the change in the Company's fiscal year end from December 31 to January 31 and the recent changes in the Company's planning and compensation systems, the Company anticipates that such seasonality will continue to cause significant quarterly fluctuations in the Company's operating results. See "--Historical Fluctuations in Quarterly Results and Potential Future Significant Fluctuations" and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

PRODUCT CONCENTRATION

    The Company has historically derived substantially all of its revenue from the licensing and maintenance of the Company's MFG/PRO software. In the fiscal year ended January 31, 1997 and in the quarter ended April 30, 1997, such revenue equaled approximately 94% and 93%, respectively, of the Company's total revenue. The Company expects that such revenue will continue to represent substantially all of the Company's revenue for the foreseeable future. The Company's success depends on continued market acceptance of the Company's MFG/PRO software, as well as the Company's ability to introduce new versions of MFG/PRO software and other products to meet the evolving needs of its customers. Although demand for MFG/PRO software has grown in recent years, management believes that the market for ERP software is still developing and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt MFG/PRO software. The failure of the market for ERP software to continue to grow, any reduction in demand for MFG/PRO software as a result of increased competition in the market for ERP software, technological change, failure by the Company to introduce new versions of products acceptable to the marketplace or other similar factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about ERP in general and about the features and functions of MFG/PRO software in particular. However, there can be no assurance that such expenditures will enable MFG/PRO software to achieve any additional degree of market penetration or a higher level of market acceptance, nor can there be any assurance that any new ERP products being developed by the Company will achieve the market acceptance necessary to make such products profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products."

DEPENDENCE ON PROGRESS PRODUCTS

    The Company's MFG/PRO software is written in a programming language that is proprietary to Progress Software Corporation ("Progress"). The Company has entered into a license agreement with Progress (the "Progress Agreement") that provides the Company and each of its subsidiaries, among other things, with the perpetual, worldwide, royalty-free right to use the Progress programming language to develop, market, distribute and license the Company's software products. The Progress Agreement also provides for continued software support from Progress through June 2002 without charge to the Company. Progress may only terminate the Progress Agreement upon the Company's adjudication as bankrupt, its liquidation or other similar event, or if the Company has ceased business operations in full. The Company's success is dependent upon Progress continuing to develop, support and enhance this programming language, its tool set and database, as well as the continued market acceptance of Progress as a standard database program. The Company has in the past and may in the future experience product release delays because of delays in the release of Progress products or product enhancements. Any such delays could have a material adverse effect on the Company's business, operating results and financial condition. MFG/PRO software employs Progress programming interfaces which allow MFG/PRO software to operate with Oracle Corporation ("Oracle") database software. However, the Company's software programs do not run within programming environments other than Progress and the Company's customers must acquire rights to Progress Software in order to use MFG/PRO software. The Company's On/Q soft-ware products, the initial application of which is currently under development and is expected to be commercially available in the second half of 1998, are not dependent upon Progress technology. The failure of Progress to continue its relationship with the Company or to develop, support or enhance its programming language in a manner competitive with enhancements of other present or future programming languages, the increased market acceptance of programming languages other than Progress in the Company's market or the Company's inability to adapt its software to such other languages could have a material adverse effect on the Company's business, operating results and financial condition.


RAPID TECHNOLOGICAL CHANGE

    The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet may give rise to new customer requirements and new industry standards. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, the Company believes its future success will depend on its ability to convert its products to object-oriented technology as well as its ability to develop products that will operate across the Internet. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological advances by others, or that its products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

    While the Company generally takes steps to avoid interruptions of sales due to the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced MFG/PRO software, which could have a material adverse effect on the Company's business, operating results and financial condition. The actual or anticipated introduction of new products, technologies and industry standards can also render existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of the Company's products are difficult to estimate. The Company must respond to developments rapidly and incur substantial product development expenses. Any failure by the Company to anticipate or respond adequately to technology developments or customer requirements, or any significant delays in introduction of new products, could result in a loss of revenue. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition. The Company is also dependent upon third parties for necessary services in connection with the installation and implementation of the Company's products and associated post-sales training. Any errors, delays or other deficiencies in such services due to technology changes or other factors could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products" and "--Third-Party Implementation Providers."

SUPPLY CHAIN SOLUTIONS UNDER DEVELOPMENT AND UNDERLYING TECHNOLOGY

    A significant element of the Company's strategy is its development of On/Q software, a series of new products targeted to the supply chain management needs of manufacturing companies. Over the past year, the Company has devoted substantial resources to developing its On/Q software. The Company's first On/Q software product, Logistics, is currently under development and is anticipated to be commercially available in the second half of 1998. Although the Company has performed preliminary tests on its Logistics software, it has not completed its development or commenced beta testing, nor has the product been implemented in a commercial setting. There can be no assurance that Logistics or any other of the Company's planned On/Q software products will achieve the performance standards required for commercialization or that such products will achieve market acceptance or be profitable. If Logistics or the Company's other planned supply chain management software products do not achieve such performance standards or do not achieve market acceptance, the Company's business, operating results and financial condition would be materially and adversely affected.

    On/Q software is being designed based upon object-oriented technology. Object-oriented applications are characterized by technology, development style and programming languages that differ from those used in traditional software applications, including the current version of MFG/PRO software. The Company believes that new object-based functionality will play a key role in the competitive manufacturing, distribution, financial, planning and service/support management information technology strategies of customers in the Company's targeted industry segments. The Company is also currently in the process of converting its MFG/PRO software modules to object-oriented technology where the Company believes such conversion will add value. There can be no assurance that the Company will be successful in developing its new supply chain management software or converting its MFG/PRO software to object-oriented technology on a timely basis, if at all, or that if developed or converted such software will achieve market acceptance. The failure to successfully incorporate object-oriented technology in new products or convert MFG/PRO software to object-oriented technology could have a material adverse effect on the Company's business, operating results and financial condition.

    Convergent Engineering is a new software design methodology employed by the Company to develop future products. Convergent Engineering methodology allows business requirements to be captured as a series of simple facts, actions and rules, enabling software to more flexibly accommodate business practices and processes. Although Convergent Engineering does not require the user to adopt new business practices or principles for their own work processes, Convergent Engineering models business management processes differently than traditional business models. As a result, use of Company products based upon Convergent Engineering principles will require the Company's implementation partners to be educated in the new methodology. There can be no assurance that the Company will gain acceptance among its implementation providers for this methodology on which the Company's new products are based. The failure to obtain such acceptance would have a material adverse effect on the marketability of the Company's products under development and the Company's business, operating results and financial condition. See "Business -- Products."

RISK OF SOFTWARE DEFECTS

    As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for ERP products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that the Company will not experience material delays in releasing product improvements or new products. The occurrence of such errors could result in significant losses to the Company or to customers. Such occurrences could also result in reduced market acceptance of the Company's products, which would have a material adverse effect on the Company's business, operating results and financial condition.

MARKET CONCENTRATION


    The Company has made a strategic decision to concentrate its product development and sales and marketing in five primary vertical industry segments: electronics/industrial, food/beverage, consumer packaged goods, medical and automotive. An important element of the Company's strategy is to achieve technological and market leadership recognition for its software products in these segments. The failure of the Company's products to achieve or maintain substantial market acceptance for its software products in one or more of these segments could have a material adverse effect on the Company's product and business strategy in that segment and on the business, operating results and financial condition of the Company. If any of the industry segments targeted by the Company experiences a material downturn in expansion or in prospects for future growth, such downturn would materially adversely affect the demand for the Company's products and will materially adversely affect its business, operating results and financial condition. See "Business--Sales and Marketing."


MANAGEMENT OF GROWTH


    The Company's business has grown rapidly in the last six years, with revenue increasing from approximately $28.0 million in the fiscal year ended December 31, 1992 to approximately $126.4 million in the fiscal year ended January 31, 1997. During the fiscal year ended December 31, 1995 and continuing through the quarter ended April 30, 1997, the Company significantly increased its sales and marketing, service and support and research and development staffs, resulting in substantial growth in the number of its full-time employees (from 521 at March 31, 1995 to 700 at April 30, 1997), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and will continue to place, a significant strain on the Company's management and operations. The Company expects to continue to increase staffing levels, primarily in the sales and marketing and research and development areas, and incur additional associated costs in future periods. The Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. The Company has undertaken a project to significantly upgrade its financial planning and control systems, including an upgrade of its current transaction accounting systems. The Company believes the success of such implementation will improve its budgeting, forecasting and financial statement reporting capabilities. However, implementation of these systems upgrades will require significant management and other employee attention and coordination, and there can be no assurance that the implementation will be successful. The failure to successfully implement the upgrades could materially adversely affect the Company's future budgeting, forecasting and financial statement reporting capabilities.


    The Company has made a strategic decision to be a global provider of its products. To accomplish this goal, over the last two years the Company has expanded its direct sales and support operations from 12 countries to 17 countries. In addition, during that time, the Company has significantly expanded its distributor and partner relationships. Currently, the Company has over 40 distributors worldwide. The management of these widely dispersed international operations has placed and will continue to place significant strain on the Company's management and operations. The Company believes that its ability to provide products and services on a global basis is critical to the Company's success. However, there can be no assurance that the Company will be able to continue to successfully manage its widespread international operations or successfully manage future expansion of such operations, and the failure by the Company to do so would have a material adverse effect on its business, operating results and financial condition.

    The Company days' sales outstanding have generally exceeded industry averages. If the Company experiences rapid growth, this lengthy collection cycle could result in a significant impairment of the Company's cash position. While the Company has undertaken efforts to reduce the length of its collection cycle, the failure of the Company to successfully implement such changes or the failure of such changes to reduce such collection cycle could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL PERSONNEL IN ALL AREAS


    The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, including Pamela M. Lopker, its President and founder, and Karl F. Lopker, its Chief Executive Officer, neither of whom is bound by an employment agreement. Pamela and Karl Lopker are married to each other and jointly own approximately 84% of the outstanding Common Stock and will jointly own approximately 67% of the Common Stock following consummation of the Offering (assuming no exercise of the U.S. Underwriters' and the Managers' over-allotment option). Although the Company maintains key-individual insurance in the amount of $2.5 million with respect to each of Pamela and Karl Lopker and the Company is the beneficiary of such policies, the loss of one or more of these or other key individuals could have a material adverse effect on the Company's business, operating results and financial condition.


    The Company's future success also depends on its continuing ability to attract and retain other highly qualified technical and managerial personnel. For example, the Company is currently actively seeking to fill the position of Vice President of Field Operations whose responsibilities will be to manage all direct and indirect sales operating units, as well as the Company's territory and alliance management unit. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Employees" and "Management."

DEPENDENCE UPON DEVELOPMENT AND MAINTENANCE OF SALES AND MARKETING CHANNELS

    The Company sells and supports its products through direct and indirect sales organizations throughout the world. The Company has made significant expenditures in recent years in the expansion of its sales and marketing force, primarily outside the United States, and plans to continue to expand its sales and marketing force. The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. There can be no assurance the Company will be successful in hiring such personnel in accordance with its plans. The Company is currently actively seeking to fill the position of Vice President of Field Operations, whose responsibilities will be to manage all direct and indirect sales operating units, as well as the Company's territory and alliance management unit. There can be no assurance that such person will be successful in accomplishing these objectives or that the Company's recent and other planned expenses in sales and marketing will ultimately prove to be successful or that the incremental revenue generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of the Company's current and potential competitors. If the Company is unable to develop and manage its sales and marketing force expansion effectively, the Company's business, operating results and financial condition would be materially adversely affected.

    The Company's indirect sales channel consists of over 40 distributors worldwide. The Company does not grant exclusive rights to any of its distributors. The Company's distributors primarily sell independently to companies within their geographic territory but may also work in conjunction with the Company's direct sales organization. The Company will need to maintain and expand its relationships with its existing distributors and enter into relationships with additional distributors in order to expand the distribution of its products. There can be no assurance that current or future distributors will provide the level and quality of expertise and service required to successfully license the Company's products, that the Company will be able to maintain effective, long-term relationships with distributors, or that selected distributors will continue to meet the Company's sales needs. Further, there can be no assurance that these distributors will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. The failure by the Company to maintain successfully its existing distributor relationships or to establish new relationships in the future would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if any of the Company's distributors exclusively adopts a product other than the Company's products, or if any such distributor materially reduces its sales efforts relating to the Company's products or materially increases such support for competitive products, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Sales and Marketing."

COMPETITION


    The ERP software market is highly competitive, rapidly changing and affected by new product introductions and other market activities of industry participants. The Company currently competes primarily with (i) other vendors of software focused on the specific needs of manufacturing plants and distribution sites of multinational manufacturing companies, which include Baan Company N.V. ("Baan"), J.D. Edwards & Company ("J.D. Edwards") and Systems Software Associates, Inc. ("SSA"), (ii) smaller independent companies that have developed or are attempting to develop advanced planning and scheduling software which complement or compete with ERP or manufacturing resource planning solutions,
(iii) internal development efforts by corporate information technology departments and (iv) companies offering standardized or customized products on mainframe and/or mid-range computer systems. The Company expects that competition for its MFG/PRO software will increase as other large companies such as Oracle and SAP AG ("SAP"), as well as other business application software vendors, enter the market for plant-level ERP solutions. With the Company's strategic entry into the supply chain management software market, the Company can expect to meet substantial additional competition from companies presently serving that market, such as i2 Technologies, Inc. ("i2"), Industri-Matematik International, Inc. ("IMI") and Manugistics, Inc. ("Manugistics"), as well as from broad based solution providers such as Baan, Oracle, PeopleSoft, Inc. ("PeopleSoft") and SAP that the Company believes are increasingly focusing on this segment. In addition, certain competitors, such as Baan, Oracle, PeopleSoft and SAP, have well-established relationships with present or potential customers of the Company. The Company may also face market resistance from potential customers with large installed legacy systems because of their reluctance to commit the time, effort and resources necessary to convert to an open, client/server-based software solution. Further, as the client/server market continues to develop, companies with significantly greater resources than the Company may attempt to increase their presence in these markets by acquiring or forming strategic alliances with competitors of the Company. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results and financial condition. Many of the Company's present or future competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. The Company believes that the principal factors on which it competes in the ERP software market are functionality, ease of use and implementation, technology, time to benefit, supplier viability, service and cost. The Company intends to continue to acquire, develop and allocate its resources to focus on these targeted competitive areas, as well as to identify additional or different areas where the Company perceives competitive advantage. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."


RELIANCE ON AND NEED TO DEVELOP ADDITIONAL RELATIONSHIPS WITH THIRD PARTIES

    The Company has established strategic relationships with a number of consulting and systems integration organizations that it believes are important to its worldwide sales, marketing, service and support activities and the implementation of its products. The Company is particularly reliant on third parties for installation and implementation of its products because the Company, unlike a number of its competitors, does not provide these services. If the Company is unable to train adequately a sufficient number of system integrators or, if for any reason, any such integrators terminate their relationship with the Company or do not have or devote the resources satisfactory to provide necessary consulting and implementation of the Company's products, the Company's business, operating results and financial condition could be materially and adversely affected. The Company is aware that these third-party providers do not provide systems integration services exclusively for the Company's products and in many instances such firms have similar, and often more established, relationships with the Company's principal competitors. The Company expects to continue to rely upon such third parties, particularly installation and implementation service providers, for marketing and sales, lead generation, product installation and implementation, customer support services, product localization, end-user training assistance in the sales process and after-sale training and support. These relationships also assist the Company in keeping pace with the technological and marketing developments of major software vendors, and, in certain instances, provide it with technical assistance for its product development efforts. Organizations providing such consulting and systems integration and implementation services in connection with the Company's products include Arthur Andersen & Co. LLP, Deloitte & Touche LLP, Ernst & Young LLP, Integrated Systems & Services, LLC and Strategic Information Group International, Inc. in the United States, BDM Largotim US, Inc., CSBI S.A., Origin Technology in Business Nederland B.V. and Sligos S.A. in Europe and Iris Ifec Co., Ltd and STCS Systems Pte Ltd in Asia. In most cases distributors will also deliver consulting and systems integration services. The Company will need to expand its relationships with these parties and enter into relationships with additional third parties in order to expand the distribution of its products. There can be no assurance that these and other third parties will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long-term relationship with such third parties, or that such third parties will continue to meet the needs of the Company's customers. Further, there can be no assurance that these third-party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. The failure by the Company to maintain its existing relationships or to establish new relationships in the future, or the failure of such third parties to meet the needs of the Company's customers, would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if such third parties exclusively adopt a product or technology other than the Company's products or technology, or if such third parties materially reduce their support of the Company's products and technology or materially increase such support for competitive products or technology, the Company's business, operating results and financial condition will be materially and adversely affected.

    The Company typically enters into separate agreements with each of its installation and implementation partners that provide such partners with the non-exclusive right to promote and market the Company's products, and to provide training, installation, implementation and other services for the Company's products, within a defined territory for a specified period of time (generally two years). Although the

Company's installation and implementation partners do not receive fees for the sale of the Company's software products, they generally are permitted to set their own rates for such services and the Company typically does not collect a royalty or percentage fee from such partners on services performed. The Company also enters into similar agreements with its distribution partners that grant such partners the non-exclusive right, within a specified territory, to market, license, deliver and support the Company's products. In exchange for such distributors' services, the Company grants a discount to the distributor for the license of its software products. The Company also relies on third parties for the development or inter-operation of key components of its software so that users of the Company's software will obtain the functionality demanded. Such research and product alliances include software developed to be sold in conjunction with the Company's software products, technology developed to be included in or encapsulated within the Company's software products and numerous third-party software programs that generally are not sold with the Company's software but inter-operate directly with the Company's software through application program interfaces. The Company generally enters into joint development agreements with its third-party software development partners that govern ownership of the technology collectively developed. Each of the Company's partner agreements and third-party development agreements contain strict confidentiality and non-disclosure provisions for the service provider, end user and third-party developer and the Company's third-party development agreements contain restrictions on the use of the Company's technology outside of the development process. The failure of the Company to establish or maintain successful relationships with such third-party software providers or such third-party installation, implementation and development partners or the failure of such third-party software providers to develop and support their software could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales and Marketing," "--Third-Party Implementation Providers" and "--Proprietary Rights and Licensing."


INTELLECTUAL PROPERTY RIGHTS; USE OF LICENSED TECHNOLOGY

    The Company's success is dependent upon its proprietary technology and other intellectual property. The Company relies primarily on a combination of the protections provided by applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. The Company enters into license agreements with each of its customers. Each of the Company's license agreements provides for the non-exclusive license of the Company's MFG/PRO software. Such licenses generally are perpetual (unless terminated by either party upon 30 days written notice) and contain strict confidentiality and non-disclosure provisions, a limited warranty covering MFG/PRO software and indemnification for the customer from any infringement action related to MFG/PRO software. The pricing policy under each license is based on a standard price list and may vary based on the number of end-users, number of sites, number of modules, number of languages, the country in which the license is granted and level of ongoing support, training and services to be provided by the Company. The Company has no patents or pending patent applications. In order to facilitate the customization required by most of the Company's customers, the Company generally licenses its MFG/PRO software to end users in both object code (machine-readable) and source code (human-readable) format. While this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify the Company's software for non-permitted purposes. One of the Company's distributors has developed modifications to the Company's software which it owns jointly with the Company. The Company has entered into a reciprocal license with this distributor who markets the product enhancements in conjunction with MFG/PRO software. This or other distributors or other persons may continue to independently develop a modified version of the Company's software. The Company seeks to protect its software, documentation and other written materials under the legal provisions relating to trade secret, copyright and contract law. The Company's license agreements generally allow the use of MFG/PRO software solely by the customer for internal purposes without the right to sublicense or transfer MFG/PRO software to third parties. The Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts, it may be possible for third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect the Company's competitive position. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company.

    The Company has in the past been subject to claims of intellectual property infringement and may increasingly be subject to such claims as the number of products and competitors in the Company's targeted vertical markets grows and the functionality of products in other industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company may also initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation were determined in favor of the Company.

    The Company has in the past and may in the future resell certain software which it licenses from third parties. In addition, the Company has in the past and may in the future jointly develop software in which the Company will have co-ownership or cross-licensing rights. There can be no assurance that these third-party software arrangements and licenses will continue to be available to the Company on terms that provide the Company with the third-party software it requires to provide adequate functionality in its products, on terms that adequately protect the Company's proprietary rights or on terms that are commercially favorable to the Company. The loss of or inability to maintain or obtain any of these software licenses, including as a result of third-party infringement claims, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated, which could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Products" and "--Research and Development."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


    The Company derived approximately 45%, 44%, 42% and 46% of its total revenue from sales outside the United States in the years ended December 31, 1994 and 1995 and January 31, 1997 and in the quarter ended April 30, 1997, respectively. Of the Company's approximately 3,200 licensed sites in over 70 countries as of April 30, 1997, over 70% are outside the United States. The Company's engineering and research and development operations are located in the United States and its sales and support operations are located in the United States and in 16 other countries. The Company also has over 40 distributors and numerous partnerships and alliances worldwide. The geographic distance between these locations has in the past led, and could in the future lead, to logistical and communications difficulties. There can be no assurance that the geographic, time zone, language and cultural differences between the Company's international personnel and operations will not result in problems that materially adversely affect the Company's business, operating results and financial condition.

    The Company expects to commit additional time and resources to expanding its worldwide sales and marketing activities, localizing its products for selected markets and developing local sales and support channels. There can be no assurance that such efforts will be successful. Failure to sustain or increase international revenue could have a material adverse effect on the Company's business, operating results and financial condition. The Company may also experience an operating loss in one or more regions of the world for one or more periods. The Company's ability to manage such operational fluctuations and to maintain adequate long-term strategies in the face of such developments will be critical to the Company's continued growth and profitability. International operations are subject to a number of risks, including the costs of localizing products for different countries, longer accounts receivable collection periods and greater difficulty in accounts receivable collections in certain geographic regions, unexpected changes in regulatory requirements, dependence on distributors and technology standards, import and export restrictions and tariffs, difficulties and costs of staffing and managing international operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and economic instability. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and "Business--Sales and Marketing."

EXPOSURE TO CURRENCY FLUCTUATIONS


    To date, the Company's revenue from international operations has primarily been denominated in United States dollars. The Company prices its products in United States dollars and over 90% of the Company's sales in the years ended December 31, 1995 and January 31, 1997 and in the quarter ended April 30, 1997 were denominated in United States dollars, with the remainder in ten different currencies. The Company expects that a growing percentage of its business will be conducted in currencies other than the United States dollar. The Company also incurs a significant portion of its expenses in currencies other than the United States dollar, including a substantial portion of its general and administrative expenses. As a result, fluctuations in the values of the respective currencies relative to the other currencies in which the Company generates revenue could materially adversely affect its business, operating results and financial condition. While the Company may in the future change its pricing practices, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of the Company's reported results of operations. In the fiscal year ended January 31, 1997, the Company realized $407,000 in foreign currency transaction gains, compared to losses of $477,000 and $343,000 in the fiscal years ended December 31, 1995 and 1994, respectively. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions and has limited resources to cover its currency exposure. The Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CONTROL BY PRINCIPAL STOCKHOLDERS

    Upon completion of the Offering, Pamela and Karl Lopker will jointly beneficially own 67% of the Company's outstanding Common Stock (65% if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full). Current directors and executive officers as a group will own approximately 71% of the Common Stock following consummation of the Offering (assuming no exercise of the U.S. Underwriters' and the Managers' over-allotment option). Consequently, the directors and executive officers, and the Lopkers in particular, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and will effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. Although the Company anticipates increasing the number of members on its Board of Directors from three to five members within 90 days of the consummation of the Offering, the Lopkers will nonetheless constitute two of the directors and will therefore have significant influence in directing the actions of the Board of Directors. See "Management" and "Principal Stockholders."

PRODUCT LIABILITY

    While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. The Company has product liability insurance, but the Company currently does not have errors and omissions coverage, and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. A successful product liability or errors or omissions claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

NO PRIOR MARKET FOR THE COMMON STOCK; VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the representatives of the U.S. Underwriters and the Managers, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    The market price of the Common Stock after the Offering may be significantly affected by factors such as quarterly fluctuations in the Company's results of operations, demand for the Company's products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the company's software products and products that operate with the Company's products, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing the Company's products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's software products and products that operate with the Company's products, changes in the method of product distribution (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by the Company, customer cancellation of major planned software development programs, general economic factors and other factors, many of which are beyond the Company's control. In future quarters the Company's operating results may be below expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation (the "Certificate of Incorporation"), and Bylaws (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions which authorize the issuance of "blank check" preferred stock, provide for a Board of Directors with staggered three-year terms, require super-majority voting to effect certain amendments to the Certificate of Incorporation and Bylaws, limit the persons who may call special meetings of stockholders, and establish advance notice requirements for stockholder nominations for election to the Board of Directors or for stockholder proposals of business to be considered at stockholders meetings. Certain provisions of Delaware law may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. See "Description of Capital Stock--Certain Anti-Takeover, Limited Liability and Indemnification Provisions."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF THE
  COMMON STOCK

    Sales of a substantial number of shares of Common Stock after the Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have outstanding 28,274,234 shares of Common Stock (29,136,734 shares if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full), assuming no exercise of options outstanding as of April 30, 1997. Of these shares, the 5,750,000 shares offered hereby (6,612,500 shares if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Act ("Rule 144"). The remaining 22,524,234 shares of Common Stock outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144.


    The directors, executive officers and certain other stockholders of the Company holding an aggregate of 20,416,172 outstanding shares of Common Stock and options to purchase 967,000 shares of Common Stock, have agreed pursuant to Lock-Up Agreements that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances. The representatives of the Underwriters have informed the Company that the Underwriters have no current intention to release shares from the Lock-Up Agreements prior to expiration of the 180-day term of such agreements. Any request for release would be evaluated by the representatives of the Underwriters, and the decision whether or not to permit early release of stock would be made dependent upon the facts and circumstances existing at the time of the request. Beginning upon expiration of the Lock-Up Agreements, such shares will be eligible for sale pursuant to Rule 144 or Rule 701 under the Act ("Rule 701") subject to the provisions of such rules and continued vesting. The remaining 2,108,062 outstanding shares of Common Stock and options to purchase 94,000 shares of Common Stock are not subject to Lock-Up Agreements and will become eligible for sale upon completion of the Offering, subject to the provisions of Rule 144, Rule 701 and continued vesting. Approximately 714,596 shares of Common Stock and 35,000 shares of Common Stock subject to exercisable options will be eligible for immediate sale in the public market as of the date of this Prospectus (the "Effective Date"), none of which shares will be subject to volume and certain other restriction under Rule 144. An additional 1,357,480 outstanding shares of Common Stock will be eligible for sale in the public market 90 days after the Effective Date, of which 1,194,254 outstanding shares will not be subject to volume and certain other restrictions under Rules 144 and 701. Approximately 20,274,202 shares of Common Stock and 813,666 shares of Common Stock subject to exercisable options will become eligible for sale in the public market 180 days after the Effective Date upon expiration of the Lock-Up Agreements, subject to volume and certain other restrictions of Rule 144. See "Shares Eligible for Future Sale."


NO SPECIFIC PLAN FOR PROCEEDS OF THE OFFERING

    The Company has no current specific plans for a significant amount of the net proceeds of the Offering. The principal purposes of the Offering are to provide increased visibility of the Company in a marketplace where many of its competitors are publicly held companies, to create a public market for the Common Stock, to increase the Company's equity capital, to facilitate future access by the Company to public equity market, to repay indebtedness and to fund capital and other investments as well as potential investments and acquisitions. The Company's management will have the discretion to allocate the proceeds of the Offering to uses that the Company's stockholders may not deem desirable. See "Use of Proceeds."

NO DIVIDENDS

    The Company has not paid any cash dividends on its shares of capital stock to date. The Company's bank credit agreement also presently prohibits the payment of dividends on the Company's Common Stock. The Company currently anticipates that it will retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."


BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS



    The Offering will provide substantial benefits to current equity stockholders of the Company. Consummation of the Offering is expected to create a public market for the Common Stock held by the Company's current stockholders, including directors and executive officers of the Company. Current stockholders (including the Company's directors and executive officers) and the Company's directors and executive officers paid an aggregate of approximately $6.6 million and $162,000, respectively, for an aggregate of approximately 22,524,234 shares and 19,972,846 shares, respectively, of Common Stock. The Offering will result in gross unrealized gain to such stockholders and directors and executive officers in the aggregate of approximately $282 million and $259 million, respectively, at an assumed public offering price of $13.00 per share.


IMMEDIATE SUBSTANTIAL DILUTION


    The initial public offering price is expected to be substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in the Offering will incur immediate substantial dilution in net tangible book value of $10.22 per share. In addition, the Company has issued options to acquire Common Stock at prices significantly below the initial public offering price. To the extent such outstanding options are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

    Based on an assumed initial public offering price of $13.00 per share, the Company will receive net proceeds in the amount of approximately $67.7 million from the sale of shares of Common Stock to be sold by the Company pursuant to the Offering (approximately $78.1 million if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company.

    The principal purposes of the Offering are to provide increased visibility of the Company in a marketplace where many of its competitors are publicly held companies, to create a public market for the Common Stock, to increase the Company's equity capital, to facilitate future access by the Company to public equity markets and to repay indebtedness and fund potential investments and acquisitions.

    The Company currently intends to use the net proceeds of the Offering to repay all of its borrowings outstanding under the Company's revolving credit agreement (which totaled approximately $16.0 million at April 30, 1997) and all of its other indebtedness (which totaled approximately $3.5 million at April 30, 1997), to fund approximately $10.0 million in capital expenditures, to fund $2.0 million in connection with the Company's option to acquire a significant equity interest in a private technology development company and in which the Company has an existing equity investment, and for working capital and general corporate purposes. The Company may also apply a portion of the net proceeds of the Offering to construct facilities and to acquire or invest in other businesses, products and technologies that are complementary to those of the Company. Although, except as described above, the Company has not identified any specific businesses, products or technologies that it may acquire or invest in, nor are there any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors.

    The Company is restricted by the terms of its outstanding debt and financing agreements from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements that restrict the payment of cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 4 of the Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 1997 and such capitalization as adjusted to give effect to the sale by the Company of 5,750,000 shares of Common Stock in the Offering at an assumed initial public offering price of $13.00 per share (after deducting estimated underwriting discounts and commissions and offering expenses) and the application of net proceeds of the Offering to the Company.

                                                                            APRIL 30, 1997
                                                                        ----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                        ---------  -----------
                                                                        (IN THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)
Notes payable and current installments of long-term debt (1)..........  $  15,143   $      --
Long-term debt, less current installments (1).........................      4,320          --
                                                                        ---------  -----------
    Total debt........................................................     19,463          --
                                                                        ---------  -----------

Stockholders' equity:
  Preferred Stock, no par value, actual; par value $0.001 per share, as adjusted; 5,000,000 shares authorized, none issued and
    outstanding.......................................................         --          --
  Common Stock, no par value, actual; par value $0.001 per share, as adjusted; 150,000,000 shares authorized; 22,524,234 shares issued and outstanding, actual; and 28,274,234 shares issued and
    outstanding, as adjusted (2)......................................      6,554          28
  Additional paid-in capital..........................................         --      74,243
  Retained earnings...................................................      8,099       8,099
  Receivable from stockholders........................................       (642)       (642)
  Unearned compensation--restricted stock.............................     (2,255)     (2,255)
  Cumulative foreign currency translation adjustment..................       (804)       (804)
                                                                        ---------  -----------
    Total stockholders' equity........................................     10,952      78,669
                                                                        ---------  -----------
      Total capitalization............................................  $  30,415   $  78,669
                                                                        ---------  -----------
                                                                        ---------  -----------

------------------------

(1) See Note 4 of Notes to Consolidated Financial Statements.


(2) Excludes 1,061,000 shares of Common Stock issuable upon exercise of options outstanding as of April 30, 1997 with exercise prices ranging from $0.12 to $13.00 per share and with a weighted average exercise price of $2.73 per share. In May 1997, the Company adopted the QAD Inc. 1997 Stock Incentive Program pursuant to which 4,000,000 shares of Common Stock are reserved for issuance thereunder. See "Management--Executive Compensation," "Description of Capital Stock" and Note 10 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book value of the Company at April 30, 1997 was $11.0 million, or $0.49 per share of Common Stock. Net tangible book value represents the amount of total tangible assets of the Company (total assets less goodwill, trademarks and copyrights and other intangible assets) reduced by the amount of its total liabilities. After giving effect to the Company's sale of 5,750,000 shares of Common Stock in the Offering at an assumed initial public offering price of $13.00 per share (assuming no exercise of the Underwriters' and Managers' over-allotment option and after deducting the underwriting discount and estimated offering expenses payable by the Company), the Company's pro forma net tangible book value at April 30, 1997 would have been $78.7 million, or $2.78 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.29 per share to the Company's existing stockholders and an immediate dilution in net tangible book value of $10.22 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates the per share dilution in net tangible book value to new investors:

Assumed initial public offering price per share......................             $   13.00
  Net tangible book value per share at April 30, 1997................  $    0.49
  Increase in net tangible book value per share attributable to new
  investors..........................................................       2.29
                                                                       ---------
Pro forma net tangible book value per share after the Offering.......                  2.78
                                                                                  ---------
Dilution per share to new investors..................................             $   10.22
                                                                                  ---------
                                                                                  ---------

    The following table sets forth on an as adjusted basis as of April 30, 1997, the differences in the number of shares of stock purchased, the consideration paid and the average price per share paid to the Company by the existing stockholders and by investors purchasing shares of Common Stock in the Offering at an assumed initial public offering price of $13.00 per share (assuming no exercise of the U.S. Underwriters' and Managers' over-allotment option and before deducting the underwriting discount and estimated offering expenses):


                                                             STOCK PURCHASED            TOTAL CONSIDERATION        AVERAGE
                                                       ---------------------------  ---------------------------     PRICE
                                                          NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                                       -------------  ------------  -------------  ------------  -----------
Existing stockholders................................     22,524,234          80%   $   6,554,000           8%    $    0.29
New investors........................................      5,750,000          20       74,750,000          92         13.00
                                                       -------------         ---    -------------         ---
    Total............................................     28,274,234         100%   $  81,304,000         100%
                                                       -------------         ---    -------------         ---
                                                       -------------         ---    -------------         ---



    The preceding table assumes no exercise of any stock options outstanding as of April 30, 1997. As of April 30, 1997, there were options outstanding to purchase a total of 1,061,000 shares of Common Stock with exercise prices ranging from $0.12 to $13.00 per share and with a weighted average exercise price of $2.73 per share. If all options outstanding as of April 30, 1997 had been exercised as of such date, the dilution per share to new investors in the Offering would be $10.12. In May 1997, the Company adopted the QAD Inc. 1997 Stock Incentive Program pursuant to which 4,000,000 shares of Common Stock were reserved for issuance thereunder. As of the date of this Prospectus, no stock options had been granted or shares issued under the Program. To the extent that options are granted and subsequently exercised or shares are issued under the Program, new investors may experience further dilution. See Note 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus. The statement of income data for the fiscal years ended December 31, 1994 and 1995 and January 31, 1997 and the balance sheet data at January 31, 1996 and 1997 are derived from the Consolidated Financial Statements included elsewhere in this Prospectus which have been audited by KPMG Peat Marwick LLP, independent auditors. The statement of income data for the fiscal years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993, 1994 and 1995 are derived from financial statements not included herein which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected financial data for the three months ended April 30, 1996 and 1997 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended April 30, 1997 are not necessarily indicative of results to be expected for the year or for any future period.


                                                                                YEAR ENDED
                                                              -----------------------------------------------
                                                                                                                  QUARTER ENDED
                                                                         DECEMBER 31,                               APRIL 30,
                                                              ----------------------------------  JANUARY 31,   -----------------
                                                               1992     1993     1994     1995       1997         1996     1997
                                                              -------  -------  -------  -------  -----------   --------  -------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenue:
  License fees..............................................  $15,408  $27,525  $48,665  $63,756    $85,753     $ 11,070  $19,149
  Maintenance and other.....................................   12,666   19,018   17,695   26,193     40,691        9,046   12,924
                                                              -------  -------  -------  -------  -----------   --------  -------
    Total revenues..........................................   28,074   46,543   66,360   89,949    126,444       20,116   32,073

Cost and expenses:
  Cost of revenues..........................................    6,643   11,125   18,944   23,599     29,158        6,863    8,462
  Sales and marketing.......................................   10,043   15,526   21,552   38,341     53,258       13,728   13,566
  Research and development..................................    2,344    4,025   10,618   17,037     25,623        5,921    6,171
  General and administrative................................    5,479    9,425   11,162   13,618     16,083        3,804    3,557
                                                              -------  -------  -------  -------  -----------   --------  -------
    Total cost and expenses.................................   24,509   40,101   62,276   92,595    124,122       30,316   31,756
                                                              -------  -------  -------  -------  -----------   --------  -------
Operating income (loss).....................................    3,565    6,442    4,084   (2,646)     2,322      (10,200)     317

Other (income) expense:
  Interest income...........................................      (21)      (9)     (34)     (38)       (52)       --         (48)
  Interest expense..........................................      111      232      462      825      1,657          429      435
  Other.....................................................      786      886      (99)      48       (797)        (146)    (803)
                                                              -------  -------  -------  -------  -----------   --------  -------
    Total other (income) expense............................      876    1,109      329      835        808          283     (416)
                                                              -------  -------  -------  -------  -----------   --------  -------
Income (loss) before income taxes...........................    2,689    5,333    3,755   (3,481)     1,514      (10,483)     733
Income tax expense (benefit)................................    1,100    1,860      877   (2,795)       514       (3,166)     173
                                                              -------  -------  -------  -------  -----------   --------  -------
Income before cumulative effect of
 change in accounting principle.............................    1,589    3,473    2,878     (686)     1,000       (7,317)     560
Cumulative effect of change in accounting principle.........    --         221    --       --        --            --       --
                                                              -------  -------  -------  -------  -----------   --------  -------
Net income (loss)...........................................  $ 1,589  $ 3,694  $ 2,878  $  (686)   $ 1,000     $ (7,317) $   560
                                                              -------  -------  -------  -------  -----------   --------  -------
                                                              -------  -------  -------  -------  -----------   --------  -------
Net income (loss) per share (1).............................  $  0.08  $  0.18  $  0.12  $ (0.03)   $  0.04     $  (0.33) $  0.02
Shares used in computing net income (loss) per share (1)....   20,788   20,788   23,887   21,889     23,534       22,167   24,015


                                                                         DECEMBER 31,                JANUARY 31,
                                                              ----------------------------------  -----------------  APRIL 30,
                                                               1992     1993     1994     1995     1996      1997      1997
                                                              -------  -------  -------  -------  -------  --------  ---------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   390  $ 1,413  $ 1,706  $ 1,519  $ 1,463  $    301   $ 1,306
Working capital (deficit)...................................    2,229    5,015    2,271   (2,814)  (5,850)   (6,609)  (12,216)
Total assets................................................   14,022   26,489   44,361   68,466   65,107    77,250    81,193
Notes payable and current installments of long-term debt....    1,588    2,630    4,767    9,610   11,694     8,465    15,143
Long-term debt, less current installments...................      571    1,380    4,677    7,341    7,097     5,036     4,320
Total stockholders' equity..................................    3,527    7,098   11,993   11,732    9,023    10,804    10,952

------------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THIS SECTION AS WELL AS THOSE UNDER THE CAPTION "RISK FACTORS" APPEARING ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. Effective February 1, 1996, the Company changed its financial reporting year end from December 31 to January 31. The Company's fiscal years ending on or prior to December 31, 1995 ended December 31. All references to "fiscal 1996" refer to the 12-month period ended January 31, 1997.

OVERVIEW


    Founded in 1979, the Company is a provider of ERP software for multinational and other large manufacturing companies. In 1986, the Company commercially released its open, client/server based ERP application, MFG/PRO software. Since that time, the Company has introduced several new generations of its MFG/PRO software, and has significantly expanded its operations. As of April 30, 1997, the Company had 700 employees, over 20 direct sales and support offices and 40 distributors worldwide, and approximately 1,880 customers in over 70 countries. Total revenues have grown rapidly in recent years, increasing from $28.1 million in 1992 to $126.4 million in fiscal 1996.


    The Company derives its revenue from license fees, maintenance contracts and other products and services. License fees are primarily derived from the licensing of the Company's MFG/PRO software. License fees also include fees received by the Company for licenses of third-party software sold in conjunction with MFG/PRO software. Maintenance and other revenue consists primarily of maintenance contracts and, to a lesser extent, revenue from consulting, training and other services. Maintenance contract revenue typically represents 15% of the software license list price (net of any distributor discounts) and is recognized ratably over the life of the contract, which is typically 12 months. The Company has made a strategic decision to rely increasingly on its network of third-party distribution and implementation alliances to provide hardware, consulting and implementation services. As a result, the Company's revenue related to license fees and maintenance contracts as a percentage of total revenues has increased from 72% in fiscal 1992 to 94% in fiscal 1996.

    License fees for the Company's products generally range from $50,000 to several million dollars, depending on the configuration of the products, the number of sites and the number of users. No single customer has accounted for greater than 10% of the Company's total revenues in any of the Company's last three fiscal years. However, it is not uncommon for QAD to conclude a multi-million dollar contract with a single customer, and the Company expects revenue from large individual licenses to increase as a percentage of total revenues.

    The sales cycle for the Company's products is typically four to 15 months. Like many enterprise software companies, the Company has experienced in the past and expects to continue to experience seasonal fluctuations in its operating results. The Company has generally realized lower total revenues (i) in July and August, due primarily to reduced economic activity in Europe during that period and (ii) to a lesser extent, in the first two months of the calendar year, due to a concentration of customers which purchase products in the fourth calendar quarter, and their resulting lower purchasing activity during the immediately following months. In addition, like many enterprise software companies, the Company also typically realizes a significant portion of its software license revenue in the last month of each quarter.

However, unlike a number of the Company's competitors, the Company does not derive material revenue from the provision of implementation services in connection with its license sales. As a result, the Company's revenue tends to be less predictable. Furthermore, as a private company, QAD has historically focused its efforts primarily on achieving annual financial results, with a significant percentage of the Company's sales force compensation based on the achievement of annual revenue goals. The Company believes that such practice has also contributed to the weighting of total revenues to the fourth calendar quarter.

    QAD has recently implemented changes designed to mitigate the seasonal and quarterly fluctuations in its operating results. Such changes include the hiring of additional financial personnel who are experienced in quarterly budgeting, including a new Chief Financial Officer and a Director of Financial Planning and Analysis, the changing of the Company's fiscal year end from December 31 to January 31 and the changing of the Company's planning systems to incorporate quarterly performance goals and quarterly forecasting procedures. Additionally, the Company is introducing quarterly financial incentives into its compensation system. There can be no assurance that such changes will alleviate the seasonal, quarterly or other fluctuations in the Company's financial results or that such changes will have a positive effect at all.


    During the year ended December 31, 1995, through the quarter ended April 30, 1997, the Company significantly increased its sales and marketing, service and support and research and development staffs. These increases resulted in substantial growth in the number of its full-time employees (from 521 at March 31, 1995, to 700 at April 30, 1997), the scope of its financial and operating systems and the geographic distribution of its direct sales and support operations (from 12 to 17 countries). These investments were incurred in connection with the Company's strategy to establish and maintain a leadership position as a global supplier of ERP solutions at the plant level as well as to enter new markets such as supply chain management software. QAD believes that such investments were essential in the development of the Company's products and operations. Such commitment of resources has had, and may continue to have, a significant impact on the Company's financial results, including annual and quarterly profitability.


    License fees revenue is recognized upon shipment of the software, provided there are no vendor obligations to be fulfilled and collectibility is probable within a 12-month period from date of shipment. Typically, the Company's software licenses do not include significant vendor obligations. Maintenance revenue for ongoing customer support and product updates is recognized ratably over the term of the maintenance period, which is typically 12 months. Other revenue is derived mainly from training, consulting and manual sales. Training and consulting revenue is recognized as the services are performed.

    The Company records revenue primarily in United States dollars. However, the Company has historically recorded local expenses in local currency. The Company's reporting currency is the United States dollar. Foreign currency transaction and translation gains and losses are recorded in accordance with Statement of Financial Accounting Standards No. 52. In fiscal 1996, the Company realized $407,000 in foreign currency transaction gains, compared to losses of $477,000 and $343,000 in fiscal 1995 and 1994, respectively. The Company has not previously undertaken hedging transactions to cover its currency exposure, but may implement programs to mitigate foreign currency exposure risk in the future as management deems appropriate. See "Risk Factors--Risks Associated With International Operations" and "--Exposure To Currency Fluctuations."

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenues represented by certain items reflected on the Company's Consolidated Statements of Income:


                                                                              YEAR ENDED
                                                               -----------------------------------------
                                                                                                               QUARTER ENDED
                                                                     DECEMBER 31,          JANUARY 31,           APRIL 30,
                                                               ------------------------  ---------------  ------------------------
                                                                  1994         1995           1997           1996         1997
                                                                  -----        -----     ---------------     -----        -----
Revenue:
  License fees...............................................          73%          71%            68%            55%          60%
  Maintenance and other......................................          27           29             32             45           40
                                                                      ---          ---            ---            ---          ---
    Total revenues...........................................         100%         100%           100%           100%         100%
                                                                      ---          ---            ---            ---          ---
                                                                      ---          ---            ---            ---          ---

Cost and expenses:
  Cost of revenues...........................................          29           26             23             34           27
  Sales and marketing........................................          32           43             42             68           42
  Research and development...................................          16           19             20             30           19
  General and administrative.................................          17           15             13             19           11
                                                                      ---          ---            ---            ---          ---
    Total cost and expenses..................................          94          103             98            151           99
                                                                      ---          ---            ---            ---          ---

Operating income (loss)......................................           6           (3)             2            (51)           1

Other (income) expense:
  Interest income............................................          (0)          (0)            (0)        --                0
  Interest expense...........................................           1            1              1              2            1
  Other......................................................          (0)           0             (0)            (1)          (3)
                                                                      ---          ---            ---            ---          ---
    Total other (income) expense.............................           1            1              1              1           (2)
                                                                      ---          ---            ---            ---          ---
Income (loss) before income taxes............................           5           (4)             1            (52)           3
Income tax expense (benefit).................................           1           (3)             0            (16)           1
                                                                      ---          ---            ---            ---          ---
Net income (loss)............................................           4%          (1)%            1%           (36)%          2%
                                                                      ---          ---            ---            ---          ---
                                                                      ---          ---            ---            ---          ---


INTERIM RESULTS FOR THE QUARTERS ENDED APRIL 30, 1997 AND 1996

    TOTAL REVENUES. Total revenues for the three months ended April 30, 1997 increased 59% to $32.1 million from $20.1 million in the same period in 1996. For the three months ended April 30, 1997, license fees as a percentage of total revenues increased to 60% as compared to 55% in the same period in 1996. The increase in total revenues was primarily due to growing acceptance of the Company's MFG/PRO software, continued market penetration into its targeted vertical markets and the Company's expansion into new geographical markets. The increase in license fees and the decline in maintenance and other revenue as a percentage of total revenues resulted primarily from increased license fee sales in the first quarter of 1997 as compared to the same period in 1996.


    COST OF REVENUES. Cost of revenues consists primarily of charges incurred from reselling third-party databases (and their associated maintenance contracts) which are required to run MFG/PRO software, support costs associated with MFG/PRO software maintenance contracts and the costs associated with the reproduction and delivery of the Company's software. During the three months ended April 30, 1997, cost of revenues increased 23% to $8.5 million from $6.9 million in the same period in 1996. For the three months ended April 30, 1997, cost of revenues as a percentage of total revenues decreased to 27% from 34% during the same period in 1996. The increase in dollar amount was primarily the result of costs associated with the growth in revenues of reselling third-party databases. The decrease in cost of revenues as a percentage of total revenues was primarily due to increased sales of MFG/PRO software licenses where the purchase of third-party tools and databases were deferred or where the licensee obtained licenses of third-party tools and databases directly from the third-party vendor.

    SALES AND MARKETING. Sales and marketing expense consists primarily of salaries and associated fringe benefits, travel and entertainment expenses and promotional and advertising costs. During the three months ended April 30, 1997, sales and marketing expense decreased 1% to $13.6 million from $13.7 million in the same period in 1996. For the three months ended April 30, 1997, sales and marketing expense as a percentage of total revenues decreased to 42% from 68% during the same period in 1996. The first quarter of 1996 included substantial expenses related to the Company's annual user conference, which did not occur during the same period in 1997. The decrease in sales and marketing expense as a percentage of total revenues was primarily due to the nonrecurring marketing infrastructure expenses that were made in the first quarter of fiscal 1996, the adjustment of sales and marketing expense made in the three months ended April 30, 1997 to better match anticipated revenue and the expenses related to the Company's annual user conference in the first quarter of fiscal 1996.



    RESEARCH AND DEVELOPMENT Research and development expense consists primarily of salaries and associated fringe benefits, related overhead expenses and amounts paid to consultants and third party developers to supplement the product development efforts of the Company's in-house staff. During the three months ended April 30, 1997, research and development expense increased 4% to $6.2 million from $5.9 million in the same period in 1996. In the first quarter of 1997, research and development expense as a percentage of total revenues decreased from 30% to 19% from the same period in 1996. The increase in research and development expense was primarily due to ongoing product enhancements. The decrease in research and development expense as a percentage of total revenues was primarily the result of a reduction in the utilization of third-party software developers. Such reduction in the use of third-party developers was accomplished through increased internal staffing within the research and development department.


    In accordance with Statement of Financial Accounting Standards No. 86, the Company expenses software development costs as they are incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result the Company has not capitalized any material amount of software development costs.


    GENERAL AND ADMINISTRATIVE. During the three months ended April 30, 1997, general and administrative expense decreased 6% to $3.6 million from $3.8 million in the same period in 1996. During the three months ended April 30, 1997, general and administrative expense as a percentage of total revenues decreased to 11% from 19% during the same period in 1996. The decreases in general and administrative expense in both dollar amount and as a percentage of total revenues were primarily the result of the adjustment of general and administrative expense to better match anticipated revenue. The Company anticipates increases in general and administrative expense in the future.


    TOTAL OTHER (INCOME) EXPENSE. Total other (income) expense is composed primarily of interest expense, interest income and foreign exchange gains and losses as well as other miscellaneous income and expense. During the three months ended April 30, 1997, other (income) expense increased to $(416,000) from $283,000 in the same period in 1996. This increase was primarily the result of increased foreign currency transaction gains and miscellaneous rental income.

FISCAL YEARS 1996, 1995 AND 1994

    TOTAL REVENUES. Total revenues increased 41% to $126.4 million in fiscal 1996 from $89.9 million in fiscal 1995, and increased 36% in fiscal 1995 from $66.4 million in fiscal 1994. License fees as a percentage of total revenues decreased to 68% in fiscal 1996 from 71% in fiscal 1995 and 73% in fiscal 1994. The dollar increases in total revenues were primarily due to growing acceptance of the Company's MFG/PRO software, continued market penetration into its targeted vertical markets and the Company's expansion into new geographical markets. The decreases in license fees and increases in maintenance and other revenue as a percentage of total revenues were primarily a result of increased maintenance renewals.


    COST OF REVENUES. Cost of revenues increased 24% to $29.2 million in fiscal 1996 from $23.6 million in fiscal 1995, and increased 25% in fiscal 1995 from $18.9 million in fiscal 1994. Cost of revenues as a percentage of total revenues decreased to 23% in fiscal 1996 from 26% in fiscal 1995 and 29% in fiscal 1994. The increase in dollar amount was primarily the result of costs associated with the year over year growth in revenues of reselling third-party databases. The decrease in cost of revenues as a percentage of total revenues was primarily due to increased sales of MFG/PRO software licenses where the purchase of third-party tools and databases were deferred or where the licensee obtained licenses of third-party tools and databases directly from the third-party vendor.



    SALES AND MARKETING. Sales and marketing expense increased 39% to $53.3 million in fiscal 1996 from $38.3 million in fiscal 1995, and increased 78% in fiscal 1995 from $21.5 million in fiscal 1994. Sales and marketing expense as a percentage of total revenues decreased to 42% in fiscal 1996 from 43% in fiscal 1995 and 32% in fiscal 1994. The dollar increases as well as the increase as a percentage of total revenues were primarily due to the expansion of the Company's global sales force, opening and supporting global sales offices and increasing marketing expense to promote the Company's name and products. The expansion was initiated in fiscal 1995 and continued into fiscal 1996.



    RESEARCH AND DEVELOPMENT. Research and development expense increased 50% to $25.6 million in fiscal 1996 from $17.0 million in fiscal 1995, and increased 60% in fiscal 1995 from $10.6 million in fiscal 1994. Research and development expense as a percentage of total revenues increased to 20% in fiscal 1996 from 19% in fiscal 1995 and 16% in fiscal 1994. The increases in research and development expense both in dollar amount and as a percentage of total revenues were primarily due to ongoing enhancements to MFG/PRO software, including the ongoing migration of MFG/PRO software to object-oriented technology. In addition, the increases were due to increased staffing of, and associated support for, product engineers in connection with efforts to develop On/Q, the Company's new supply chain management software which the Company expects to be commercially available in the second half of fiscal 1998, and Qwizard, a computer-based interactive training tool which became commercially available in May 1997.



    GENERAL AND ADMINISTRATIVE. General and administrative expense increased 18% to $16.1 million in fiscal 1996 from $13.6 million in fiscal 1995, and increased 22% in fiscal 1995 from $11.2 million in fiscal 1994. General and administrative expense as a percentage of total revenues decreased to 13% in fiscal 1996 from 15% in fiscal 1995 and 17% in fiscal 1994. The dollar increases in general and administrative expense were primarily the result of costs associated with the expansion of the Company's administrative infrastructure to support increases in the Company's total revenues. In addition, the Company recognized compensation expense of $648,000 and $2.4 million in fiscal 1996 and fiscal 1995, respectively, in connection with the repurchase of stock held by employees upon their departure from the Company. The Company does not intend to make such repurchases following completion of the Offering. The decrease in general and administrative expense as a percentage of total revenues resulted from total revenues growing faster than general and administrative expense. See
Note 10 of Notes to Consolidated Financial Statements.


    TOTAL OTHER (INCOME) EXPENSE. Total other (income) expense decreased 3% to $808,000 in fiscal 1996 from $835,000 in fiscal 1995, and increased 154% in fiscal 1995 from $329,000 in fiscal 1994. The decrease in fiscal 1996 was primarily the result of foreign currency transaction gains and miscellaneous rental income offset by increased interest expense. The increase in fiscal 1995 was the result of increased interest expense.

    INCOME TAX EXPENSE (BENEFIT). The Company recorded income tax expense (benefit) of $514,000, $(2.8) million and $877,000 in fiscal 1996, 1995 and
1994, respectively. The Company's effective income tax rates were 34% and 23 % in fiscal 1996 and 1994, respectively. The Company's effective income tax rate historically has benefitted from the United States research and development tax credit and tax benefits generated from export sales made from the United States. The tax benefit recorded in 1995 relates primarily to loss carrybacks and carryforwards associated with the Company's entry into new foreign taxing jurisdictions and anticipated future taxable income to be earned in such jurisdictions. The Company has available tax benefits associated with net operating loss carryforwards of foreign subsidiaries aggregating $5.1 million at January 31, 1997. See Note 6 of the Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth a summary of the Company's unaudited quarterly results for the nine quarters ended April 30, 1997, together with the percentage of total revenues represented by such results. This information has been derived from the Company's unaudited quarterly consolidated financial statements. In management's opinion, these quarterly results have been prepared on a basis consistent with the audited Consolidated Financial Statements and the Notes thereto contained elsewhere herein, and include all adjustments (constituting only normal recurring adjustments), which the Company considers necessary for a fair presentation of the information. The operating results for any certain quarter are not necessarily indicative of results for any future period.

                                                                           QUARTER ENDED
                                            ----------------------------------------------------------------------------
                                             APRIL 30,    JULY 31,     OCT. 31,     JAN. 31,     APRIL 30,    JULY 31,
                                               1995         1995         1995         1996         1996         1996
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                                                           (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue:
  License fees............................   $   9,025    $  19,181    $  12,306    $  21,271    $  11,070    $  23,151
  Maintenance and other...................       5,519        6,026        7,393        8,298        9,046       10,404
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues........................      14,544       25,207       19,699       29,569       20,116       33,555

Cost and expenses:
  Cost of revenues........................       5,145        6,021        6,066        6,779        6,863        7,177
  Sales and marketing.....................       7,764        9,827        9,702       12,596       13,728       12,430
  Research and development................       3,906        3,847        4,593        5,338        5,921        5,438
  General and administrative..............       2,448        2,957        2,495        5,753        3,804        3,047
                                            -----------  -----------  -----------  -----------  -----------  -----------

    Total cost and expenses...............      19,263       22,652       22,856       30,466       30,316       28,092
                                            -----------  -----------  -----------  -----------  -----------  -----------

Operating income (loss)...................      (4,719)       2,555       (3,157)        (897)     (10,200)       5,463

Other (income) expense:
  Interest income.........................         (14)         (18)           6           (8)          --           (8)
  Interest expense........................         158          263          149          339          429          479
  Other...................................        (333)         126         (107)         262         (146)         (75)
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total other (income) expense..........        (189)         371           48          593          283          396
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes.........      (4,530)       2,184       (3,205)      (1,490)     (10,483)       5,067
Income tax expense (benefit)..............      (2,496)       1,203       (1,766)        (821)      (3,166)       1,554
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).........................   $  (2,034)   $     981    $  (1,439)   $    (669)   $  (7,317)   $   3,513
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenue:
  License fees............................          62%          76%          62%          72%          55%          69%
  Maintenance and other...................          38           24           38           28           45           31
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues........................         100%         100%         100%         100%         100%         100%
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------

Cost and expenses:
  Cost of revenues........................          35           24           31           23           34           22
  Sales and marketing.....................          53           39           49           43           68           37
  Research and development................          27           15           23           18           30           16
  General and administrative..............          17           12           13           19           19            9
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total cost and expenses...............         132           90          116          103          151           84

Operating income (loss)...................         (32)          10          (16)          (3)         (51)          16

Other (income) expense:
  Interest income.........................          (0)          (0)           0           (0)          --           (0)
  Interest expense........................           1            1            1            1            2            1
  Other...................................          (2)           0           (1)           1           (1)          (0)
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total other (income) expense..........          (1)           1            0            2            1            1
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes.........         (31)           9          (16)          (5)         (52)          15
Income tax expense (benefit)..............         (17)           5           (9)          (3)         (16)           5
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).........................         (14)%          4%          (7)%         (2)%        (36)%         10%
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------


                                             OCT. 31,     JAN. 31,     APRIL 30,
                                               1996         1997         1997
                                            -----------  -----------  -----------

STATEMENT OF INCOME DATA:
Revenue:
  License fees............................   $  13,915    $  37,617    $  19,149
  Maintenance and other...................       9,891       11,350       12,924
                                            -----------  -----------  -----------
    Total revenues........................      23,806       48,967       32,073
Cost and expenses:
  Cost of revenues........................       6,341        8,777        8,462
  Sales and marketing.....................      11,210       15,890       13,566
  Research and development................       6,096        8,168        6,171
  General and administrative..............       3,784        5,448        3,557
                                            -----------  -----------  -----------
    Total cost and expenses...............      27,431       38,283       31,756
                                            -----------  -----------  -----------
Operating income (loss)...................      (3,625)      10,684          317
Other (income) expense:
  Interest income.........................         (21)         (23)         (48)
  Interest expense........................         396          353          435
  Other...................................          25         (601)        (803)
                                            -----------  -----------  -----------
    Total other (income) expense..........         400         (271)        (416)
                                            -----------  -----------  -----------
Income (loss) before income taxes.........      (4,025)      10,955          733
Income tax expense (benefit)..............      (1,235)       3,361          173
                                            -----------  -----------  -----------
Net income (loss).........................   $  (2,790)   $   7,594    $     560
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenue:
  License fees............................          58%          77%          60%
  Maintenance and other...................          42           23           40
                                            -----------  -----------  -----------
    Total revenues........................         100%         100%         100%
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------
Cost and expenses:
  Cost of revenues........................          27           18           27
  Sales and marketing.....................          47           32           42
  Research and development................          25           17           19
  General and administrative..............          16           11           11
                                            -----------  -----------  -----------
    Total cost and expenses...............         115           78           99
Operating income (loss)...................         (15)          22            1
Other (income) expense:
  Interest income.........................          (0)          (0)          (0)
  Interest expense........................           2            1            1
  Other...................................           0           (1)          (3)
                                            -----------  -----------  -----------
    Total other (income) expense..........           2            0           (2)
                                            -----------  -----------  -----------
Income (loss) before income taxes.........         (17)          22            3
Income tax expense (benefit)..............          (5)           7            1
                                            -----------  -----------  -----------
Net income (loss).........................         (12)%         15%           2%
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------

    The Company's quarterly revenue, expenses and operating results have varied significantly in the past, and the Company anticipates that such fluctuations will continue in the future as a result of a number of factors, many of which are outside the Company's control. The factors affecting these fluctuations include demand for the Company's products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the Company's software products and products that operate with the Company's products, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing the Company's products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's software products and products that operate with the Company's products, changes in the method of product distribution (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by the Company, customer cancellation of major planned software development programs and general economic factors.

    A significant portion of the Company's revenue in any quarter may be derived from a limited number of large, non-recurring license sales. For example, revenue from four customers represented approximately 22% of license fees in the quarter ended April 30, 1997. The Company expects to continue to experience from time to time large, individual license sales which may cause significant variations in quarterly license fees. The Company also believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on the Company's revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's products.

    The Company has also historically recognized a substantial portion of its revenue from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in, or at the end of, a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter and on sales by the Company's distributors and other resellers. Sales derived through indirect channels are harder to predict and may have lower profit margins than direct sales.

    The Company has generally realized lower revenue (i) in July and August, due primarily to reduced economic activity in Europe in the summer months; and (ii) to a lesser extent, in the first two months of the calendar year, due to the concentration by some customers of purchases in the fourth quarter of the calendar year, and their consequently lower purchasing activity during the immediately following months. In addition, like many software companies, the Company typically realizes a significant portion of its software license revenue in the last month of the quarter and in the last quarter of the year. However, unlike a number of the Company's competitors, the Company does not derive material revenue from the provision of services in connection with its license sales. As a result, a greater proportion of the Company's revenue tends to be less predictable and to occur later in the quarter and in the year than the revenue of competitors who provide such services.

    The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenue. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenue, and operating results would be immediately and adversely affected and losses could occur.

    Based upon the factors described above, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenue has generally increased in recent periods, there can be no assurance that the Company's revenue will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. The Company has in the past experienced and may in the future experience quarterly losses.

    QAD has recently implemented changes designed to mitigate the seasonal and quarterly fluctuations in its operating results. Such changes include the hiring of additional financial personnel including a new Chief Financial Officer and a Director of Financial Planning and Analysis, the changing of the Company's fiscal year end from December 31 to January 31 and the changing of the Company's planning systems to incorporate quarterly performance goals and quarterly forecasting procedures. Additionally, the Company is introducing quarterly financial incentives into its compensation system. There can be no assurance that such changes will alleviate the seasonal, quarterly or other fluctuations in the Company's financial results or that such changes will have a positive effect at all. See "Risk Factors--Seasonality of Operating Results."

    TOTAL REVENUES. Total revenues increased in each of the five quarters ended April 30, 1997 as compared to the corresponding quarters in the prior year. License fees as a percentage of total revenues have fluctuated between 55% and 77% for the nine quarters ended April 30, 1997. The dollar increases in total revenues were primarily due to growing market acceptance of the Company's MFG/PRO software and continued market penetration into its targeted vertical markets as well as expansion into new geographic markets. The fluctuations in license fees as a percentage of total revenues were primarily a result of significant variations in license fees from quarter to quarter, although maintenance and other revenue has generally increased from quarter to quarter. There can be no assurance that revenue will continue to grow in future periods at historical rates or at all, or that the Company will remain profitable.


    COST OF REVENUES. Cost of revenues generally increased in dollar amount for the nine quarters ended April 30, 1997. Cost of revenues as a percentage of total revenues fluctuated between 18% and 35% for the nine quarters ended April 30, 1997. The dollar increases in cost of revenues were primarily due to the costs associated with increased sales of the Company's MFG/PRO software. The fluctuations in cost of revenues as a percentage of total revenues were primarily a result of fluctuations in sales of MFG/PRO software licenses and where the purchase of third-party databases and associated maintenance contracts were deferred or obtained directly from the vendor.


    SALES AND MARKETING. Sales and marketing expense generally increased for the nine quarters ended April 30, 1997. Sales and marketing expense fluctuated between 32% and 68% of total revenues for the nine quarters ended April 30, 1997. Sales and marketing expense generally increased in dollar amount during the nine quarters ended April 30, 1997 primarily as a result of expansion of the Company's sales and marketing group to better promote and sell MFG/PRO software. Historically, sales and marketing expense generally has been highest in dollar amount in the fourth quarter as certain costs such as travel and entertainment and commissions are incurred in connection with increased sales efforts and closing of sales at year end. In the quarter ended July 31, 1996, the Company adjusted sales and marketing costs to better match expense to anticipated revenue. Fluctuations in sales and marketing expense as a percentage of total revenues were primarily due to quarterly fluctuations in the Company's license fees. The Company expects to increase sales and marketing staffing levels and to incur associated costs in future periods.

    RESEARCH AND DEVELOPMENT. Research and development expense generally increased in dollar amount for the nine quarters ended April 30, 1997. Research and development expense fluctuated between 15% and 30% of total revenues for the nine quarters ended April 30, 1997. The increases in dollar amount for research and development expense have resulted primarily from increased staffing of, and associated support for, product engineers in connection with efforts to develop On/Q, the Company's new supply chain management software which the Company expects to be commercially available in the second half of fiscal 1998, and Qwizard, a computer-based interactive training tool which became commercially available in May 1997. The increase in dollar amount in the quarter ended January 31, 1997 was primarily due to expenses associated with the release of the most recent version of MFG/PRO software, including a substantial increase in the use of third-party developers in connection therewith. The Company's research and development expense has been budgeted according to annual revenue expectations as well as the Company's development schedule for new products and updates to MFG/PRO software. As a result, research and development expense as a percentage of total revenues has varied significantly during the nine quarters ended April 30, 1997 due to fluctuations in total revenues.



    GENERAL AND ADMINISTRATIVE. General and administrative expense has fluctuated between 9% and 19% of total revenues for the nine quarters ended April 30, 1997. The variations in general and administrative expense as a percentage of total revenues were primarily due to variations in the quarter to quarter total revenues and the fixed nature of certain components of the Company's general and administrative expense. General and administrative expense increased from $2.4 million in the quarter ended April 30, 1995 to $5.8 million in the quarter ended January 31, 1996, primarily as a result of expansion of the Company's administrative and information technology infrastructure in conjunction with the expansion of the Company's operations. In addition, in the quarters ended January 31, 1997 and 1996 general and administrative expense increased due to compensation expense of $648,000 and $2.4 million, respectively, in connection with the repurchase of stock held by employees upon their departure from the Company. The Company does not intend to make such repurchases following completion of the Offering. See Note 10 of "Notes to Consolidated Financial Statements." In the quarter ended July 31, 1996, the Company adjusted costs, including restructuring compensation, to better match expenses to anticipated revenue. In the quarter ended January 31, 1997, certain sales targets were met and general and administrative expense increased, largely due to the restructuring of the compensation plan.


    TOTAL OTHER (INCOME) EXPENSE. Total other (income) expense fluctuated in dollar amount for the nine quarters ended April 30, 1997. Total other (income) expense fluctuated between (2)% and 2% of total revenues for the nine quarters ended April 30, 1997. The quarterly fluctuations in the dollar amount of total other (income) expense were primarily related to varied amounts of debt borrowings and the related interest expense. In addition, in each of the quarters ended January 31, 1997 and April 30, 1997, the Company experienced foreign currency transaction gains and miscellaneous rental income.

FISCAL YEAR TRANSITION PERIOD

    As a result of the change in the Company's fiscal year end in 1996, the Company is disclosing interim financial results for the one-month period ended January 31, 1996. Total revenues, total cost and expenses, total other (income) expense and net income (loss) were $3.5 million, $7.3 million, $65,000 and $(2.9) million, respectively, for the one-month period. During that month, the Company experienced normal monthly operational costs including planned increases in headcount for the coming year. The net loss for this period reflects these planned increases in conjunction with seasonally low revenue in the month of January.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed its operations and met its capital expenditure requirements through cash flows from operations and short- and long-term borrowings. At April 30, 1997, the Company had $1.3 million of cash. Cash flows provided by (used in) operating activities were $(2.1) million, $6.7 million, $4.3 million and $4.3 million in the three months ended April 30, 1997, and fiscal 1996, 1995 and 1994, respectively. Cash used in investing activities was primarily related to the purchase of computer equipment, office furniture and real estate and aggregated $2.4 million, $3.4 million, $9.5 million and $9.8 million in the three months ended April 30, 1997, and fiscal 1996, 1995 and 1994, respectively. Cash flows from financing activities in the three months ended April 30, 1997, and fiscal 1996, 1995 and 1994 were primarily related to net proceeds from (used in) borrowings and proceeds from the sale of stock to employees and totaled $5.5 million, $(4.5) million, $5.0 million and $5.8 million, respectively. At April 30, 1997, the Company did not have any material commitments for capital expenditures.


    At April 30, 1997, the Company had a working capital deficit of $12.2 million. Accounts receivable, net of allowance for doubtful accounts, decreased to $43.8 million at April 30, 1997 from $46.7 million at January 31, 1997. The Company's accounts receivable days' sales outstanding ("DSO"), calculated on a quarterly basis (for quarters ending on April 30, July 31, October 31, and January 31), has ranged from 134 days to 66 days over the last three years and has demonstrated seasonal fluctuations. During each of those years, DSO peaked in the quarter ended April 30 and (except for fiscal 1995) improved significantly during the middle two quarters. The Company believes that the days' sales outstanding are higher than desired and the Company is focusing on its credit and collection processes to improve cash flows and working capital. These efforts include a recruiting effort for a new credit and collections manager, along with a complete review of credit policies and collection procedures. If the Company is unsuccessful in reducing the day's sales outstanding through such efforts, continued high days' sales outstanding could impair the Company's cash position. Total deferred revenue increased to $30.2 million at April 30, 1997 from $29.1 million at January 31, 1997 primarily as a result of increased billings of maintenance agreements.



    The Company has a revolving credit agreement which expires on July 31, 1998, subject to automatic successive one-year extensions if not terminated by the Company or the lender 90 days prior to the expiration date. The maximum available amount of borrowings under the revolving credit agreement is equal to the lesser of $20 million or the sum of a percentage of the Company's accounts receivable, $4 million of which may be used only for loans secured by real estate owned by the Company. The total amount of available borrowings under the revolving credit agreement at April 30, 1997 was approximately $20 million. Borrowings under the revolving credit agreement bear interest, calculated monthly, at an annual rate equal to the highest LIBOR rate in effect during the month plus 4.875% but in no event less than 8%. Minimum monthly interest charges are $20,000 (resulting in a rate of 10.565% at April 30, 1997). At April 30, 1997, the Company had approximately $14.7 million of borrowings outstanding under the revolving credit agreement. The Company's revolving credit agreement is collateralized by a security interest in substantially all of the Company's assets. At April 30, 1997, the Company also had outstanding borrowings of $4.8 million under additional term loan agreements and capital leases with other various credit institutions, which included approximately $3.1 million with maturities of one year or less, at interest rates of approximately 9.79% per annum. These term loans and capitalized leases are secured primarily by property and equipment. Amounts outstanding under these additional credit agreements are scheduled to be paid in monthly installments over varying maturities through July 2002. Borrowings under the credit facility during the past 12 months were used for general corporate purposes. The Company intends to repay all the outstanding balances under the revolving credit agreement, the term loan agreements and capital leases with the proceeds of the Offering, although it intends to retain its revolving credit facility for future use. The revolving credit agreement also limits the Company's ability to incur additional indebtedness outside the ordinary course of business without the prior written consent of the lender. The revolving credit agreement includes a number of other restrictions, including the following: (i) restrictions on granting liens or security interest in its assets, (ii) restrictions on any sale of assets of the Company, other than in the ordinary course of its business, or any merger, consolidation or change of control of the Company, (iii) restrictions on lending or advancing funds to any person or entity except to employees in good-faith arms' length transactions in the ordinary course of business and (iv) restrictions on paying or declaring dividends on the Company's stock. The Company is actively negotiating with a different lender to obtain improved credit arrangements.

    The Company believes that the net proceeds from the Offering, the available borrowings under its revolving credit agreement and cash generated by operations, will satisfy the Company's working capital requirements for at least the next 12 months.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Standards Board issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not determined the impact of the implementation of SFAS No. 128.

                                    BUSINESS


    The Company is a provider of Enterprise Resource Planning ("ERP") software for multinational and other large manufacturing companies. The Company's software solutions are designed to facilitate global management of resources and information to allow manufacturers to reduce order fulfillment cycle times and inventories, improve operating efficiencies and measure critical company performance criteria against defined business plan objectives. The flexibility of the Company's products also helps manufacturers adapt to growth, organizational change, business process reengineering, supply chain management and other challenges.



    The Company's principal product, MFG/PRO software, is specifically designed for deployment at the plant or division level of global manufacturers in five targeted industry segments: electronics/industrial, food/beverage, consumer packaged goods, medical and automotive. MFG/PRO software provides multinational organizations with an integrated ERP solution that is based on an open, client/server architecture and includes manufacturing, distribution, financial and service/support management applications. Additionally, the Company is currently focused on extending its presence in multi-site manufacturing by developing a line of object-oriented, supply chain management solutions, named On/Q software. The Company's initial On/Q software product, Logistics, is designed to allow for consolidation of orders, contract management, shipping and logistics management. Logistics is currently in development and is expected to be commercially available in the second half of 1998. As of April 30, 1997, the Company had licensed MFG/PRO software at approximately 3,200 sites to approximately 1,880 customers in over 70 countries. The Company's customers include Cargill, Incorporated, Colgate-Palmolive Company, Johnson Controls, Inc., Johnson & Johnson, Lucent Technologies, Inc., Philips Electronics N.V., St. Jude Medical, Inc., Unilever N.V. and United Technologies Automotive.


INDUSTRY BACKGROUND

    In recent years, businesses have been subject to increasing global competition, resulting in pressure to lower production costs, improve product performance and quality, increase responsiveness to customers and shorten product development and delivery cycles. In addition, globalization has greatly increased the scope and complexity of multinational manufacturing organizations. Through business process reengineering, many organizations have begun to reengineer their critical business processes and restructure their organizations to accommodate and exploit rapid changes in the business environment. As part of this process, businesses are seeking ERP software solutions which will enable them to better manage resources across the enterprise and facilitate the integration of sales management, component procurement, inventory management, manufacturing control, project management, distribution, transportation, finance and other functions on a global basis. While historically many companies have developed their ERP software internally, companies are increasingly deploying open, client/server-based ERP applications developed by third parties which reduce internal software development costs and enable increased flexibility and inter-operability across a broad range of hardware and software platforms. The Gartner Group has estimated that the global ERP software market totaled more than $4.4 billion in 1996 and will grow to an estimated $10.0 billion by the year 2000.

    While current ERP software enables the integration and management of critical data within enterprises, organizations increasingly are recognizing the need to deploy new software systems that manage the global supply chain by enhancing the flow of information to and from customers, suppliers and other business partners outside the enterprise. More recently, the availability and use of the Internet has created a demand for software which will operate across the Internet to enhance business-to-business electronic commerce.

    The Company believes that the increasing complexity and diversity of customer requirements limits the ability of any single-vendor solution to fully meet the enterprise-wide needs of its customers and has led to the emergence of three distinct segments within the ERP software market: (i) corporate; (ii) plant; and (iii) supply chain management.

       CORPORATE ERP solutions are primarily focused on the consolidated data management, financial and human resource needs of large Fortune 1000 companies. Leading vendors of corporate level solutions include Oracle, PeopleSoft and SAP. While corporate ERP systems offer robust functionality, the Company believes that the very broad scope, significant cost and limited flexibility of many of these systems limit their effectiveness in addressing the needs of individual plants or divisions. In addition, this limited flexibility makes these systems difficult to deploy throughout the enterprise.

       PLANT ERP solutions are primarily focused on the specific needs of manufacturing plants and distribution sites of global companies, such as manufacturing planning, production control and distribution. Leading vendors of plant ERP solutions include the Company, Baan, J.D. Edwards and SSA. Given the diverse and constantly changing needs of manufacturing and distribution sites, ERP users demand highly flexible, industry-specific plant ERP solutions that can be deployed rapidly and cost-effectively across multiple sites on a global basis.

       SUPPLY CHAIN MANAGEMENT solutions are designed to link a company more closely with customers, suppliers and other business partners in order to optimize manufacturing and distribution processes, reduce costs and enhance customer satisfaction. Supply chain management functions include logistics and order management, advanced planning and scheduling, global purchasing, and sales and support management. Leading vendors in the supply chain management market include i2, IMI and Manugistics, as well as certain corporate level ERP software vendors. The Company believes that supply chain optimization represents one of the greatest current opportunities for companies to reduce costs and enhance customer relationships.

MARKET OPPORTUNITY

    While ERP solutions have provided significant benefits to companies by centralizing and integrating the management of enterprise-wide data, the Company believes that customer requirements for industry-specific functionality, flexibility and ease of implementation pose significant challenges for many ERP vendors. As a result, the Company believes that there is a large and rapidly growing market demand for industry-specific software solutions that meet customers' needs for plant-level deployments and global supply chain management.

    The Company believes that the adoption of open, client/server-based ERP solutions at the plant level will accelerate as potential customers transition from proprietary, legacy systems in coming years. In addition, the Company believes that supply chain management represents a compelling market opportunity. To be successful in meeting customer requirements in these market segments, the Company believes ERP software vendors must:

    - Offer localized, multi-language, multi-currency functionality to support global deployments;

    - Offer industry-specific product functionality and expertise in key vertical markets;

    - Provide global service and support, either directly or through third parties;

    - Offer ease of implementation and rapid time to benefit;

    - Provide flexibility to meet the diverse needs and business practices of global, multi-site manufacturing implementations;

    - Inter-operate and co-exist with corporate-level ERP solutions and industry-leading supply chain management solutions;

    - Address supply chain management challenges by offering technology which integrates and optimizes interactions between companies and their customers, suppliers and other business partners; and

    - Develop and utilize advanced technologies to deliver superior product functionality.

THE QAD SOLUTION

    The Company is a leading provider of ERP software for multinational and other large manufacturing companies. The Company's principal product, MFG/PRO software, is a modular software program designed specifically to address the plant-level needs of multinational manufacturers for flexible, inter-operable and rapidly deployable ERP software solutions. Additionally, the Company is currently focused on extending its presence in multi-site manufacturing by developing a line of supply chain management solutions designed to serve the needs of multinational manufacturing companies. The Company meets customer requirements in its vertical markets by delivering the following:

    GLOBAL SOLUTIONS FOR MULTINATIONAL MANUFACTURERS. The Company focuses on the plant-level ERP and supply chain management requirements of global manufacturers. The Company's MFG/PRO software incorporates multi-currency capabilities, is available in 24 languages and is tailored to local financial practices and requirements in many of its major markets. The Company's customers have deployed MFG/PRO software in over 70 countries. In November 1995, the Gartner Group stated that in terms of being able to provide service and support around the globe, QAD has demonstrated the best performance of the leading companies in an open systems environment, particularly in the European market.


    EXPERTISE AND FUNCTIONALITY FOR KEY VERTICAL MARKETS. The Company targets and has achieved leadership positions in the electronics/industrial, food/beverage, consumer packaged goods, medical and automotive industries. The Company believes that its substantial expertise in these markets, together with its strategy of developing software modules that address specific industry needs, provides the Company with a competitive advantage. For example, the Company's MFG/PRO software includes features which facilitate United States Food and Drug Administration ("FDA") compliance and validation for the medical industry, advanced pricing and promotion management for the consumer packaged goods industry, and customer/ supplier scheduling via electronic data interchange for the automotive industry.


    GLOBAL SERVICE AND SUPPORT. The Company believes that a high level of global service and support is a critical component of its ERP solution for multinational manufacturers. The Company offers product service and support directly through its sales and support offices in 17 countries and indirectly through its global network of systems integration partners and distributors located in over 40 countries. The Company's systems integrator and distributor network also offers consultancy services for the implementation of its software solutions.

    EASE OF IMPLEMENTATION. The modular product design of MFG/PRO software, together with the Company's focus and expertise in its key vertical markets, enables rapid product implementation, often within six months at a particular site. Product modules are designed to address the specific needs of customers in the Company's targeted markets, limiting the need for extensive customization upon implementation. In addition, customers are able to purchase only those modules with functionality appropriate for their needs, limiting time-consuming implementation and training for unneeded features.

    OPEN, CLIENT/SERVER-BASED SOLUTIONS. The Company's products are based on an open, client/server computing architecture. The Company believes that this architecture enables superior flexibility and inter-operability and addresses the desire of customers to migrate critical business software to an open platform.

MFG/PRO software operates in Windows NT and major UNIX environments on more than 25 hardware platforms and is compatible with Oracle and Progress databases.

THE QAD STRATEGY

    The Company's objectives are to expand its leadership position in plant-level solutions and become a leading provider of supply chain management software solutions to multinational manufacturers. The key elements of the Company's strategy for achieving these objectives include the following:

    MAINTAIN AND LEVERAGE LEADERSHIP IN PLANT-LEVEL MANUFACTURING. The Company believes its
MFG/PRO software is the leading open systems ERP solution for plant-level deployments worldwide. As of April 30, 1997, the Company had licensed MFG/PRO software at approximately 3,200 sites to approximately 1,880 customers in over 70 countries. The Company's strategy is to continue to aggressively pursue plant-level opportunities in its targeted markets to enhance its leadership position. The Company believes that the success of its MFG/PRO software provides a strong existing customer base from which to license additional modules and additional users. In addition, the Company intends to leverage its installed base of MFG/PRO software customers in order to accelerate the adoption of On/Q software, the Company's new supply chain management solution.

    FOCUS ON GLOBAL SUPPLY CHAIN MANAGEMENT SOLUTIONS. The Company believes that supply chain optimization represents one of the greatest current opportunities for companies to reduce costs and enhance customer relationships. The Company is developing a group of new applications, known as On/Q software, for this market. The initial product, Logistics, is being developed specifically to meet demand-side requirements of multinational manufacturing companies, including complex high-volume order processing, import/export management, multiple-route segmentation and logistics, distribution point optimization, lead and sales order management, contract management and liquidation. In addition, the Company intends to develop additional applications, including procurement and planning, and to provide seamless inter-operability with other industry leading supply chain management solutions for scheduling. The Company believes that these new products, coupled with its strength in plant-level ERP solutions and the Company's products' demonstrated ability to inter-operate with other corporate applications, positions the Company to succeed in the emerging supply chain management marketplace.

    LEVERAGE ALLIANCES. The Company leverages the expertise of distribution, implementation and technology partners to meet the diverse needs of its customers. The Company augments its direct sales organization with a global network of over 40 distributors and numerous implementation providers. The Company plans to leverage its network of distributors and implementation providers to further penetrate its vertical markets. For implementation of its software, the Company relies almost exclusively on third-party providers, allowing the Company to maintain its focus on developing, marketing and distributing its software. In addition, the Company has entered into a number of joint development agreements with third-party software developers who provide functionality that has been embedded into or integrated with MFG/PRO software to deliver a more complete solution for its targeted vertical markets.

    MAINTAIN TECHNOLOGY LEADERSHIP. The Company was one of the first providers of open, client/server-based ERP software and is committed to maintaining its technology leadership. The Company's technology strategy is focused on migrating its products to a component object architecture in order to enable customers to improve inter-operability with existing software applications and to deploy and integrate new "best of breed" software applications across the enterprise. The Company believes inter-operability will become an important requirement of software applications as organizations seek fully integrated ERP solutions. In addition, the Company believes this object architecture will enable it to provide enhanced functionality in its new On/Q software, which is currently under development.

    CAPITALIZE ON YEAR 2000 COMPLIANCE. Many companies are facing significant business problems due to the failure of their existing ERP systems to appropriately recognize years after 1999. The Company believes that this problem will accelerate the migration to open, client/server-based ERP solutions that are configured to handle this transition. The Company's products have been year 2000 capable since their inception. The Company believes that it is well positioned to leverage its MFG/PRO software and its On/Q software to be a part of customers' year 2000 solutions.

PRODUCTS


    The Company targets its MFG/PRO software to manufacturing companies within the electronics/ industrial, food/beverage, consumer packaged goods, medical and automotive industries. In addition, the Company is developing On/Q software, a group of applications targeted to the supply chain management needs in these industry segments. The first of these applications, Logistics, is currently under development and is expected to be commercially available in the second half of 1998.


    The Company's principal product, MFG/PRO software, provides multinational organizations with an integrated ERP solution that includes manufacturing, distribution, financial and service/support management applications within an open systems environment. MFG/PRO software is composed of an extensive set of modules designed to address the needs of customers in the Company's vertical markets. The Company's software supports multiple currencies and global tax management and is tailored to financial practices and requirements in many of its major geographic markets. MFG/PRO software supports 24 languages, including most European languages, Japanese, Chinese, Korean and Russian. MFG/PRO software operates in both host and distributed, client/server computing environments and supports single or multiple sites, as well as multiple production and operational processes. These capabilities enable multinational manufacturers to manage multiple hybrid production methods within a single organization or a single production site, and also provide the flexibility to adapt to additional sites and processes as an organization's business evolves. Licensing fees for the Company's MFG/PRO software generally range from $50,000 to several million dollars, depending on the configuration of the software, the number of sites and the number of users. Annual maintenance fees for such software generally approximate 15% of the list price of the software.


    The modular design of MFG/PRO software enables the Company's customers to select the modules necessary to meet their specific operational needs. For example, in the automotive industry, MFG/PRO software's Repetitive Manufacturing module, coupled with the Customer Schedules and Supplier Schedules modules, provides high-volume businesses with streamlined manufacturing capabilities. The Product Change Control module allows electronics/industrial companies to meet challenges presented by rapidly changing products and short product life-cycles through sophisticated engineering change management. In the industrial and consumer packaged goods industries, MFG/PRO software supports mixed-mode and discrete manufacturing with powerful planning and execution management modules. In the food/beverage industry, the Advanced Pricing Manager module tracks product promotion life cycles from concept through analysis. In the medical industry, MFG/PRO software has the tools to allow for accurate FDA compliance reporting and validation.

    MFG/PRO software currently includes the following modules:

Accounts Payable
Accounts Receivable
Advanced Pricing Manager
Capacity Requirements Planning
Cash Management
Client/Server
Compliance (for FDA)
Configurator
Configurator Product Modeler
Configured Products
Cost Management
Customer Schedules
Data Warehousing
Decision Support
Distribution Requirements
 Planning
Electronic Data Interchange
Enterprise Operations Planning
Fixed Assets
Forecasting
Formula/Process
General Ledger
Inventory Control
Master Scheduling
Materials Requirements
  Planning
Multiple Currency
Physical Inventory
Product Change Control
Product Line Planning
Product Structures
Purchasing
Quality Management
Repetitive Manufacturing
Resource Planning
Results Files
Routings/Work Centers
Sales Analysis
Sales Orders/Invoices
Sales Quotations
Service/Repair Orders
Service/Support Management
Shop Floor Control
Supplier Schedules
Validation (for FDA)
Work Orders

    The Company has a number of business alliances to enhance the functionality of MFG/PRO software. The Company has entered into a number of joint development agreements with third-party software developers who provide functionality that has been embedded into or integrated with MFG/PRO software to deliver more complete solutions for its targeted vertical markets.

    To further enhance the rapid deployment and ease of use of MFG/PRO software, the Company introduced Qwizard software in March 1997. Qwizard software is a mentor for users of MFG/PRO software which provides self-paced interactive training. In addition, Qwizard software includes tools to design and customize the visual interface of MFG/PRO software to match the users' workflows and job responsibilities.

    PRODUCTS UNDER DEVELOPMENT

    The Company's planned suite of supply chain management solutions, On/Q software, is designed to inter-operate with MFG/PRO software and other ERP and supply chain software solutions. The initial
On/Q software product under development, Logistics, is designed to allow for consolidation of orders, contract management, shipping and logistics management. The Company anticipates that Logistics will be commercially available in the second half of 1998. Logistics is specifically designed to meet demand-side requirements of global multinationals, including complex high-volume order processing, import/export management, multiple-route segmentation and logistics, distribution point optimization, lead and sales order management, contract management and liquidation. The Logistics application is targeted to address supply chain issues associated with global manufacturing operations, and is designed to allow orders to be taken from any customer, placed with any number of plants as capacity and product mix change, and filled from the most cost-efficient available distribution center, while consolidating or distributing invoices to any combination of sold-to-, ship-to- and bill-to-customers. Logistics is also designed to provide cost-efficient consolidation and to provide multi-lingual and multi-currency capabilities. The Company plans to follow Logistics with additional On/Q software products. There can be no assurance, however, that any of the Company's supply chain management solutions will be successfully developed in accordance with planned schedules or at all, or that if successfully developed, such software will achieve market acceptance. See "Risk Factors--Supply Chain Solutions Under Development and Underlying Technology."

TECHNOLOGY

    MFG/PRO software has been developed with a commercially available, fourth generation language and tool set marketed by Progress that addresses relational databases provided by Oracle and Progress. See "Risk Factors--Dependence on Progress Products." MFG/PRO software is being migrated to an object-oriented framework which the Company believes will enable customers to improve inter-operability with existing software applications and to deploy and integrate new "best of breed" software applications across the enterprise. The Company also believes object-orientation will enable the Company to provide enhanced functionality in its new On/Q software under development. While the Company's MFG/PRO software is dependent upon Progress technology, the Company's new On/Q software under development is not dependent on Progress technology. The Company is currently in the process of converting its MFG/PRO software modules to object-oriented technology where the Company believes such conversion will add value. The software operates in Windows NT and major UNIX environments on more than 25 hardware platforms. MFG/PRO software supports distributed and mirrored databases, local and wide area networks, character-based and graphical user interfaces.

    The Company is also embracing object-oriented technology as a next generation technology to address the complex supply chain management requirements of companies and to improve business processes. The Company believes that new object-based functionality will play a key role in the competitive manufacturing, distribution, financial, planning and service/support management strategies of customers in the Company's targeted industry segments. Object-oriented technology allows for the creation of systems which are scalable and flexible and which are capable of accommodating changes in business requirements and technology infrastructure.

    The Company's deployment of object-oriented technology consists of three main elements: component objects; Convergent Engineering methodology; and an open interface server.

    COMPONENT OBJECTS are simple building blocks of small, discrete pieces of functionality that can be configured to create complete applications and enable developers to rapidly create and modify systems to provide the desired set of functionality for specific vertical markets or individual customers. The Company has defined three types of component objects: business object frameworks; common business objects and application objects.

    CONVERGENT ENGINEERING methodology is a new software design methodology employed by the Company to develop future products. Convergent Engineering methodology allows business requirements to be captured as a series of simple facts, actions and rules, enabling software to more flexibly accommodate current business practices and processes.

    INTER/LINQ, the open interface server developed by the Company, uses commercially available messaging tools along with the Company's proprietary data mapping applications. This product is used to provide inter-operability with other software applications, even among multiple revision levels of the same or different products.

    There can be no assurance that the Company will be successful in converting its MFG/PRO software to object-oriented technology or developing its new supply chain management software to incorporate object-oriented technology on a timely basis, if at all, or that if converted or developed such software will achieve necessary market acceptance. See "Risk Factors--Supply Chain Solutions Under Development and Underlying Technology."

RESEARCH AND DEVELOPMENT

    The Company originally introduced its client/server-based MFG/PRO software in 1986 and has subsequently released a number of product enhancements. The Company's research and development staff, augmented by third-party development resources, is focused on continuing updates and enhancements to its MFG/PRO software, as well as the conversion of MFG/PRO software to object-oriented technology. The Company also maintains a separate advanced technology development organization to research longer term software solutions. This organization is specifically focused on developing the Company's On/Q software supply chain management solutions, the first of which will be Logistics. In April 1997, the Company also invested in a private company focused on developing the Convergent Engineering methodology to participate in research and development efforts of that company. The Company has an option to acquire an additional interest in such company, following which the Company would own a 33% equity interest. See "Use of Proceeds" and Note 11 to Notes to Consolidated Financial Statements.

    The Company believes that Internet capability for its products will be important to the future success of its products. Accordingly, the Company is developing Web-enabled versions of its products through in-house and third-party development. The Company's Logistics product is also being designed to include Web enablement. There can be no assurance that the Company will be successful in developing any new products or enhancements, that the Company will not experience difficulties that could delay or prevent successful development, introduction or sales of these products or that its new products will adequately meet the requirements of the marketplace and achieve market acceptance.


    Research and development expense increased significantly in recent years as the Company has continued to focus on development of new and enhanced products. Research and development expense, which does not include costs of product support and customization, increased to $25.6 million for the fiscal year ended January 31, 1997, from $17.0 million and $10.6 million for the fiscal years ended December 31, 1995 and 1994, respectively. Research and development expense for the quarter ended April 30, 1997 was $6.2 million. At April 30, 1997 the Company had 164 personnel in its research and development department. See "Risk Factors--Rapid Technological Change," "--Supply Chain Solutions Under Development and Underlying Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SALES AND MARKETING

    The Company sells and supports its products through direct and indirect sales organizations throughout the world. The Company's direct sales organization consists of approximately 170 personnel located at its corporate headquarters in Carpinteria, California, its regional headquarters in Mt. Laurel, New Jersey, Hoofddorp, The Netherlands, Hong Kong, China and Sydney, Australia, and over 20 other direct sales offices worldwide. The Company's sales team is organized around its five targeted vertical markets, enabling the Company to address the specialized needs of its customers.

    The Company's indirect sales channel consists of over 40 distributors worldwide. The Company does not grant exclusive rights to any of its distributors. The Company's distributors primarily sell independently to companies within their geographic territory but may also work in conjunction with the Company's direct sales organization. In addition, the Company leverages its relationships with implementation providers, hardware vendors and other third parties to identify sales opportunities on a global basis.

    The Company's sales and marketing strategy is to develop demand for its products by creating visibility for the Company and awareness of its principal product, MFG/PRO software. The Company participates in major computer and vertical market industry trade shows and sponsors regional and worldwide user conferences and regional alliance conferences. The Company also advertises in leading business and targeted industry publications.

    The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the Company's industry is intense. There can be no assurance the Company will be successful in hiring such personnel in accordance with its plans. In addition, the failure by the Company to maintain successfully its distributor relationships or to establish new relationships in the future would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence Upon Development and Maintenance of Sales and Marketing Channels."

THIRD-PARTY IMPLEMENTATION PROVIDERS

    The Company has made the strategic decision to utilize almost exclusively third parties to provide implementation and customization services to the Company's customers. The Company has chosen this strategy to allow the Company to maintain its focus on developing, marketing and distributing its software and to enhance the effectiveness, expertise and commitment of third parties who provide services on behalf of the Company. The Company also uses these third parties for sales lead generation. Implementation and system integration services are provided by a network of consultants and system integrators, including Arthur Andersen & Co. LLP, Deloitte & Touche LLP, Ernst & Young LLP, Integrated Systems & Services, LLC and Strategic Information Group International, Inc. in the United States, BDM Largotim US, Inc., CSBI S.A., Origin Technology in Business Nederland B.V. and Sligos S.A. in Europe and Iris Ifec Co., Ltd and STCS Systems Pte Ltd in Asia. In most cases, the Company's distributors also deliver consulting and integration services. All third-party providers are required to be certified in the applications and methodologies of the Company's products.

    The Company typically enters into separate agreements with each of its installation and implementation partners that provide such partners with the non-exclusive right to promote and market the Company's products, and to provide training, installation, implementation and other services for the Company's products, within a defined territory for a specified period of time (generally two years). Although the Company's installation and implementation partners do not receive fees for the sale of the Company's software products, they generally are permitted to set their own rates for such services and the Company typically does not collect a royalty or percentage fee from such partners on services performed. The Company also enters into similar agreements with its distributor partners that grant such partners the non-exclusive right, within a specified territory, to market, license, deliver and support the Company's products. In exchange for such distributors' services, the Company receives a negotiated royalty fee for the license of its software products. The Company also relies on third parties for the development or inter-operation of key components of its software so that users of the Company's software will obtain the functionality demanded. Such research and product alliances include software developed to be sold in conjunction with the Company's software products, technology developed to be included in or encapsulated within the Company's software products and numerous third-party software programs that generally are not sold with the Company's software but inter-operate directly with the Company's software through application program interfaces. The Company generally enters into joint development agreements with its third-party software development partners that govern ownership of the technology collectively developed. Each of the Company's partner agreements and third-party development agreements contain strict confidentiality and non-disclosure provisions for the service provider, end user and third-party developer and the Company's third-party development agreements contain restrictions on the use of the Company's technology outside of the development process. The failure of the Company to establish or maintain successful relationships with such third-party software providers or such third-party installation, implementation and development partners or to failure of such third-party software providers to develop and support their software could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Reliance on and Need to Develop Additional Relationships with Third Parties."

CUSTOMERS


    The Company targets the industrial/electronics, food/beverage, consumer packaged goods, medical and automotive sectors worldwide. As of April 30, 1997, the Company had licensed MFG/PRO software at approximately 3,200 sites to approximately 1,880 customers in over 70 countries. No one customer accounted for more than 10% of total revenue during any of the Company's last three fiscal years or during the quarter ended April 30, 1997. The following are among companies and/or subsidiaries of such companies in each of the Company's target vertical markets that have each generated more than $400,000 in software license and maintenance revenue over the last three fiscal years:



ELECTRONICS/INDUSTRIAL
ABB Flakt Oy
Alcatel Services
  International B.V.
Allen-Bradley Co. Inc. Aluminum Company of America
AT&T
Courtaulds plc
Ingersoll-Rand Company
Lucent Technologies Inc.
Matsushita Electric-Industrial
 Co., Ltd
NEC America, Inc.
Newbridge Networks
 Corporation
Philips International B.V.
RayChem Corporation
Schlumberger Technology Corp.
Silicon Graphics SA
Sun Microsystems, Inc.
Xerox Corporation
FOOD/BEVERAGE
AEP Borden Nederland B.V.
Cargill, Incorporated
Kraft Jacobs Suchard AG
Pepsi-Cola Company
Presto Foods Products
The Quaker Oats Company
Rich Products Corporation
CONSUMER PACKAGED GOODS
The Black & Decker
 Corporation
Colgate-Palmolive Company
Gillette Company
Johnson & Johnson
Unilever N.V.
AUTOMOTIVE
Aeroquip-Vickers, Inc.
Daewoo Information
  Systems Co. Ltd.
Ford Motor Corporation
Johnson Controls, Inc.
Lear Seating Corporation
R.J. Tower Corporation
Rockwell Automotive
United Technologies Automotive
Varity Kelsey-Hayes Company



MEDICAL
Alza Corporation
BOC Ohmeda Inc.
Physio-Control Corporation
Rexall Sundown, Inc.
St. Jude Medical, Inc.
Sunrise Medical Inc.
Ventritex, Inc.


CUSTOMER SERVICE AND SUPPORT

    The Company believes that providing a high level of customer service and support is essential to customer satisfaction and the Company's long-term success. The Company's service and support organization is based primarily in centers located in Mt. Laurel, New Jersey, Hoofddorp, The Netherlands, Hong Kong, China and Sydney, Australia. Global support is also provided through the Company's extensive network of alliance partners. This global presence helps the Company support customers and partners in different regions and time zones worldwide.

    The Company also provides its customers with access to information and customer support services via the World Wide Web. The Company's Internet-enabled services facilitate the exchange of information seven days per week, 24 hours a day and provide customers with access to QAD support databases. These databases contain a wide variety of product information, customer support functionality, answers to frequently asked questions, and a search-enabled online knowledge base. In addition, ongoing training of support personnel, internal and external consultants and the Company's alliance partners helps to ensure that customers are up to date on the latest technologies and product enhancements offered by the Company.

    The Company offers, for a fee, a comprehensive education and training program to its customers' information and technology staff and end-users, as well as its implementation providers. Classes are offered through in-house facilities at Company offices in various locations, as well as on-site training services at customer locations. The Company has also assisted implementation providers and customers in developing their own in-house support centers.

COMPETITION


    The ERP software market is highly competitive, rapidly changing and affected by new product introductions and other market activities of industry participants. The Company competes in the ERP software market primarily on the basis of functionality, ease of use and implementation, technology, time to benefit, supplier viability, service and cost. The Company currently competes primarily with (i) other vendors of software focused on the specific needs of manufacturing plants and distribution sites of multinational manufacturing companies, which include Baan, J.D. Edwards and SSA, (ii) smaller independent companies that have developed or are attempting to develop advanced planning and scheduling software which complement or compete with ERP or manufacturing resource planning solutions, (iii) internal development efforts by corporate information technology departments and (iv) companies offering standardized or customized products on mainframe and/or mid-range computer systems. The Company expects that competition for its MFG/PRO software will increase as other large companies such as Oracle and SAP, as well as other business application software vendors, enter the market for plant-level ERP solutions. With the Company's strategic entry into the supply chain management software market, the Company can expect to meet substantial additional competition from companies presently serving that market, such as i2, IMI and Manugistics, as well as from broad based solution providers such as Baan, Oracle, PeopleSoft and SAP that the Company believes are increasingly focusing on this segment. In addition, certain competitors, such as Baan, Oracle, PeopleSoft and SAP, have well established relationships with present or potential customers of the Company. The Company may also face market resistance from the large installed base of legacy systems because of the reluctance of these potential customers to commit the time, effort and resources necessary to convert to an open, client/server-based software solution. Further, as the client/server market continues to develop, companies with significantly greater resources than the Company may attempt to increase their presence in these markets by acquiring or forming strategic alliances with competitors of the Company. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any one of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's present or future competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.


PROPRIETARY RIGHTS AND LICENSING

    The Company's success is dependent upon its proprietary technology and other intellectual property. The Company relies primarily on a combination of the protections provided by applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. The Company enters into license agreements with each of its customers. Each of the Company's license agreements provides for the non-exclusive license of the Company's MFG/PRO software. Such licenses generally are perpetual (unless terminated by either party upon 30 days written notice) and contain strict confidentiality and non-disclosure provisions, a limited warranty covering MFG/PRO software and indemnification for the customer from any infringement action related to MFG/PRO software. The pricing policy under each license is based on a standard price list and may vary based on the number of end-users, number of sites, number of modules, number of languages, the country in which the license is granted and level of ongoing support, training and services to be provided by the Company. Payment terms are generally 30 days from the date of shipment. The Company has no patents or pending patent applications. In order to facilitate the customization required by most of the Company's customers, the Company generally licenses its MFG/PRO software to end users in both object code (machine-readable) and source code (human-readable) format. While this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify the Company's software for non-permitted purposes. One of the Company's distributors has developed modifications to the Company's software which it owns jointly with the Company. The Company has entered into a reciprocal license with this distributor who markets the product enhancements in conjunction with MFG/PRO software. This or other distributors or other persons may continue to independently develop a modified version of the Company's software. The Company seeks to protect its software, documentation and other written materials under the legal provisions relating to trade secret, copyright and contract law. The Company's license agreements generally allow the use of MFG/PRO software solely by the customer for internal purposes without the right to sublicense or transfer the MFG/PRO software to third parties. The Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts, it may be possible for third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect the Company's competitive position. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company.


    The Company has in the past been subject to claims of intellectual property infringement and may increasingly be subject to such claims as the number of products and competitors in the Company's targeted vertical markets grows and the functionality of products in other industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company may also initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation were determined in favor of the Company.

    The Company has in the past and may in the future resell certain software which it licenses from third parties. In addition, the Company has in the past and may in the future jointly develop software in which the Company will have co-ownership or cross-licensing rights. There can be no assurance that these third-party software arrangements and licenses will continue to be available to the Company on terms that provide the Company with the third-party software it requires to provide adequate functionality in its products, on terms that adequately protect the Company's proprietary rights or on terms that are commercially favorable to the Company. The loss of or inability to maintain or obtain any of these software licenses, including a loss as a result of a third-party infringement claim, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated, which could materially and adversely affect the Company's business, operating results and financial condition. See "--Products" and "--Research and Development."

EMPLOYEES


    As of April 30, 1997, the Company had 700 full-time employees of which 164 were in research and development, 128 were in customer and product support, 220 were in sales and marketing, and 188 were in general and administration and other. In addition, the Company contracted with approximately 100 temporary employees. None of the Company's workers is represented by collective bargaining agreements with the exception of certain of the employees of the Company's Netherlands subsidiary who are represented by statutory Works Councils as required under the laws of The Netherlands. The Company believes that its employee relations are good. The Company's success depends to a significant extent upon a limited number of key employees and other members of senior management of the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to attract and retain such personnel could have a material adverse effect on the Company's business. See "Risk Factors--Dependence Upon Key Personnel; Need to Hire Additional Personnel in All Areas."


PROPERTIES


    The Company leases facilities to support its operations in several locations throughout the world. The corporate headquarters are located in Carpinteria, California in approximately 95,000 square feet of leased space in two facilities subject to five leases. The leases expire on dates ranging from December 1997 to December 2001. The Company owns approximately 28 acres and 54,000 square feet of office space in a neighboring location which also supports portions of its operations. The Company also owns a 34-acre parcel located in Carpinteria, California at which it is considering developing additional facilities. Regional headquarters are located in Mount Laurel, New Jersey, Hoofddorp, The Netherlands, Hong Kong, China and Sydney, Australia in space covering approximately 57,000, 16,000, 4,500 and 13,000 square feet and subject to leases expiring in 2001, 2000, 1998 and 2000, respectively. Satellite offices are located in the Americas, Europe, Asia and Australia in space covering approximately 35,000, 15,000, 12,000 and 7,400 square feet and subject to leases expiring in 2000, 2000, 1999 and 1998, respectively. All of the Company's leases have been negotiated with independent third parties on an arms length basis, and the Company believes they are on commercially reasonable terms. Total rent expense for the year ended January 31, 1997 was $5.9 million. The global presence of the Company is supported by offices located in the United States, Canada, Mexico, Brazil, The Netherlands, United Kingdom, France, Germany, Sweden, Italy, Poland, Australia, Singapore, Japan, Korea, India and China (Hong Kong and Shanghai). Although the Company has from time to time sought and will in the future seek new or expanded facilities for existing or additional regional offices, the Company expects that its current domestic and international facilities will be sufficient to meet its needs for at least the next 12 months. See Notes 2 and 8 of Notes to Consolidated Financial Statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning the directors, executive officers and other key employees of the Company as of April 30, 1997.


                         NAME                                   AGE                      POSITION(S)
-------------------------------------------------------         ---   --------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS

Pamela M. Lopker.......................................          42   Chairman of the Board and President
Karl F. Lopker.........................................          46   Director, Chief Executive Officer and
                                                                      Secretary
Evan M. Bishop.........................................          42   Director
Margaret A. Biddison...................................          48   Vice President, Global Marketing
Vince P. Niedzielski...................................          44   Vice President, Development
Dennis R. Raney........................................          54   Senior Vice President, Finance and
                                                                      Administration and Chief Financial Officer

KEY EMPLOYEES

John M. Doordan........................................          49   Vice President, Sales--Business Development
Charles R. Eggerding...................................          41   Vice President, Sales--Automotive
William F. McMenamin...................................          43   Vice President, Sales--Electronics/Industrial
Johannes G. Spruit.....................................          50   Vice President, Sales--Alliances
Gregory M. Turner......................................          45   Vice President, Sales--Consumer Products


    PAMELA M. LOPKER founded the Company in 1979 and has been its Chairman of the Board and President since inception. Prior to founding the Company, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. Ms. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California at Santa Barbara.

    KARL F. LOPKER has served as Director, Chief Executive Officer and Secretary since joining the Company in 1981. Mr. Lopker was founder and President of Deckers Outdoor Corporation from 1973 to 1981, where he currently serves as a Director. Mr. Lopker is certified in Production and Inventory Management at the Fellow level by the American Production and Inventory Control Society. Mr. Lopker studied Electrical Engineering and Computer Science at the University of California at Santa Barbara. Mr. Lopker and Pamela Lopker are married.

    EVAN M. BISHOP has served the Company as a Director since joining QAD in 1981. Mr. Bishop currently also holds the position of Functional
Architect/Manufacturing. Mr. Bishop is certified in Production and Inventory Management by the American Production and Inventory Control Society. Mr. Bishop holds a Bachelor of Science degree in Mathematics and Economics from the University of California at Santa Barbara.

    MARGARET A. BIDDISON has served as Vice President, Global Marketing since joining the Company in 1994. Prior to joining the Company, Ms. Biddison served from 1993 to 1994 as Vice President, Professional Services at Fourth Shift Corporation and, from 1983 to 1993, served in numerous capacities for Western Data Systems. Ms. Biddison holds a Bachelor of Arts degree in Anthropology from the University of California at Santa Cruz.

    VINCE P. NIEDZIELSKI has served as Vice President, Development since joining the Company in April 1996. Prior to joining the Company, Mr. Niedzielski served as Vice President, Production and

Development at Candle Corporation from 1984 to 1996. Mr. Niedzielski holds a Bachelor of Science degree in Mathematics from the University of Scranton.

    DENNIS R. RANEY joined the Company in February 1997 as Senior Vice President, Finance and Administration and Chief Financial Officer. Prior to joining the Company, Mr. Raney served as the Chief Financial Officer of California Microwave, Inc. from 1996 to 1997, and from 1995 to 1996, Mr. Raney served as Chief Financial Officer of General Magic, Inc. Prior to joining General Magic, Inc., Mr. Raney served as Chief Financial Officer of Bristol Meyers Squibb's pharmaceutical division from 1993 to 1995. Mr. Raney also held various positions with Hewlett-Packard Company from 1970 to 1993. Mr. Raney holds a Masters of Business Administration from the University of Chicago and a Bachelor of Science degree in Chemical Engineering from the South Dakota School of Mines and Technology.

    JOHN M. DOORDAN was appointed Vice President, Sales--Business Development in 1996. Since joining the Company in 1986, Mr. Doordan has held various executive sales and management positions in the Company including Asia-Pacific Regional Manager and Emerging Markets Manager as well as continuous responsibility for multinational sales management. Mr. Doordan is certified in Production and Inventory Management by the American Production and Inventory Control Society. Mr. Doordan earned a Bachelor of Science degree in Industrial Management from the Massachusetts Institute of Technology, Sloan School of Management.

    CHARLES R. EGGERDING was appointed Vice President, Sales--Automotive in 1995. Since joining the Company in 1991, Mr. Eggerding has held various sales and marketing positions. Since 1994, Mr. Eggerding has been responsible for the global Automotive group. Mr. Eggerding is certified in Production and Inventory Management by the American Production and Inventory Control Society. Mr. Eggerding holds a Bachelor of Arts degree in Business/Political Science from University of Michigan.


    WILLIAM F. MCMENAMIN has served as Vice President, Sales--Electronics/Industrial since joining the Company in January 1997. Prior to that time, Mr. McMenamin worked as an independent consultant from 1996 to 1997. From 1995 to 1996, Mr. McMenamin served as Senior Vice President, Field Operations at Programart Corporation and, from 1994 to 1995, he founded and served as President and CEO of Qualix Pty. Ltd. From 1989 to 1994, Mr. McMenamin served as Vice President, Sales and Operations--Americas and Asia Pacific Region for Candle Corporation.


    JOHANNES G. SPRUIT was appointed Vice President, Sales--Alliances in 1996. Since joining the Company in 1990, Mr. Spruit has held various executive sales and management positions in the Company, including Global Distributor Manager and European Regional Manager.

    GREGORY M. TURNER was appointed Vice President, Sales--Consumer Products in 1996. Since joining the Company in 1990, Mr. Turner has held various sales and marketing responsibilities in business development of the Asia/Pacific region. Mr. Turner holds a Bachelor of Science degree in Engineering from Sydney University of Technology.

BOARD OF DIRECTORS

    The Board of Directors is currently composed of three members. Within 90 days of the completion of the Offering, the Company anticipates expanding the Board of Directors to five members and appointing two outside directors who will serve on the Compensation Committee and the Audit Committee. Prior to the Offering, the Company has not had a Compensation Committee or an Audit Committee. Currently, each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. Commencing with the first annual meeting of stockholders at which QAD has at least 800 stockholders, the Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with each class serving staggered, three-year terms.

    Prior to the Offering, directors of the Company have not received compensation for their services in such capacity. The Company anticipates that, following the Offering, directors who are employees of the

Company will not be paid any fees or additional compensation (other than expense reimbursement) for service as members of the Board of Directors or any committee thereof. The Company will enter into arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company at the time they are selected to serve on the Board. In addition, directors who are not employees of the Company may annually receive automatic grants of non-qualified stock options under the Company's 1997 Stock Incentive Program. See "--Employee Compensation Programs--1997 Stock Incentive Program." The Company maintains directors' and officers' liability insurance and its Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with all of its directors. In addition, the Certificate of Incorporation limits the personal liability of directors of the Company to the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent currently permitted by Delaware law. See "Description of Capital Stock--Certain Anti-Takeover, Limited Liability and Indemnification Provisions."

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended January 31, 1997, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such year by the Board of Directors. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company (collectively, the "Named Officers") whose aggregate cash compensation exceeded $100,000 for services rendered in all capacities to the Company during the fiscal year ended January 31, 1997.

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                             ANNUAL COMPENSATION(1)   -------------
                                                                                                       RESTRICTED
                                                                             -----------------------      STOCK
NAME AND PRINCIPAL POSITION                                                  SALARY ($)   BONUS ($)   AWARD(S) ($)
---------------------------------------------------------------------------  ----------  -----------  -------------
Pamela M. Lopker, Chairman of the Board and President......................  $  170,236   $  83,902   $    --
Karl F. Lopker, Chief Executive Officer....................................     166,561     127,143        --
Margaret A. Biddison, Vice President, Global Marketing.....................     136,660      31,116       952,500(2)
Vince P. Niedzielski, Vice President, Development..........................     205,857      --           190,500(2)

------------------------

(1) No executive officer named in the table above received perquisites or other personal benefits, securities or property in an amount in excess of the lesser of $50,000 or 10% of such officer's cash compensation, nor did all Named Officers together receive such other compensation in excess of the lesser of $50,000 times the number of such Named Officers or 10% of such officers' aggregate cash compensation.

(2) The restricted stock granted to Ms. Biddison and Mr. Niedzielski vests ratably over a five-year period, with the first shares vesting in January 1998.

    No stock appreciation rights or stock options were granted to any of the Named Officers during the fiscal year ended January 31, 1997. No such rights or options were held by the Named Officers at January 31, 1997.

EMPLOYEE COMPENSATION PROGRAMS

    1994 STOCK PLAN

    In 1993, the Board of Directors adopted and the stockholders approved the 1994 Stock Ownership Program (the "1994 Stock Plan"). The 1994 Stock Plan is composed of two stock plans: the 1994 Stock Purchase Plan and the 1994 Stock Award Plan. The Company authorized and reserved for issuance an aggregate of 4,800,000 shares of its Common Stock under the 1994 Stock Plan.

    Employees of the Company are entitled to purchase stock under the 1994 Stock Plan on a quarterly basis, either through payroll deductions designated by the employee for a fiscal quarter or by the submission of a request to the Company under the 1994 Stock Plan. In addition, employees were awarded stock, from time to time, under the 1994 Stock Plan as part of the incentive portion of their yearly compensation. All such awards were subject to ratification by the Board of Directors. Under the 1994 Stock Plan, the Company also permitted shareholders to sell shares of Common Stock to the Company on any of four predetermined trade dates each year, at prevailing fair market values determined by an independent appraisal.

    As of April 30, 1997, 2,385,230 shares of the Company's outstanding Common Stock had been issued under the 1994 Stock Plan. The 1994 Stock Plan will terminate upon consummation of the Offering. See Note 10 to Notes to Consolidated Financial Statements.

    1997 STOCK INCENTIVE PROGRAM

    In May 1997, the Board of Directors adopted and the stockholders approved the QAD Inc. 1997 Stock Incentive Program (the "1997 Stock Program"), effective upon consummation of the Offering. Under the 1997 Stock Program, the Board of Directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

    PURPOSE, STRUCTURE, AWARDS AND ELIGIBILITY. The 1997 Stock Program is intended to secure for the Company and its stockholders the benefits arising from ownership of the Company's Common Stock by individuals employed or retained by the Company who will be responsible for the future growth of the enterprise. The 1997 Stock Program is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company (including advisory relationships where appropriate), and to provide individuals with an additional incentive to contribute to the Company's success.

    The 1997 Stock Program is composed of seven parts and the Program Administrators (as defined below) may make the following types of grants under the 1997 Stock Program, each of which will be an "Award": (i) Incentive Stock Options ("ISOs") under the Incentive Stock Option Plan (the "Incentive Stock Plan"); (ii) Nonqualified Stock Options ("NSOs") under the Nonqualified Stock Option Plan (the "Nonqualified Plan"); (iii) Restricted Shares ("Restricted Shares") under the Restricted Shares Plan (the "Restricted Plan"); (iv) rights to purchase stock under the Employee Stock Purchase Plan (the "Purchase Plan");
(v) Stock Appreciation Rights ("SARs") under the Stock Appreciation Rights Plan (the "SAR Plan"); (vi) grants of options under the Non-Employee Director Stock Option Plan (the "Directors Plan"); and (vii) Other Stock Rights under the Stock Rights Plan (the "Stock Rights Plan") which may include the issuance of units representing the equivalent of shares of Common Stock ("Performance Shares"), payments of compensation in the form of shares of Common Stock ("Stock Payments") and rights to receive cash or shares of Common Stock based on the value of dividends paid with respect to a share of Common Stock ("Dividend Equivalent Rights"). Officers, key employees, employee directors, consultants and other independent contractors or agents of the Company or its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company's business will be eligible for selection by the Program Administrators to participate in the 1997 Stock Program, provided, however, that ISOs may be granted under the Incentive Stock Plan only to a person who is an employee of the Company or its subsidiaries.

    SHARES SUBJECT TO 1997 STOCK PROGRAM. The Company authorized and reserved for issuance an aggregate of 4,000,000 shares of its Common Stock under the 1997 Stock Program. The aggregate number of shares of Common Stock which may be granted through Awards under the 1997 Stock Program, other than Stock Payments and the purchase of stock under the Purchase Plan, to any employee in any calendar year may not exceed 400,000 shares. The shares of Common Stock issuable under the 1997 Stock Program may be authorized but unissued shares, shares issued and reacquired by the Company or shares purchased by the Company on the open market. If any of the Awards granted under the 1997 Stock Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited Awards will again be available for purposes of the 1997 Stock Program.

    EFFECTIVE DATE AND DURATION. The Nonqualified Plan, the Restricted Plan, SAR Plan the Directors Plan and the Stock Rights Plan, became effective upon their adoption by the Board of Directors of the Company, subject to consummation of the Offering. The Incentive Stock Plan and the Purchase Plan became effective upon their adoption by the Board of Directors of the Company and approval of the 1997 Stock Program by a majority of the stockholders of the Company, subject to consummation of the Offering. The 1997 Stock Program will continue in effect until May 2007 unless sooner terminated under the general provisions of the 1997 Stock Program.

    ADMINISTRATION. The 1997 Stock Program will be administered by the Board of Directors or by a committee appointed by the Board, consisting of not less than two directors of the Company who are "non-employee directors" (within the meaning of SEC Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended), so long as non-employee director administration is required under Rule 16b-3, and who are "outside directors" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")), so long as outside directors are required by the Code. Subject to the foregoing limitations, as applicable, the Board of Directors may from time to time remove members from the committee, fill all vacancies on the committee, however caused, and may select one of the members of the committee as its chairman. The members of the Board of Directors or committee, when acting to administer the 1997 Stock Program, are referred to as the "Program Administrators." The Program Administrators may hold meetings at such times and places as they may determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1997 Stock Program.

    STOCK OPTION GRANTS


    The Company has also from time to time granted stock options to employees of the Company. At April 30, 1997, the Company had stock options outstanding with respect to 1,061,000 shares of Common Stock with exercise prices ranging from $0.12 to $13.00 per share and with a weighted average exercise price of $2.73 per share. Such options generally vest over a five-year period.

                              CERTAIN TRANSACTIONS

    In February 1997, the Company loaned $100,000 to Dennis R. Raney in connection with his employment by the Company. The principal of the loan accrues interest at an annual rate of 6.38% and principal and interest are payable in annual installments of $37,674 commencing in February 1998, with all unpaid principal and interest due in February 2000. One-third of the loan will be forgiven on each of the first, second and third anniversaries of the date of Mr. Raney's initial employment with the Company. Such forgiveness schedule is subject to Mr. Raney's continued employment with the Company. In connection with his employment, the Company also awarded Mr. Raney 10,000 restricted shares, granted Mr. Raney options exercisable for 100,000 shares of Common Stock at an exercise price of $9.53 and agreed to a severence arrangement pursuant to which Mr. Raney is entitled to receive approximately six months salary upon involuntary termination without cause.

    In 1994, the Company awarded 8,600 restricted shares to Margaret A. Biddison under the 1994 Stock Plan. Such award had a value of $17,931 at the time of grant. Under the 1994 Stock Plan, Ms. Biddison and Vince P. Niedzielski also received restricted stock awards of 50,000 and 8,000 shares, respectively, during the year ended January 31, 1997. See "Management--Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1997 and as adjusted to reflect the sale of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially five percent or more of the Company's Common Stock prior to the Offering, (ii) each of the Company's directors and Named Officers and (iii) all current directors and executive officers as a group.

                                                                 SHARES
                                                              BENEFICIALLY       PERCENTAGE PRIOR     PERCENTAGE AFTER
NAME OF BENEFICIAL OWNER                                        OWNED(1)          TO THE OFFERING    THE OFFERING(1)(2)
--------------------------------------------------------  --------------------  -------------------  -------------------
Pamela M. Lopker(3).....................................        19,000,000                84.4%                67.2%
Karl F. Lopker(3).......................................        19,000,000                84.4                 67.2
Evan M. Bishop..........................................           816,000                 3.6                  2.9
Margaret A. Biddison....................................           128,246                   *                    *
Vince P. Niedzielski....................................            18,600                   *                    *
All directors and executive
  officers as a group (6 persons).......................        19,972,846                88.7                 70.6

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following April 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.

(2) Assumes no exercise of the U.S. Underwriters' and the Managers' over-allotment option.


(3) All shares are held jointly by Pamela and Karl Lopker, except that 1,360,184 shares are held in trust for the Lopkers' minor children and 56,000 shares are held by The Lopker Family Foundation (the "Foundation"). Pamela and Karl Lopker act as joint trustees of the trust and officers of the Foundation.

                          DESCRIPTION OF CAPITAL STOCK


    Upon completion of the Offering, the authorized capital stock of the Company will consist of 150,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. As of April 30, 1997, there were 22,524,230 shares of Common Stock outstanding held by 390 stockholders, there were four shares of Class B Common Stock outstanding held by two stockholders (which shares will automatically convert into Common Stock upon completion of the Offering) and no shares of Preferred Stock were outstanding.


COMMON STOCK

    The holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive, when and if declared by the Board of Directors, out of funds legally available therefor, any dividends on a pro rata basis. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered by the Company in the Offering will, when issued, be fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares of stock constituting any series or the designation of such series, without further vote or action by the Company's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. See "Certain Anti-Takeover, Limited Liability and Indemnification Provisions." At present, the Company has no plan to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    The Company's Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including, but not limited to, a proposal that might result in the payment of a premium over the market price for the stock held by stockholders. These provisions are summarized in the following paragraphs.

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors shall be classified into three classes, with each class serving staggered three-year terms upon the first annual meeting of stockholders at which the Company has at least 800 stockholders, as determined under Section 2115 of the California Corporations Code. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors.

    SUPERMAJORITY VOTING. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock, voting together as a single class, to effect certain amendments to the Certificate of Incorporation, unless such amendments are approved by a majority of the directors of the Company not affiliated or associated with any person, other than Pamela or Karl Lopker, holding (or which has announced an intention to acquire) 20% or more of the voting power of the Company's then outstanding capital stock, voting together as a single class. The Bylaws may be amended by either (a) a majority of the Board of Directors or (b) the holders of a majority of the Company's voting stock, provided that certain amendments approved by stockholders require the approval of at least 66 2/3% of the voting power of the Company's then outstanding capital stock, voting together as a single class, unless such amendments are approved by a majority of the directors of the Company not affiliated or associated with any person, other than Pamela or Karl Lopker, holding (or which has announced an intention to acquire) 20% or more of the voting power of the Company's then outstanding capital stock, voting as a single class.

    SPECIAL MEETINGS OF STOCKHOLDERS. The Bylaws provide that special meetings of stockholders of the Company may be called only by the Secretary of the Company at the request of a majority of the Board of Directors, or by the Company's Chairman of the Board, President or Chief Executive Officer.

    NOTICE PROCEDURES. The Bylaws of the Company establish advance notice procedures with regard to all stockholder proposals, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws, to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting. Generally, to be timely, the notice must be received by the Secretary of the Company not less than 90 days prior to the meeting and must contain certain other information as specified in the Bylaws.

    LIMITATION OF DIRECTOR LIABILITY. The Certificate of Incorporation limits the personal liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent currently permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION AGREEMENTS. The Bylaws of the Company provide that the directors, executive officers, employees and agents of the Company may be indemnified against expenses (including attorneys' fees, judgments, fines and settlements) and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as such, to the fullest extent permitted by the DGCL. Prior to consummation of the Offering, the Company will enter into indemnification agreements with each of its directors and executive officers that will provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least a 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation. In general,
Section 203 defines an interested stockholder as an entity or person owning 15% or more of the outstanding voting stock of the corporation or any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the time in which it is sought to be determined whether such person is an interested stockholder.


LISTING



    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "QADI."


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Firstar Bank of Minnesota N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding 28,274,234 shares of Common Stock (29,136,734 shares if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full), assuming no exercise of options outstanding as of April 30, 1997. Of these shares, the 5,750,000 shares offered hereby (6,612,500 shares if the U.S. Underwriters' and Managers' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act 1933, as amended (the "Act"), unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Act ("Rule 144"). The remaining 22,524,234 shares of Common Stock outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144.


    The directors, executive officers and certain other stockholders of the Company holding an aggregate of 20,416,172 outstanding shares of Common Stock and options to purchase 967,000 shares of Common Stock, have agreed pursuant to Lock-Up Agreements that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances. The representatives of the Underwriters have informed the Company that the Underwriters have no current intention to release shares from the Lock-Up Agreements prior to expiration of the 180-day term of such agreements. Any request for release would be evaluated by the representatives of the Underwriters, and the decision whether or not to permit early release of stock would be made dependent upon the facts and circumstances existing at the time of the request. Beginning upon expiration of the Lock-Up Agreements, such shares will be eligible for sale pursuant to Rule 144 or Rule 701 under the Act ("Rule 701") subject to the provisions of such rules and continued vesting. The remaining 2,108,062 outstanding shares of Common Stock and options to purchase 94,000 shares of Common Stock are not subject to Lock-Up Agreements and will become eligible for sale upon completion of the Offering, subject to the provisions of Rule 144, Rule 701 and continued vesting. Approximately 714,596 shares of Common Stock and 35,000 shares of Common Stock subject to exercisable options will be eligible for immediate sale in the public market as of the date of this Prospectus (the "Effective Date"), none of which shares will be subject to volume and certain other restriction under Rule 144. An additional 1,358,330 outstanding shares of Common Stock will be eligible for sale in the public market 90 days after the Effective Date, of which 1,195,104 outstanding shares will not be subject to volume and certain other restrictions under Rules 144 and 701. Approximately 20,274,202 shares of Common Stock will become eligible for sale in the public market 180 days after the Effective Date upon expiration of the Lock-Up Agreements, subject to volume and certain other restrictions of Rule 144.



    In general, under Rule 144 as currently in effect, a person (or persons whose stock is aggregated) who has beneficially owned stock for at least one year (including the holding period of any prior owner except an affiliate from whom such stock was purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of stock that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding (approximately 283,000 shares immediately after the Offering, or approximately 291,000 shares if the U.S. Underwriters' and the Managers' over-allotment option is exercised in full), or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Persons other than affiliates who have beneficially owned such stock for at least two years are not subject to the notice, manner of sale, volume or public information requirements and may sell such shares immediately following the Offering. Under Rule 701, persons who purchase stock upon exercise of options granted prior to the effective date of the Offering or who purchased stock from the Company pursuant to a written compensatory benefit plan or contract are entitled to sell such stock 90 days after the effective date of the Offering in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and, in the case of persons who are not affiliates of the Company, without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Approximately 30 days after the date of this Prospectus, the Company intends to file registration statements on Form S-8 covering approximately 667,650 restricted and control shares outstanding and subject to outstanding options issued under employee benefit plans that are not eligible for resale under Rule 144 or Rule 701 and the shares of Common Stock that have been reserved for issuance under the 1997 Stock Program, thus permitting the resale of such stock in the public market without restriction under the Act, subject, however, to Lock-Up Agreements with respect to such stock.


    Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                            CERTAIN U.S. FEDERAL TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

    This is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code").

    This discussion is based on the Code, and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including the direct or indirect ownership of more than five percent of the outstanding Common Stock) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    Treasury Regulations were recently proposed that would, if adopted in their present form, revise in certain respects the rules applicable to Non-U.S. Holders of Common Stock (the "Proposed Regulations"). The Proposed Regulations are generally to be effective with respect to payments made after December 31, 1997. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

    The following summary does not constitute, and should not be considered as, legal or tax advice to prospective investors. Prospective holders should consult their tax advisers about the particular tax consequences to them of holding and disposing of Common Stock.

DIVIDENDS

    Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining applicability of withholding tax, including at a reduced rate under a tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge that such presumption is not warranted. However, under the Proposed Regulations which have not yet been put into effect, to claim the benefits of a tax treaty, an Non-U.S. Holder of Common Stock would be required to file certain forms.

    Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless the Company has actual knowledge that the holder is a Non-U.S. Holder. Absent such actual knowledge, dividends paid to a holder with a U.S. address may be subject to 31% backup withholding if the holder is not an exempt recipient as defined in Section 6042(b)(2) of the Code (which includes corporations) and fails to provide a correct tax identification number and other information to the Company.

    Upon the filing of an Internal Revenue Service Form 4224 with the Company, there is no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends are subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a resident. Effectively connected dividends received by a non-U.S. corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments.

GAIN ON DISPOSITION

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale of other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States or (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold Common Stock as a capital assets, such individuals are present in the United States for 183 or more days in the taxable year of the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    If the proceeds of a disposition of Common Stock are paid over by or through a U.S. office of a broker, the payment is subject to information reporting and to 31% backup withholding unless the disposing holder certifies as to his name, address, and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of it gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

    Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

FEDERAL ESTATE TAX

    An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the U.S. Underwriting Agreement, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Cowen & Company and Robertson, Stephens & Company LLC are acting as the representatives (the "Representatives"), has severally agreed to purchase and the Company has agreed to sell to each of the U.S. Underwriters, the number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

                                                                                             NUMBER OF
U.S. UNDERWRITERS                                                                              SHARES
-------------------------------------------------------------------------------------------  ----------
Smith Barney Inc...........................................................................
Cowen & Company............................................................................
Robertson, Stephens & Company LLC..........................................................
                                                                                             ----------
  Total....................................................................................   4,600,000
                                                                                             ----------
                                                                                             ----------

    Under the terms and subject to the conditions contained in the International Underwriting Agreement, each of the managers of the concurrent International Offering named below (the "Managers"), for whom Smith Barney Inc., Cowen & Company and Robertson, Stephens & Company LLC are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Company has agreed to sell to each Manager, the number of shares of Common Stock set forth opposite the name of such Manager below:

                                                                                             NUMBER OF
MANAGERS                                                                                       SHARES
-------------------------------------------------------------------------------------------  ----------
Smith Barney Inc...........................................................................
Cowen & Company............................................................................
Robertson, Stephens & Company LLC..........................................................
                                                                                             ----------
  Total....................................................................................   1,150,000
                                                                                             ----------
                                                                                             ----------

    Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and part of such shares offered hereby to certain dealers at a price
which represents a concession not in excess of $    per share under the public
offering price. The U.S. Underwriters and the Managers may allow, and such
dealers may reallow, a concession not in excess of $   per share to other U.S.
Underwriters or Managers, respectively, or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives and the Lead Managers have advised the Company that the U.S. Underwriters and the Managers do not intend to confirm any shares to accounts over which they exercise discretionary control.

    The Company has granted to the Underwriters an option, exercisable at any time and from time to time during a 30-day period from the date of this Prospectus, to purchase up to an aggregate 862,500 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares of

Common Stock offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

    The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Act.

    Each of the directors and executive officers of the Company, and certain other stockholders of the Company as designated by Smith Barney Inc. have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances.

    The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares offered in the U.S.
Offering: (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person, and
(ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter, and (iv) other transactions specifically approved by the Representatives and Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any U.S. or Canadian branch of a person other than a U.S. or Canadian Person.

    Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

    Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from, or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

    Purchasers of the Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.


    In addition, Houlihan, Lokey, Howard & Zukin ("Houlihan") will provide the Company certain financial advisory services in connection with the Offering for which the Company will pay Houlihan $250,000. The Company has agreed to indemnify Houlihan against certain claims in connection with Houlihan's provision of such services.


PRICE OF THE OFFERING

    Prior to the Offering, there has been no public market for the Company's Common Stock. The initial public offering price was negotiated between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenue and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.


    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "QADI." There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering or at or above the initial price to public.



    The Representatives have advised the Company that pursuant to Regulation M under the Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions and the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction in stabilization. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California, and Nida & Maloney, a Professional Corporation, Santa Barbara, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    The consolidated financial statements of QAD Inc. at January 31, 1996 and January 31, 1997 and for each of the years ended December 31, 1994 and 1995, for the one month period ended January 31, 1996 and for the year ended January 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 (Reg. No. 333-28441) (the "Registration Statement") under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract, or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part of the Registration Statement may be obtained from such offices after payment of fees prescribed by the Commission. The Commission maintains a World Wide Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                    QAD INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets as of January 31, 1996 and 1997 and April 30, 1997 (unaudited).................         F-3

Consolidated Statements of Income for the years ended December 31, 1994 and 1995, the year ended January
  31, 1997, the one month ended January 31, 1996 and the three month periods ended April 30, 1996 and 1997
  (unaudited)..............................................................................................         F-4

Consolidated Statement of Stockholders' Equity for the years ended December 31, 1994 and 1995, the one month ended January 31, 1996, the year ended January 31, 1997 and quarter ended April 30, 1997
  (unaudited)..............................................................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1994 and 1995, the year ended
  January 31, 1997, the one month ended January 31, 1996 and three month periods ended April 30, 1996 and
  1997 (unaudited).........................................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
QAD Inc.:


We have audited the accompanying consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended January 31, 1997, December 31, 1995 and December 31, 1994 and the one month ended January 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QAD Inc. and subsidiaries as of January 31, 1997 and January 31, 1996 and the results of their operations and their cash flows for the years ended January 31, 1997, December 31, 1995 and December 31, 1994 and the one month ended January 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP


Los Angeles, California
April 11, 1997

                                    QAD INC.
                          CONSOLIDATED BALANCE SHEETS

                  (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)

                                                                            JANUARY 31,  JANUARY 31,
                                                                               1996         1997
                                                                            -----------  -----------   APRIL 30,
                                                                                                         1997
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                  ASSETS
Current assets:
  Cash....................................................................   $   1,463    $     301    $   1,306
  Trade accounts receivable, net of allowances of $2,280, $3,694 and
    $3,646 for January 31, 1996, 1997, and April 30, 1997, respectively...      35,236       46,745       43,854
  Income tax receivable...................................................          --           --          166
  Deferred income taxes...................................................       3,610        4,183        2,702
  Other current assets....................................................       1,741        2,112        4,172
                                                                            -----------  -----------  -----------

    Total current assets..................................................      42,050       53,341       52,200

Property and equipment, net...............................................      19,058       18,071       19,324
Other assets, net.........................................................       2,037        3,051        4,836
Deferred income taxes.....................................................       1,962        2,787        4,833
                                                                            -----------  -----------  -----------
      Total assets........................................................   $  65,107    $  77,250    $  81,193
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current installments of long-term debt................   $  11,694    $   8,465    $  15,143
  Accounts payable........................................................       9,525       12,516       12,238
  Accrued expenses........................................................       5,489        9,626        6,875
  Income taxes payable....................................................         288          741           --
  Deferred revenue and deposits...........................................      20,904       28,602       30,160
                                                                            -----------  -----------  -----------

    Total current liabilities.............................................      47,900       59,950       64,416

  Long-term debt, less current installments...............................       7,097        5,036        4,320
  Deferred revenue - noncurrent...........................................         981          991          756
  Other deferred liabilities..............................................          --          379          641
  Minority interest.......................................................         106           90          108
Stockholders' equity:
  Preferred stock, Authorized 5,000,000 shares; none issued and
    outstanding...........................................................          --           --           --
  Common stock, no par value. Authorized 150,000,000 shares; issued and outstanding 20,978,754 shares at January 31, 1996, 22,218,572 shares
    at January 31, 1997 and 22,524,234 shares at April 30, 1997...........       2,223        5,942        6,554
  Retained earnings.......................................................       6,539        7,539        8,099
  Receivable from stockholders............................................        (151)        (197)        (642)
  Unearned compensation -- restricted stock...............................          --       (2,129)      (2,255)
  Cumulative foreign currency translation adjustment......................         412         (351)        (804)
                                                                            -----------  -----------  -----------

    Total stockholders' equity............................................       9,023       10,804       10,952
                                                                            -----------  -----------  -----------
      Total liabilities and stockholders' equity..........................   $  65,107    $  77,250    $  81,193
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                                    QAD INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                                      ONE MONTH
                                             YEAR ENDED    YEAR ENDED   YEAR ENDED      ENDED
                                            DECEMBER 31,  DECEMBER 31,  JANUARY 31,  JANUARY 31,
                                                1994          1995         1997         1996
                                            ------------  ------------  -----------  -----------  THREE MONTHS   THREE MONTHS
                                                                                                   ENDED APRIL    ENDED APRIL
                                                                                                    30, 1996       30, 1997
                                                                                                  -------------  -------------
                                                                                                   (UNAUDITED)    (UNAUDITED)
Revenue:
  License fees............................   $   48,665    $   63,756   $    85,753  $       993   $    11,070    $    19,149
  Maintenance and other...................       17,695        26,193        40,691        2,479         9,046         12,924
                                            ------------  ------------  -----------  -----------  -------------  -------------
    Total revenues........................       66,360        89,949       126,444        3,472        20,116         32,073
Cost and expenses:
  Cost of revenues........................       18,944        23,599        29,158        1,649         6,863          8,462
  Sales and marketing.....................       21,552        38,341        53,258        3,294        13,728         13,566
  Research and development................       10,618        17,037        25,623        1,547         5,921          6,171
  General and administrative..............       11,162        13,618        16,083          856         3,804          3,557
                                            ------------  ------------  -----------  -----------  -------------  -------------
    Total cost and expenses...............       62,276        92,595       124,122        7,346        30,316         31,756
                                            ------------  ------------  -----------  -----------  -------------  -------------
Operating income (loss)...................        4,084        (2,646)        2,322       (3,874)      (10,200)           317

Other (income) expense:
  Interest income.........................          (34)          (38)          (52)     --            --                 (48)
  Interest expense........................          462           825         1,657          126           429            435
  Other...................................          (99)           48          (797)         (61)         (146)          (803)
                                            ------------  ------------  -----------  -----------  -------------  -------------
    Total other (income) expense..........          329           835           808           65           283           (416)
                                            ------------  ------------  -----------  -----------  -------------  -------------

Income (loss) before income taxes.........        3,755        (3,481)        1,514       (3,939)      (10,483)           733
Income tax expense (benefit)..............          877        (2,795)          514       (1,078)       (3,166)           173
                                            ------------  ------------  -----------  -----------  -------------  -------------
Net income (loss).........................   $    2,878    $     (686)  $     1,000  $    (2,861)  $    (7,317)   $       560
                                            ------------  ------------  -----------  -----------  -------------  -------------
                                            ------------  ------------  -----------  -----------  -------------  -------------
Net income (loss) per share...............   $     0.12    $    (0.03)  $      0.04  $     (0.13)  $     (0.33)   $      0.02
                                            ------------  ------------  -----------  -----------  -------------  -------------
                                            ------------  ------------  -----------  -----------  -------------  -------------
Weighted average number of shares used in
 computing net income (loss) per share....   23,886,878    21,888,583    23,533,877   22,018,373    22,166,665     24,014,963
                                            ------------  ------------  -----------  -----------  -------------  -------------
                                            ------------  ------------  -----------  -----------  -------------  -------------


          See accompanying notes to consolidated financial statements.

                                    QAD INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

      YEARS ENDED DECEMBER 31, 1994, DECEMBER 31, 1995, JANUARY 31, 1997,
       ONE MONTH ENDED JANUARY 31, 1996 AND QUARTER ENDED APRIL 30, 1997

                  (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)

                                                 COMMON STOCK                                        RESTRICTED STOCK
                                           ------------------------   RETAINED    RECEIVABLE FROM  ---------------------
                                             SHARES       AMOUNT      EARNINGS     STOCKHOLDERS      SHARES     AMOUNT
                                           -----------  -----------  -----------  ---------------  ----------  ---------
Balance, December 31, 1993...............   20,000,000   $      30    $   7,208      $      --             --  $      --
Common Stock Issued:
  Under stock purchase plan..............      813,864       1,812           --             --             --         --
  Under stock options....................           --          --           --             --             --         --
  Pursuant to performance awards.........       59,600         131           --             --             --         --
Common stock repurchases.................      (68,606)       (168)          --             --             --         --
Translation adjustments..................           --          --           --             --             --         --
Net income (loss)........................           --          --        2,878             --             --         --
                                           -----------  -----------  -----------         -----     ----------  ---------
Balance, December 31, 1994...............   20,804,858       1,805       10,086             --             --         --
Common Stock Issued:
  Under stock purchase plan..............      250,750         601           --             --             --         --
  Under stock options....................    1,024,000          74           --             --             --         --
  Pursuant to performance awards.........      148,514         336           --             --             --         --
Tax benefit associated with stock option
  exercise...............................           --          --           --             --             --         --
Common stock repurchases.................   (1,262,370)       (624)          --             --             --         --
Receivable from stockholders.............           --          --           --           (151)            --         --
Translation adjustments..................           --          --           --             --             --         --
Net income (loss)........................           --          --         (686)            --             --         --
                                           -----------  -----------  -----------         -----     ----------  ---------
Balance, December 31, 1995...............   20,965,752       2,192        9,400           (151)            --         --
Common Stock Issued:
  Pursuant to performance awards.........       23,722          57           --             --             --         --
Common stock repurchases.................      (10,720)        (26)          --             --             --         --
Translation adjustments..................           --          --           --             --             --         --
Net income (loss)........................           --          --       (2,861)            --             --         --
                                           -----------  -----------  -----------         -----     ----------  ---------
Balance, January 31, 1996................   20,978,754       2,223        6,539           (151)            --         --
Common Stock Issued:
  Under stock purchase plan..............      793,438       1,411           --             --             --         --
  Under stock options....................      105,000         185           --             --             --         --
  Pursuant to performance awards.........      108,062         256           --             --             --         --
  Pursuant to restricted stock awards....      559,066       2,584           --             --       (559,066)    (2,584)
  Common stock earned under restricted
    stock awards.........................           --          --           --             --        149,954        455
Common stock repurchases.................     (325,748)       (717)          --             --             --         --
Receivable from stockholders.............           --          --           --            (46)            --         --
Translation adjustments..................           --          --           --             --             --         --
Net income (loss)........................           --          --        1,000             --             --         --
                                           -----------  -----------  -----------         -----     ----------  ---------
Balance, January 31, 1997................   22,218,572       5,942        7,539           (197)      (409,112)    (2,129)
Common Stock Issued (unaudited):
  Under stock purchase plan..............      211,760       2,017           --             --             --         --
  Under stock options....................      299,000         709           --             --             --         --
  Pursuant to performance awards.........       62,060         431           --             --             --         --
  Pursuant to restricted stock awards....       20,400         194           --             --        (20,400)      (194)
  Common stock earned under restricted
    stock awards.........................           --          --           --             --         16,966         68
Common stock repurchases (unaudited).....     (287,558)     (2,739)          --             --             --         --
Receivable from stockholders
  (unaudited)............................           --          --           --           (445)            --         --
Translation adjustments (unaudited)......           --          --           --             --             --         --
Net income (loss) (unaudited)............           --          --          560             --             --         --
                                           -----------  -----------  -----------         -----     ----------  ---------
Balance, April 30, 1997..................   22,524,234   $   6,554    $   8,099      $    (642)      (412,546) $  (2,255)
                                           -----------  -----------  -----------         -----     ----------  ---------
                                           -----------  -----------  -----------         -----     ----------  ---------

                                            CUMULATIVE        TOTAL
                                            TRANSLATION   STOCKHOLDERS'
                                              ACCOUNT        EQUITY
                                           -------------  -------------
Balance, December 31, 1993...............    $    (140)     $   7,098
Common Stock Issued:
  Under stock purchase plan..............           --          1,812
  Under stock options....................           --             --
  Pursuant to performance awards.........           --            131
Common stock repurchases.................           --           (168)
Translation adjustments..................          242            242
Net income (loss)........................           --          2,878
                                                 -----    -------------
Balance, December 31, 1994...............          102         11,993
Common Stock Issued:
  Under stock purchase plan..............           --            601
  Under stock options....................           --             74
  Pursuant to performance awards.........           --            336
Tax benefit associated with stock option
  exercise...............................           --             --
Common stock repurchases.................           --           (624)
Receivable from stockholders.............           --           (151)
Translation adjustments..................          189            189
Net income (loss)........................           --           (686)
                                                 -----    -------------
Balance, December 31, 1995...............          291         11,732
Common Stock Issued:
  Pursuant to performance awards.........           --             57
Common stock repurchases.................           --            (26)
Translation adjustments..................          121            121
Net income (loss)........................           --         (2,861)
                                                 -----    -------------
Balance, January 31, 1996................          412          9,023
Common Stock Issued:
  Under stock purchase plan..............           --          1,411
  Under stock options....................           --            185
  Pursuant to performance awards.........           --            256
  Pursuant to restricted stock awards....           --             --
  Common stock earned under restricted
    stock awards.........................           --            455
Common stock repurchases.................           --           (717)
Receivable from stockholders.............           --            (46)
Translation adjustments..................         (763)          (763)
Net income (loss)........................           --          1,000
                                                 -----    -------------
Balance, January 31, 1997................         (351)        10,804
Common Stock Issued (unaudited):
  Under stock purchase plan..............           --          2,017
  Under stock options....................           --            709
  Pursuant to performance awards.........           --            431
  Pursuant to restricted stock awards....           --             --
  Common stock earned under restricted
    stock awards.........................           --             68
Common stock repurchases (unaudited).....           --         (2,739)
Receivable from stockholders
  (unaudited)............................           --           (445)
Translation adjustments (unaudited)......         (453)          (453)
Net income (loss) (unaudited)............           --            560
                                                 -----    -------------
Balance, April 30, 1997..................    $    (804)     $  10,952
                                                 -----    -------------
                                                 -----    -------------

          See accompanying notes to consolidated financial statements.

                                    QAD INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     ONE MONTH
                                            YEAR ENDED    YEAR ENDED   YEAR ENDED      ENDED
                                           DECEMBER 31,  DECEMBER 31,  JANUARY 31,  JANUARY 31,
                                               1994          1995         1997         1996
                                           ------------  ------------  -----------  -----------  THREE MONTHS   THREE MONTHS
                                                                                                     ENDED          ENDED
                                                                                                   APRIL 30,      APRIL 30,
                                                                                                     1996           1997
                                                                                                 -------------  -------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................   $    2,878    $     (686)   $   1,000    $  (2,861)   $    (7,317)   $       560
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Depreciation and amortization........        2,664         4,346        5,345          390          1,319          1,583
    Provision for doubtful accounts and
      sales returns......................        1,333           945        3,432          (25)           701            585
    Loss on disposal of equipment........           --            --           25           --             --            (11)
    Minority interest....................           --            --          (16)         106            (98)            18
    Compensation expense pursuant to
      stock repurchase...................           --         2,408           --           --             --             --
    Compensation expense pursuant to
      stock awards.......................          131           336        1,044           57            156            755
    Changes in assets and liabilities:
      (Increase) decrease in assets:
      Trade accounts receivable..........       (8,886)      (15,103)     (14,941)       5,444          8,180          2,306
      Income tax receivable..............           --          (231)          --          231             --           (166)
      Deferred income taxes..............       (1,306)       (3,780)      (1,398)      (1,781)        (3,576)          (565)
      Other assets.......................       (1,389)       (1,929)      (2,408)         (15)        (1,646)        (4,221)
    Increase (decrease) in liabilities:
      Accounts payable...................        3,209         6,283        2,991       (2,816)         2,761           (278)
      Accrued expenses...................        1,500         2,236        4,137         (607)          (438)        (2,751)
      Income taxes payable...............          572        (1,192)         453          288           (197)          (741)
      Deferred revenue and deposits......        3,340        10,459        7,708          539            229          1,323
      Other deferred liabilities.........           --            --           46           --             19              6
      Foreign currency translation
        adjustment.......................          242           189         (763)         121           (104)          (453)
                                           ------------  ------------  -----------  -----------  -------------  -------------
          Net cash provided by (used in)
            operating activities.........        4,288         4,281        6,655         (929)           (11)        (2,050)
                                           ------------  ------------  -----------  -----------  -------------  -------------
Cash flows from investing activities:
  Additions to land and buildings........       (5,819)       (2,341)        (435)        (206)           (21)           (69)
  Purchase of property and equipment            (4,028)       (7,243)      (3,008)        (735)        (1,153)        (2,400)
  Proceeds from disposition of property
    and equipment........................           11           117           83           --             --             20
                                           ------------  ------------  -----------  -----------  -------------  -------------
          Net cash used in investing
            activities...................       (9,836)       (9,467)      (3,360)        (941)        (1,174)        (2,449)
                                           ------------  ------------  -----------  -----------  -------------  -------------

                                  (Continued)

                                    QAD INC.

                                 (IN THOUSANDS)

                                                                                     ONE MONTH   THREE MONTHS   THREE MONTHS
                                            YEAR ENDED    YEAR ENDED   YEAR ENDED      ENDED         ENDED          ENDED
                                           DECEMBER 31,  DECEMBER 31,  JANUARY 31,  JANUARY 31,    APRIL 30,      APRIL 30,
                                               1994          1995         1997         1996          1996           1997
                                           ------------  ------------  -----------  -----------  -------------  -------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
Cash flows from financing activities:
  Proceeds from notes payable and
    long-term debt.......................   $   22,019    $   24,654    $  84,841    $   4,254    $    11,365    $    32,980
  Reduction of notes payable and long-
    term debt............................      (17,822)      (19,555)     (90,131)      (2,414)       (10,252)       (27,018)
  Issuance of common stock for cash......        1,812           675        1,596           --             --          2,726
  Repurchase of common stock.............         (168)         (624)        (717)         (26)           (85)        (2,739)
  Receivable from stockholders...........           --          (151)         (46)          --             --           (445)
                                           ------------  ------------  -----------  -----------  -------------  -------------
    Net cash provided by (used in)
      financing activities...............        5,841         4,999       (4,457)       1,814          1,028          5,504
                                           ------------  ------------  -----------  -----------  -------------  -------------
    Net increase (decrease) in cash......          293          (187)      (1,162)         (56)          (157)         1,005

  Cash at beginning of period............        1,413         1,706        1,463        1,519          1,463            301
                                           ------------  ------------  -----------  -----------  -------------  -------------
  Cash at end of period..................   $    1,706    $    1,519    $     301    $   1,463    $     1,306    $     1,306
                                           ------------  ------------  -----------  -----------  -------------  -------------
                                           ------------  ------------  -----------  -----------  -------------  -------------
  Supplemental disclosure of cash flow
    information:
    Cash paid during the period for:
    Interest.............................   $      462    $      824    $   1,553    $      99    $       345    $       351
    Income taxes.........................   $      876    $    1,087    $     707    $       6    $       508    $     1,766
                                           ------------  ------------  -----------  -----------  -------------  -------------
                                           ------------  ------------  -----------  -----------  -------------  -------------

Supplemental disclosure of noncash investing and financing activities:

During calendar 1994 and 1995, fiscal year ended January 31, 1997 and the one month ended January 31, 1996, the Company acquired property and equipment under capital lease obligations aggregating $1,863,517, $1,081,087, $97,200 and $79,263, respectively.

During calendar 1995, the Company issued a note payable in the amount of $2,407,788 in connection with the repurchase of common shares.

          See accompanying notes to consolidated financial statements.

                                    QAD INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    The Company is a leading provider of Enterprise Resource Planning software for multinational and other large manufacturing companies. The Company's software solutions are designed to facilitate global management of resources and information to allow manufacturers to reduce order fulfillment cycle times and inventories, improve operating efficiencies and measure critical company performance criteria against defined business plan objectives. The flexibility of the Company's products also helps manufacturers adapt to growth, organizational change, business process reengineering, supply chain management and other challenges.

    Effective February 1, 1996, the Company determined that it would change its reporting period from years ending December 31 to fiscal years ending January
31. Accordingly, the accompanying statements of income, stockholders' equity and cash flows include results for the one month transition period ending January 31, 1996.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of QAD Inc. and its majority-owned subsidiaries. The Company also has various branch offices worldwide. All intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

    The financial statements as of April 30, 1997 and for the three months ended April 30, 1996 and 1997 are unaudited but reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for the three months ended April 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 1998.

CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographic locations throughout the world. At January 31, 1997 and April 30, 1997, one customer had an outstanding receivable that constituted 12% and 7% of the Company's net trade accounts receivable, respectively. There were no other concentrations of such credit risk for the periods presented.

USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION


    The Company's principal source of software license fee revenue is derived from licensing MFG/PRO software. Revenues from maintenance and other activities are generated from maintenance support services, training and consulting and are billed separately from license revenues. Revenues from software license agreements, including licenses sold through distributors, are recognized at the time of shipment, net of any applicable distributor discount, provided there are no remaining significant obligations to be fulfilled by the Company and collectibility is probable within a 12-month period from date of shipment. Where distributors have reproduction rights, revenue is recognized upon notification of shipment by the distributor. Typically, the Company's software licenses do not include significant vendor obligations. Where license contracts call for payment terms in excess of 12 months from date of shipment, revenue is recognized as payments become due. Maintenance revenues for ongoing customer support and product updates are recognized ratably over the term of the maintenance period, which is generally 12 months. Training and consulting revenues are recognized as the services are performed. Returns and allowances are estimated and provided for in the period of sale.


    Revenue on all sales in which there are outstanding obligations to provide resources over a period of time, as a component of the sale, is deferred and recognized as services are provided on a percentage of completion basis. At December 31, 1995, and January 31, 1997 $2,261,000 and $811,000, respectively, of revenue, net of related expenses, had been deferred until future periods for recognition as services are provided. Further, the Company recognizes revenue consistent with customer payment terms on all sales where extended payment terms beyond one year are granted. At January 31, 1997, sales contracts totalling $4,259,000 having payment terms through January 31, 2000 were deferred, to be recognized as payments become due.

DEPRECIATION AND AMORTIZATION

    Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Asset lives range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the life of the related improvements, whichever is shorter.

COMPUTER SOFTWARE COSTS

    Pursuant to Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," issued by the Financial Accounting Standards Board, the Company capitalizes software development costs incurred in connection with the translation of its products into foreign languages once technological feasibility has been achieved. Capitalized development costs are amortized on a straight-line basis over three years and charged to cost of revenues. All other development costs are expensed to research and development as incurred.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCRUED EXPENSES

    Accrued expenses are as follows:

                                                                                       JANUARY 31,
                                                                                   --------------------
                                                                                     1996       1997
                                                                                   ---------  ---------   APRIL 30,
                                                                                                            1997
                                                                                                         -----------
                                                                                                         (UNAUDITED)
Accrued payroll..................................................................  $   4,982  $   7,611   $   5,505
Accrued other....................................................................        507      2,015       1,370
                                                                                   ---------  ---------  -----------
                                                                                   $   5,489  $   9,626   $   6,875
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

INCOME TAXES

    The Company provides for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which employs an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted laws.


COMPUTATION OF NET INCOME (LOSS) PER SHARE


    Net income (loss) per share has been computed using the weighted average number of shares of common stock and common stock equivalents outstanding using the treasury-stock method summarized as follows:

                                            YEAR ENDED                     ONE MONTH
                                           DECEMBER 31,      YEAR ENDED      ENDED
                                       --------------------  JANUARY 31,  JANUARY 31,
                                         1994       1995        1997         1996
                                       ---------  ---------  -----------  -----------     THREE MONTHS ENDED
                                                                                              APRIL 30,
                                                                                       ------------------------
                                                                                          1996         1997
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Weighted average shares of common
  stock and common stock equivalents
  outstanding........................  23,098,539 21,100,244 22,745,538   21,230,034   21,378,326   23,226,624
Weighted average shares of common
  stock and common stock equivalents
  issued or to be issued during the
  12 months preceding the initial
  public offering....................    788,339    788,339     788,339      788,339      788,339      788,339
                                       ---------  ---------  -----------  -----------  -----------  -----------
Shares used in income (loss) per
  share calculation..................  23,886,878 21,888,583 23,533,877   22,018,373   22,166,665   24,014,963
                                       ---------  ---------  -----------  -----------  -----------  -----------
                                       ---------  ---------  -----------  -----------  -----------  -----------


    Pursuant to the requirements of the Securities and Exchange Commission, common stock and common stock options issued by the Company during the 12 months immediately preceding an initial public offering are included in the calculation of the weighted average shares outstanding for all periods presented using the treasury-stock method, based on the estimated offering price, for stock options. The impact of incremental shares arising from options granted within one year of the initial public offering is included for all periods, including loss periods where the effect on loss per share is anti-dilutive. Accordingly, weighted average shares of common stock and common stock equivalents outstanding include

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

788,339 shares as a result of common stock and stock options issued within 12 months of the initial public offering and are shown as outstanding for all periods presented, including loss periods.



    Stock options issued more than 12 months before the initial public offering date are excluded from the computation for loss periods as their inclusion would be anti-dilutive.


FOREIGN CURRENCY TRANSLATION

    The functional currency of each foreign subsidiary is its own local currency. Accordingly, in consolidation, assets and liabilities are translated to U.S. dollars at the exchange rate on the balance sheet date. Resulting translation adjustments are accumulated as a separate component of stockholders' equity. Revenues, costs and expenses are translated at average rates for each month. (Gains) and losses from foreign currency transactions are reflected in net earnings in the year incurred, classified as "other income expense," and totaled approximately $343,000, $477,000, $(407,000) and $(34,000) for the years ended December 31, 1994, December 31, 1995 and January 31, 1997 and the one month period ended January 31, 1996, respectively. For the three month period ended April 30, 1997, foreign currency transaction gains included in other income totalled $430,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the following financial instruments approximate fair value because of the short maturity of those instruments: accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue and deposits.

    The carrying value of the Company's obligations under capital leases, notes payable and long-term debt approximates fair value and was estimated by discounting the future cash flows of the capital leases, notes payable and long-term debt at rates currently offered to the Company for similar capital leases, notes payable and long-term debt of comparable maturities by the Company's bankers.

LONG-LIVED ASSETS

    The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," during 1995. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

ACCOUNTING FOR STOCK OPTIONS

    Prior to January 1, 1996, the Company accounted for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995, 1996 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, `revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not determined the impact of the implementation of SFAS No. 128.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

    Property and equipment is summarized as follows (in thousands):

                                                        JANUARY 31,  JANUARY 31,
                                                           1996         1997
                                                        -----------  -----------   APRIL 30,
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)
Land and buildings....................................   $   8,367    $   8,802    $   8,871
Automobiles...........................................          75           71           93
Computer equipment and software.......................      10,628       12,306       14,833
Furniture and office equipment........................       5,278        6,160        6,403
Leasehold improvements................................         872        1,032        1,349
Equipment under capital lease.........................       1,884        1,921        1,070
                                                        -----------  -----------  -----------
                                                            27,104       30,292       32,619
Less accumulated depreciation and amortization, which
  includes $650, $1,217 and $469 for January 31, 1996,
  January 31, 1997 and April 30, 1997, respectively,
  for equipment under capital leases..................      (8,046)     (12,221)     (13,295)
                                                        -----------  -----------  -----------
    Net property and equipment........................   $  19,058    $  18,071    $  19,324
                                                        -----------  -----------  -----------
                                                        -----------  -----------  -----------

    Included in land and buildings is capitalized interest aggregating $290,000, $329,000 and $329,000 as of January 31, 1996, January 31, 1997 and April 30,
1997, respectively.

3. OTHER ASSETS


    Other assets at January 31, 1996, January 31, 1997 and April 30, 1997 include capitalized software development costs of $858,000, $1,065,000 and $1,218,000 (net of $1,671,000, $2,341,000 and $2,511,000 of accumulated amortization), respectively. Amortization of these costs totaled $550,000, $694,000, $671,000 and $61,000 during the years ended December 31, 1994,
December 31, 1995 and January 31, 1997 and one month ended January 31, 1996, respectively. For the interim periods ended April 30, 1996 and 1997, such costs aggregated $168,000 and $172,000, respectively. Amortization costs are included in cost of revenues. Software development costs incurred prior to achieving technological feasibility are expensed as incurred as research and development. Such costs aggregated $10,618,000, $17,037,000, $25,623,000 and $1,547,000 for
the years ended December 31, 1994, December 31, 1995 and January 31, 1997 and one month ended January 31, 1996, respectively. For the interim periods ended April 30, 1996 and 1997, such costs aggregated $5,921,000 and $6,171,000, respectively.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

4. NOTES PAYABLE AND LONG-TERM DEBT

    Notes payable and long-term debt are summarized as follows (in thousands):

                                                                             JANUARY 31,  JANUARY 31,
                                                                                1996         1997
                                                                             -----------  -----------   APRIL 30,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Advances under a $16,000,000 revolving credit agreement with a bank, secured by substantially all assets and guarantees of certain stockholders, bearing interest at the highest LIBOR for the period (5.49%
  at January 31, 1997) plus 4.875% per annum, expiring July 1997...........   $  --        $   4,349    $  11,265
Advances under a $15,000,000 line of credit agreement with a bank, secured by accounts receivable and guarantees of certain stockholders, bearing interest at the prime rate (8.5% at January 31, 1996) plus .85% per
  annum, expiring June 1996................................................       5,525       --           --
Term notes payable, secured by property and equipment, payable in monthly installments ranging from $6,276 to $41,667, at interest rates ranging from 8.29% to 10.365% per annum, expiring from June 1997 to December
  1999.....................................................................       5,510        5,258        4,429
Note payable under term portion of credit agreement, secured by real estate, principal payable commencing August 1996 in monthly installments of $66,666 plus interest at the highest LIBOR during the month (5.49% at
  January 31, 1997) plus 4.875% per annum (to be no less than 8% per
  annum), through July 2001................................................      --            3,600        3,400
Notes payable, secured by real estate, payable in monthly installments ranging from $10,194 to $30,783, at interest rates ranging from 9.0% to
  9.85% per annum, expiring from October 1997 to July 2004.................       4,300       --           --
Term note payable, net of unamortized discount of $91,931 at 9.35% per annum, unsecured, payable $848,750 on February 29, 1996, $628,750 on May
  31, 1996, $628,750 on August 31, 1996 and $408,750 on November 30,
  1996.....................................................................       2,423       --           --
Note payable, secured by leasehold improvements, payable in monthly
  installments of $681 through February 1998...............................          17            9            7
Capital lease obligations..................................................       1,016          285          362
                                                                             -----------  -----------  -----------
                                                                                 18,791       13,501       19,463
Less current installments..................................................     (11,694)      (8,465)     (15,143)
                                                                             -----------  -----------  -----------
                                                                              $   7,097    $   5,036    $   4,320
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The Company's revolving credit agreement expires on July 31, 1997, subject to automatic successive one-year extensions if not terminated by the Company or the lender 90 days prior to the expiration date. The maximum available amount of borrowings under the revolving credit agreement is equal to the lesser of $20 million or the sum of a percentage of the Company's accounts receivable, $4 million of which may

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

4. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) be used only for loans secured by real estate owned by the Company. The total amount of available borrowings under the revolving credit agreement at April 30, 1997 was approximately $20 million. Borrowings under the revolving credit agreement bear interest, calculated monthly, at an annual rate equal to the highest LIBOR rate in effect during the month plus 4.875% but in no event less than 8%. Minimum monthly interest charges are $20,000 (resulting in a rate of 10.565% at April 30, 1997). The Company's revolving credit agreement is collateralized by a security interest in substantially all of the Company's assets.

    At January 31, 1997, future minimum principal payments of notes payable and long-term debt are as follows (in thousands):

Year ending January 31:
  1998.......................  $   8,465
  1999.......................      2,615
  2000.......................      1,221
  2001.......................        800
  2002.......................        400
                               ---------
                               $  13,501
                               ---------
                               ---------

5. DEFERRED REVENUE

    The Company bills for ongoing maintenance and post-sale customer support separately from sales of products and records such amounts as deferred revenue when billed. Deferred revenue aggregated $21,228,000, $29,125,000 and $30,228,000 at January 31, 1996, January 31, 1997 and April 30, 1997,
respectively. Revenue under maintenance contracts is recognized ratably over the term of the contract which is typically 12 months.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

6. INCOME TAXES

    Components of income tax expense (benefit) are as follows (in thousands):

                                                                                                         ONE MONTH
                                                             YEAR ENDED     YEAR ENDED    YEAR ENDED       ENDED
                                                            DECEMBER 31,   DECEMBER 31,   JANUARY 31,   JANUARY 31,
                                                                1994           1995          1997          1996
                                                            -------------  ------------  -------------  -----------
Current:
  Federal.................................................    $     943     $      371     $     672     $  (1,402)
  State...................................................          313            110           (63)         (203)
  Foreign.................................................          264            503           227           890
                                                                 ------    ------------        -----    -----------
        Total.............................................        1,520            984           836          (715)
                                                                 ------    ------------        -----    -----------
Deferred:
  Federal.................................................         (562)        (1,946)          (94)           80
  State...................................................          (81)          (290)          (10)            9
  Foreign.................................................       --             (1,543)         (218)         (452)
                                                                 ------    ------------        -----    -----------
        Total.............................................         (643)        (3,779)         (322)         (363)
                                                                 ------    ------------        -----    -----------
                                                              $     877     $   (2,795)    $     514     $  (1,078)
                                                                 ------    ------------        -----    -----------
                                                                 ------    ------------        -----    -----------

    Statement of Financial Accounting Standards No. 109 requires companies to record deferred tax assets for the benefit to be derived from deductible temporary differences, net of appropriate valuation reserves to reflect management estimates of realizability of such deferred tax assets. The tax effects of

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

6. INCOME TAXES (CONTINUED)
temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                                          JANUARY 31,  JANUARY 31,
                                                                                             1996         1997
                                                                                          -----------  -----------
Deferred tax assets:
  Allowance for bad debts...............................................................   $     759    $   1,387
  Accrued vacation......................................................................         611          524
  Alternative minimum tax...............................................................         187           98
  Research and development..............................................................         914        1,217
  Foreign tax credits...................................................................      --              778
  Long term contract....................................................................         859          328
  Net operating loss carryforwards......................................................       4,044        5,054
  Other.................................................................................          12           34
                                                                                          -----------  -----------
                                                                                               7,386        9,420
  Less valuation allowance..............................................................      (1,163)      (2,081)
                                                                                          -----------  -----------
  Net deferred tax assets...............................................................       6,223        7,339
  Less current portion (net of $95 and $633 valuation allowance, respectively)..........      (4,103)      (4,655)
                                                                                          -----------  -----------
    Long-term net deferred tax assets (net of $1,068 and $1,448 valuation allowance,
      respectively).....................................................................   $   2,120    $   2,684
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Deferred tax liabilities:
  Capitalized translation costs.........................................................   $     343    $     355
  Foreign sales corporation.............................................................          85       --
  State income taxes....................................................................          52          119
  Other.................................................................................          13           (2)
  Depreciation and amortization.........................................................         158         (103)
                                                                                          -----------  -----------
                                                                                                 651          369
  Less current portion..................................................................        (493)        (472)
                                                                                          -----------  -----------
    Long-term deferred tax liabilities..................................................   $     158    $    (103)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

    For U.S. tax purposes, management has determined that the realization of recorded deferred tax assets arising in the United States is reasonably assured, and accordingly, no valuation allowance has been recorded on such items. With available tax planning strategies and projections of future income over the periods in which the foreign deferred tax assets are deductible, management believes it is more likely than not that the Company will realize a portion of the benefits of these deductible differences on tax returns

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

6. INCOME TAXES (CONTINUED)
filed in foreign jurisdictions. However, there can be no assurance that any taxable income will be generated in the respective foreign jurisdictions.

    The Company's net operating loss carryforward benefits aggregating $5.1 million at January 31, 1997 arise principally from losses incurred by foreign subsidiaries and expire commencing in 2001.

    At January 31, 1996 and January 31, 1997, the valuation allowance attributable to deferred tax assets was $1,163,000 and $2,081,000, respectively, an overall increase of $918,000.

    Actual income tax expense (benefit) differs from that obtained by applying the statutory Federal income tax rate to earnings before income taxes as follows (in thousands):


                                                                                                       ONE MONTH
                                                             YEAR ENDED     YEAR ENDED   YEAR ENDED      ENDED
                                                            DECEMBER 31,   DECEMBER 31,  JANUARY 31,  JANUARY 31,
                                                                1994           1995         1997         1996
                                                            -------------  ------------  -----------  -----------
Computed expected tax expense (benefit)...................    $   1,277     $   (1,183)   $     515    $  (1,339)
State income taxes, net of Federal income tax benefit.....          153           (209)          91         (236)
Tax expense from foreign operations.......................          385         --              117          649
Alternative minimum tax ("AMT")...........................       --                182       --           --
Net change in deferred tax assets and liabilities.........         (643)        (1,856)         918          (87)
Meals and entertainment...................................          232            279          286            9
Foreign sales corporation.................................          242          1,341         (539)      --
Research, AMT and foreign tax credits.....................         (747)        (1,386)      (1,208)        (174)
Additional liability provided.............................       --             --              350           94
Other.....................................................          (22)            37          (16)           6
                                                                 ------    ------------  -----------  -----------
                                                              $     877     $   (2,795)   $     514    $  (1,078)
                                                                 ------    ------------  -----------  -----------
                                                                 ------    ------------  -----------  -----------


7. 401(K) PLAN

    The Company has a defined contribution 401(k) plan which is available to U.S. employees after 30 days of employment. Employees may contribute up to the maximum allowable by the Internal Revenue Code. The Company may make additional contributions at the discretion of the Board of Directors. Participants are immediately vested in their employee contributions. Employer contributions vest over a five-year period. The employer contributions for the years ended December 31, 1994, December 31, 1995 and January 31, 1997 were $391,000, $101,000 and
$422,000, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of income.

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES

    The Company finances equipment under capital leases and leases office facilities under operating lease agreements expiring through 2002. The present value of future minimum capital lease payments and future minimum lease payments under noncancelable operating leases is as follows (in thousands):

                                                                                           OPERATING
                                                                        CAPITAL LEASES      LEASES
                                                                       -----------------  -----------
Year ending January 31:
  1998...............................................................      $     259       $   4,730
  1999...............................................................             40           3,533
  2000...............................................................              3           2,450
  2001...............................................................         --               1,209
  2002...............................................................         --                 700
                                                                               -----      -----------
        Total minimum lease payments.................................            302       $  12,622
                                                                                          -----------
                                                                                          -----------
  Less amount representing interest at rates ranging from 11% to
    14.5%............................................................            (17)
                                                                               -----
        Present value of minimum lease payments......................      $     285
                                                                               -----
                                                                               -----

    Total rent expense for the years ended December 31, 1994, December 31, 1995 and January 31, 1997 and one month ended January 31, 1996 aggregated $3,056,000, $4,981,000, $5,929,000 and $457,000, respectively.

9. GEOGRAPHIC INFORMATION

    The following table shows revenues, operating income (loss) and identifiable assets by geographic segment (in thousands):


                                                         YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,   JANUARY 31,
                                                            1994           1995          1997
                                                        -------------  -------------  -----------
Revenue:
  U.S.................................................    $  36,380      $  49,955     $  73,519
  Europe..............................................       18,469         24,619        32,725
  Asia/Pacific........................................        9,320         12,354        15,543
  Other...............................................        2,191          3,021         4,657
                                                        -------------  -------------  -----------
                                                          $  66,360      $  89,949     $ 126,444
                                                        -------------  -------------  -----------
                                                        -------------  -------------  -----------
Operating income (loss):
  U.S.................................................    $   5,014      $   1,094     $   6,441
  Europe..............................................         (341)         1,251           341
  Asia/Pacific........................................       (1,142)        (5,621)       (5,691)
  Other...............................................          553            630         1,231
                                                        -------------  -------------  -----------
                                                          $   4,084      $  (2,646)    $   2,322
                                                        -------------  -------------  -----------
                                                        -------------  -------------  -----------



                                                                 JANUARY 31,      JANUARY 31,
                                                                    1996             1997
                                                               ---------------  ---------------
Identifiable assets:
  U.S........................................................     $  46,959        $  36,661
  Europe.....................................................        18,691           17,603
  Asia/Pacific...............................................         9,226            9,429
  Other......................................................         2,374            1,414
                                                                    -------          -------
                                                                  $  77,250        $  65,107
                                                                    -------          -------
                                                                    -------          -------

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

10.  EMPLOYEE STOCK OPTION, PURCHASE PLANS AND RESTRICTED STOCK AWARDS

EMPLOYEE STOCK OPTION AGREEMENTS


    The Company has stock option agreements with certain key employees. As of January 31, 1997 and April 30, 1997, options to purchase 1,121,000 and 1,061,000 shares of common stock had been granted and were outstanding. Outstanding options generally vest over a five-year period and have contractual lives of 10 years. Transactions in stock options are summarized as follows:



                                                                                WEIGHTED      OPTIONS
                                                                   SHARES     AVERAGE PRICE  EXERCISABLE
                                                                ------------  -------------  ----------
Outstanding options at December 31, 1993......................     2,350,000    $    0.18     1,904,000

Options issued................................................       --
Options exercised.............................................       --
Options expired and terminated................................       --
                                                                ------------
Outstanding options at December 31, 1994......................     2,350,000         0.18     2,114,000

Options issued................................................       --
Options exercised.............................................    (1,024,000)        0.02
Options expired and terminated................................       --
                                                                ------------
Outstanding options at December 31, 1995......................     1,326,000         0.31     1,240,000

Options issued................................................       --
Options exercised.............................................       --
Options expired and terminated................................       --
                                                                ------------
Outstanding options at January 31, 1996.......................     1,326,000         0.31     1,240,000

Options issued................................................       --
Options exercised.............................................      (105,000)        0.40
Options expired and terminated................................      (100,000)        1.61
                                                                ------------
Outstanding options at January 31, 1997.......................     1,121,000         0.18     1,121,000

Options issued................................................       239,000        11.55
Options exercised.............................................      (299,000)        0.21
Options expired and terminated................................       --
                                                                ------------
Outstanding options at April 30, 1997.........................     1,061,000    $    2.73       822,000
                                                                ------------
                                                                ------------

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

10. EMPLOYEE STOCK OPTION, PURCHASE PLANS AND RESTRICTED STOCK AWARDS
(CONTINUED)


    The weighted average remaining contractual life of stock options outstanding as of April 30, 1997 was as follows:



                                                                                               OPTIONS EXERCISABLE
                            NUMBER OF OPTIONS     WEIGHTED-AVERAGE                        ------------------------------
                              OUTSTANDING AT    REMAINING CONTRACTUAL  WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES      APRIL 30, 1997        LIFE (YEARS)        EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
--------------------------  ------------------  ---------------------  -----------------  -----------  -----------------
$0.12.....................          225,000                 2.8            $    0.12         225,000       $    0.12
 0.19.....................          577,000                 3.3                 0.19         577,000            0.19
 0.39.....................           20,000                 4.6                 0.39          20,000            0.39
 9.52 to 13.00............          239,000                 9.8                11.55          --              --
                                                             --
                                 ----------                                   ------      -----------          -----
  Total...................        1,061,000                 4.7                 2.73         822,000       $    0.17
                                                             --
                                                             --
                                 ----------                                   ------      -----------          -----
                                 ----------                                   ------      -----------          -----



    The Company applies APB Opinion No. 25 in accounting for its option plans and, accordingly, no compensation cost was recognized as the exercise price of the stock options equalled the fair value at the grant date. The pro forma impact of applying SFAS No. 123 is not presented for the years ended December 31, 1995 and January 31, 1997 as SFAS 123 is applicable only to options granted during fiscal 1995 and later, and all options outstanding as of January 31, 1997 were granted prior to 1995.



    During 1995, the Company repurchased 1,000,000 shares issued to an employee immediately upon exercise of stock options. Accordingly, the Company recorded compensation expense of $2,408,000 in the accompanying consolidated financial statements for the year ended December 31, 1995. Additionally, during the year ended January 31, 1997 certain employees holding vested options with respect to 70,000 shares at an average of $0.27 per share noticed their intention to terminate employment. The Company determined that it would reacquire the shares which would be issued to the employees. Accordingly, $648,000 of compensation expense representing the difference between exercise price and acquisition cost, has been accrued as compensation expense at January 31, 1997.


1994 STOCK OWNERSHIP PROGRAM


    The Company has also established the QAD Inc. 1994 Stock Ownership Program (the "Plan") covering 4,800,000 shares of its common stock. Subject to certain limitations, the Plan allows eligible employees to purchase shares of common stock at the fair market value of the common stock by direct cash payment or at 95% of the fair market value through payroll deduction. The Company has the right, but not the obligation, to repurchase shares at fair value upon the termination of employment. During the years ended December 31, 1994, December 31, 1995, and January 31, 1997 and the three months ended April 30, 1997, 813,864, 250,750, 793,438 and 211,760 shares, respectively, were issued under the Plan at average prices of $2.23, $2.40, $1.78 and $9.53, respectively. No shares were issued under the Plan in January 1996.


    During the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, 559,066 and 20,400 restricted shares of the Company's common stock were granted to certain employees. The fair market value of shares awarded was $2,584,000 and $194,000, respectively. These amounts were recorded as unearned compensation--restricted stock, shown as a separate component of stockholders' equity. Unearned compensation is being amortized to expense over the periods in which the restrictions

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

10. EMPLOYEE STOCK OPTION, PURCHASE PLANS AND RESTRICTED STOCK AWARDS (CONTINUED) lapse, generally one to three years from date of award. Such expenses amounted to $788,000 and $324,000 in the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, $333,000 and $256,000 of which is included in accrued compensation, respectively, and $455,000 and $68,000 of which has been recorded as a reduction in unearned compensation--restricted stock as the restricted shares are issued to employees.


    During the years ended December 31, 1994, December 31, 1995 and January 31, 1997, and one month ended January 31, 1996, the Company granted 59,600, 148,600, 108,000 and 24,000 unrestricted shares, respectively, to certain employees having a fair value of $131,000, $336,000, $256,000 and $57,000 at date of grant, respectively. Compensation expense has been recognized in each respective period for the fair value of such stock grants. Unrestricted stock grants aggregating 62,000 shares in the three months ended April 30, 1997 with a value of $431,000 are included under costs and expenses for the period.


1997 STOCK INCENTIVE PROGRAM (UNAUDITED)


    The Company intends to adopt the 1997 Stock Incentive Program (the "Program"). The Program consists of seven parts:


    The first part is the Incentive Stock Option Plan under which are granted incentive stock options. The second part is the NonQualified Stock Option Plan under which are granted nonqualified stock options. The third part is the Restricted Share Plan under which are granted restricted shares of Common Stock. The fourth part is the Employee Stock Purchase Plan. The fifth part is the Non-Employee Director Stock Option Plan under which grants of options to purchase shares of Common Stock may be made to non-employee directors of the Company. The sixth part is the Stock Appreciation Rights Plan under which SARs (as defined therein) are granted. The seventh part is the Other Stock Rights Plan under which (i) units representing the equivalent shares of Common Stock are granted; (ii) payments of compensation in the form of shares of Common Stock are granted; and (iii) rights to receive cash or shares of Common Stock based on the value of dividends paid with respect to a share of Common Stock are granted. The maximum aggregate number of shares of Common Stock subject to the Program is 4,000,000 shares. The Program will be valid for 10 years from the date of adoption.


TOTAL COMPENSATION COST RECOGNIZED FOR STOCK-BASED COMPENSATION PLANS



    Total compensation cost recognized for stock-based employee compensation awards was as follows:



                                                                        YEAR ENDED                 THREE MONTHS
                                                         ----------------------------------------      ENDED
                                                         DECEMBER 31,  DECEMBER 31,  JANUARY 31,     APRIL 30,
                                                             1994          1995          1997          1997
                                                         ------------  ------------  ------------  -------------
Pursuant to performance awards.........................   $  131,000    $  336,000   $    256,000   $   431,000
Pursuant to restricted stock grants....................       --            --            788,000       324,000
Pursuant to optioned shares repurchased immediately
 upon exercise.........................................       --         2,408,000        648,000       --
                                                         ------------  ------------  ------------  -------------
  Total................................................   $  131,000    $2,744,000   $  1,692,000   $   755,000
                                                         ------------  ------------  ------------  -------------
                                                         ------------  ------------  ------------  -------------

                                    QAD INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                APRIL 30, 1996 AND APRIL 30, 1997 IS UNAUDITED)

10. EMPLOYEE STOCK OPTION, PURCHASE PLANS AND RESTRICTED STOCK AWARDS
(CONTINUED)

    During the one month-period ended January 31, 1996 compensation cost aggregating $57,000 was recognized pursuant to stock performance awards.


RECEIVABLE FROM STOCKHOLDERS

    In connection with the 1994 Stock Ownership Program, the Company has guaranteed indebtedness incurred by certain stockholders to purchase shares with cash deposited with a lending institution. These amounts are classified as "Receivable from Stockholders" in the accompanying balance sheets.

11.  INVESTMENT

    In March 1997, the Company acquired an interest in a high technology company for an aggregate purchase price of $1.0 million, $400,000 of which had been advanced at January 31, 1997. The Company has an option to acquire an additional interest in the business for an aggregate purchase price of $2.0 million, which option expires no later than September 15, 1997. Should the option be exercised, the Company will own a 33% interest in the enterprise.

12.  SUBSEQUENT EVENT AND PLANNED STOCK SPLIT


    Subsequent to January 31, 1997 the Company began efforts to complete an offering of shares to the public through the filing of a Form S-1 Registration Statement with the Securities and Exchange Commission. In connection with the planned public offering, the board of directors has resolved to reincorporate in the State of Delaware prior to completion of the offering and, further, resolved to increase the number of authorized shares and split its common shares in a 2-for-1 stock split.


    For financial reporting purposes, the stock split has been given effect in the accompanying consolidated financial statements for all periods presented.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY
OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN
THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT
RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT
LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE
DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                     ---
Prospectus Summary..............................          3
Risk Factors....................................          5
Use of Proceeds.................................         20
Dividend Policy.................................         20
Capitalization..................................         21
Dilution........................................         22
Selected Consolidated Financial Data............         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
Business........................................         35
Management......................................         48
Certain Transactions............................         53
Principal Stockholders..........................         53
Description of Capital Stock....................         54
Shares Eligible for Future Sale.................         57
Certain U.S. Federal Tax Considerations for
  Non-U.S. Holders..............................         59
Underwriting....................................         61
Legal Matters...................................         64
Experts.........................................         64
Additional Information..........................         64
Index to Consolidated Financial Statements......        F-1


    UNTIL            , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                   ---------

                              P R O S P E C T U S

                                          , 1997

                                   ---------

                               SMITH BARNEY INC.
                                COWEN & COMPANY
                         ROBERTSON, STEPHENS & COMPANY

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 10, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

P R O S P E C T U S

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    All of the shares of Common Stock offered hereby are being sold by QAD Inc. ("QAD" or the "Company"). Of the 5,750,000 shares of Common Stock offered hereby, 1,150,000 shares are being offered in an international offering outside the United States and Canada by the Managers (as defined herein) and 4,600,000 shares are being offered for sale in a concurrent offering in the United States and Canada by the U.S. Underwriters (as defined herein) (collectively, the "Offering").

    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "QADI."

    Upon completion of the Offering, the current directors and executive officers of the Company will beneficially own approximately 71% of the outstanding Common Stock of the Company. See "Risk Factors--Control by Principal Stockholders."

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               UNDERWRITING
                                             PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                              PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share                                       $                   $                   $
Total (3)                                       $                   $                   $

(1) For information regarding indemnification of the Managers and the U.S. Underwriters, see "Underwriting."

(2) Before deducting estimated offering expenses of $1,800,000, payable by the Company.

(3) The Company has granted the several U.S. Underwriters and the several Managers a 30-day option to purchase up to 862,500 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively.

                               ------------------

    The shares of Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common
Stock offered hereby will be available for delivery on or about             ,
1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                 --------------

SMITH BARNEY INC.
                 COWEN & COMPANY

                                                   ROBERTSON, STEPHENS & COMPANY

            , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMA-
TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE MANAGERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          5
Use of Proceeds................................         20
Dividend Policy................................         20
Capitalization.................................         21
Dilution.......................................         22
Selected Consolidated Financial Data...........         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         24
Business.......................................         35
Management.....................................         48
Certain Transactions...........................         53
Principal Stockholders.........................         53
Description of Capital Stock...................         54
Shares Eligible for Future Sale................         57
Certain U.S. Federal Tax Considerations for
  Non-U.S. Holders.............................         59
Underwriting...................................         61
Legal Matters..................................         64
Experts........................................         64
Additional Information.........................         64
Index to Consolidated Financial Statements.....        F-1

    UNTIL            , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS MANAGERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                   ---------

                              P R O S P E C T U S

                                          , 1997

                                   ---------

                               SMITH BARNEY INC.
                                COWEN & COMPANY
                         ROBERTSON, STEPHENS & COMPANY

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the estimated expenses of this offering (other than the underwriting discounts and commissions), all of which will be borne by the Registrant.

Registration Fee................................................  $  28,054
NASD Filing Fee.................................................      9,758
Nasdaq Stock Market Listing Fees................................     50,000
Printing and Engraving Expenses.................................    150,000
Blue Sky Fees and Expenses (including counsel fees).............      5,000
Legal Fees and Expenses.........................................    600,000
Consulting Fees.................................................    250,000
Accounting Fees and Expenses....................................    175,000
Transfer Agent and Registrar Fees...............................      4,500
Directors and Officers' Insurance...............................    400,000
Miscellaneous...................................................    127,688
                                                                  ---------
        Total                                                     $1,800,000
                                                                  ---------
                                                                  ---------

------------------------

* All amounts are estimated except for the Registration Fee, the NASD Filing Fee and the Nasdaq Stock Market Listing Fees.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.7 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent currently permissible under Delaware law.

    The Registrant's Certificate of Incorporation (Exhibit 3.5 hereto) limits the personal liability of its directors (in their capacity as directors but not in their capacity as officers) to the Registrant or its stockholders to the fullest extent permissible under Delaware law. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

    Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

    The U.S. Underwriting Agreement and the International Underwriting Agreement, filed as Exhibit 1.1 and Exhibit 1.2, respectively, to this Registration Statement, provide for indemnification by the U.S. Underwriters and the Managers of the Registrant and its directors and officers who sign this Registration Statement for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order below is information regarding the number of shares of capital stock issued and the number of options granted by the Registrant since January 1, 1994. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any offer or sale under the Securities Act and therefore the issuance of such options by the Registrant was not registered under the Securities Act.

1994 STOCK OWNERSHIP PROGRAM

    In 1993 the Registrant instituted its 1994 Stock Ownership Program pursuant to which it grants its employees awards of shares of Common Stock or the right to purchase limited numbers of shares of Common Stock at specified trade dates during each year at a fair market value determined by an independent appraisal. In 1994, 1995, 1996 and 1997, certain employees of the Registrant purchased or were awarded the following aggregate number of shares of the Registrant's Common Stock under the Registrant's 1994 Stock Ownership Program:

            (i) in 1994 certain employees purchased an aggregate of 219,250 shares of Common Stock at purchase prices ranging from $1.98 to $2.53 per share and the Registrant made stock awards of 174,260 shares of Common Stock under the 1994 Stock Ownership Program to certain employees;

            (ii) in 1995 certain employees purchased an aggregate of 250,400 shares of Common Stock at purchase prices ranging from $2.21 to $2.53 per share and the Registrant made stock awards of 228,936 shares of Common Stock under the 1994 Stock Ownership Program to certain employees;

           (iii) in 1996 certain employees purchased an aggregate of 619,722 shares of Common Stock at purchase prices ranging from $1.47 to $2.22 per share and the Registrant made stock awards of 519,468 shares of Common Stock under the 1994 Stock Ownership Program to certain employees; and

            (iv) in 1997 certain employees purchased an aggregate of 212,850 shares of Common Stock at purchase prices ranging from $7.94 to $9.53 per share and in February 1997 the Registrant made stock awards of 225,576 shares of Common Stock under the 1994 Stock Ownership Program to certain employees.

    No underwriters were engaged in connection with any of the foregoing offers or sales of securities. Of the shares of Common Stock purchased by employees in 1994, 1995, 1996 and 1997 as described above, 150, 650, 19,650 and 5,250 shares, respectively, were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act relating to offerings and sales not involving a public offering. Of the shares of Common Stock awarded to employees in 1994, 1995, 1996 and 1997 as described above, 113,788, 78,668,
171,262 and 8,502 shares, respectively, were not offered or sold within the meaning of Section 2(3) of the Securities Act, and, therefore, were not subject to Section 5 of the

Securities Act, and 8,600, 23,200, 166,046 and 168,500 shares, respectively, were offered and sold in reliance upon the exemption from registration under
Section 4(2) of the Securities Act. The remaining shares of Common Stock purchased by or awarded to employees in the above transactions were offered and sold in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act relating to certain sales by an issuer to its employees under certain compensatory plans.

STOCK OPTION AGREEMENTS

    In addition to the foregoing transactions under the 1994 Stock Ownership Program, the Registrant issued the following securities to its employees:

            (i) in 1995 the Registrant issued 1,024,000 shares of Common Stock upon the exercise of outstanding stock options with exercise prices ranging from $0.02 to $0.39 per share;

            (ii) in 1996 the Registrant issued 105,000 shares of Common Stock upon the exercise of outstanding stock options with exercise prices ranging from $0.12 to $0.81 per share;

           (iii) in 1997 the Registrant issued 299,000 shares of Common Stock upon the exercise of outstanding stock options with exercise prices ranging from $0.19 to $0.39 per share; and


            (iv) in 1997 the Registrant granted options to employees pursuant to stock option agreements to purchase an aggregate of 301,000 shares of Common Stock at an exercise prices ranging from $9.53 to $13.00 per share.


    No underwriters were engaged in connection with any of the foregoing offers or sales of securities. Of the shares of Common Stock issued upon the exercise in 1997 of outstanding stock options as described above, 268,000 shares were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The remaining shares of Common Stock issued upon the exercise in 1994, 1995, 1996 and 1997 of outstanding stock options as described above, were offered and sold in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act. Of the shares of Common Stock subject to unexercised options granted in 1997 as described above, 230,000 shares were offered in reliance upon the exemption from registration under
Section 4(2) of the Securities Act. The remaining shares of Common Stock subject to unexercised options granted in 1997 as described above, were offered in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


      1.1  Form of U.S. Underwriting Agreement*

      1.2  Form of International Underwriting Agreement*

      3.1  Restated Articles of Incorporation of QAD Inc., a California corporation ("QAD
             California"), filed with the California Secretary of State on December 15, 1993*

      3.2  Certificate of Amendment of QAD California filed on March 23, 1994*

      3.3  Certificate of Amendment of QAD California filed on July 10, 1996*

      3.4  Certificate of Amendment of QAD California filed on February 10, 1997*

      3.5  Certificate of Incorporation of QAD Inc., a Delaware corporation ("QAD Delaware"), filed with the Delaware Secretary of State on May 15, 1997

      3.6  Bylaws of QAD California*

      3.7  Certificate of Amendment of QAD Delaware, filed with the Delaware Secretary of State on June 19, 1997

      3.8  Certificate of Merger of QAD California into QAD Delaware dated July 8, 1997

      3.9  Bylaws of QAD Delaware

      4.1  Specimen Stock Certificate

      5.1  Opinion of Nida & Maloney, a Professional Corporation**

     10.1  QAD Inc. 1994 Stock Ownership Program*

     10.2  QAD Inc. 1997 Stock Incentive Program*

     10.3  Form of Indemnification Agreement with Directors and Executive Officers

     10.4  Loan and Security Agreement between Greyrock Business Credit, a Division of Nations
             Credit Commercial Corporation ("GBC") and the Registrant dated July 3, 1996*

     10.5  Schedule to Loan Agreement between GBC and the Registrant dated July 3, 1996*

     10.6  Letter Agreement between the Registrant and GBC dated July 3, 1996*

     10.7  Letter Agreement between the Registrant and GBC dated July 5, 1996*

     10.8  Letter Agreement between the Registrant and GBC dated July 5, 1996*

     10.9  Secured Promissory Note in the original principal amount of $4,000,000 made by the
             Registrant to the order of GBC dated July 3, 1996*

    10.10  Trademark Security Agreement between GBC and the Registrant dated July 3, 1996*

    10.11  Security Agreement in Copyrighted Works executed by the Registrant in favor of GBC dated July 3, 1996*

    10.12  Deed of Trust with respect to real property located in Santa Barbara County,
             California executed by the Registrant in favor of GBC dated July 3, 1996*

    10.13  Employment Offer Letter between the Registrant and Dennis R. Raney dated January 15,
             1997*

    10.14  Master License Agreement between the Registrant and Progress Software Corporation dated June 30, 1995+*

    10.15  Lease Agreement between the Registrant and Matco Enterprises, Inc. for Suites I, K
             and L located at 5464 Carpinteria Ave., Carpinteria, California dated November 30,
             1992

    10.16  First Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suites C and H located at 5464 Carpinteria Ave., Carpinteria, California dated
             September 9, 1993

    10.17  Second Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suite J located at 5464 Carpinteria Ave., Carpinteria, California dated January
             14, 1994

    10.18  Third Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suites B and C located at 5464 Carpinteria Ave., Carpinteria, California dated
             January 14, 1994

    10.19  Fourth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suite H located at 5464 Carpinteria Ave., Carpinteria, California dated
             February 15, 1994

    10.20  Fifth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suites G and E located at 5464 Carpinteria Ave., Carpinteria, California dated
             September 12, 1994

    10.21  Sixth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc.
             for Suites A, B, D, F and H, and Room A located at 5464 Carpinteria Ave.,
             Carpinteria, California dated October 30, 1996

    10.22  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 3 through 8 located at 6430 Via Real, Carpinteria,
             California dated November 30, 1993

    10.23  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 3 through 8 located at 6430 Via Real, Carpinteria,
             California dated November 30, 1993

    10.24  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for 6450 Via Real, Carpinteria, California dated November 30,
             1993

    10.25  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for 6450 Via Real, Carpinteria, California dated November 30,
             1993

    10.26  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 through 5 located at 6460 Via Real, Carpinteria,
             California dated November 30, 1993

    10.27  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 through 5 located at 6460 Via Real, Carpinteria,
             California dated November 30, 1993

    10.28  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 7 and 8 located at 6440 Via Real, Carpinteria,
             California dated September 8, 1995

    10.29  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 7 and 8 located at 6440 Via Real, Carpinteria,
             California dated September 8, 1995

    10.30  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 9 and 10 located at 6440 Via Real, Carpinteria,
             California dated September 8, 1995

    10.31  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 9 and 10 located at 6440 Via Real, Carpinteria,
             California dated September 8, 1995

    10.32  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 and 2 located at 6430 Via Real, Carpinteria,
             California dated September 8, 1995

    10.33  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 and 2 located at 6430 Via Real, Carpinteria,
             California dated September 8, 1995

    10.34  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 through 7 and 10 located at 6420 Via Real,
             Carpinteria, California dated January 27, 1997

    10.35  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South
             Coast Business Park for Suites 1 through 7 and 10 located at 6420 Via Real,
             Carpinteria, California dated January 27, 1997

    10.36  Multi-Tenant Office Lease Agreement between the Registrant and EDB Property Partners,
             LP III, successor to Laurel Larchmont Office, Inc. located at 10,000 Midlantic
             Drive, Mt. Laurel, New Jersey dated December 29, 1993

    10.37  Amendment to Multi-Tenant Office Lease Agreement between the Registrant and EDB
             Property Partners, LP III, successor to Laurel Larchmont Office, Inc. located at
             10,000 Midlantic Drive, Mt. Laurel, New Jersey dated April 26, 1994

    10.38  Second Amendment to Multi-Tenant Lease Agreement between the Registrant and EDB
             Property Partners, LP III, dated May 30, 1995

    10.39  Third Amendment to Multi-Tenant Lease Agreement between the Registrant and EDB
             Property Partners L.P. I dated November 30, 1995

    10.40  Agreement and Plan of Merger between QAD California and QAD Delaware dated July 8,
             1997

     21.1  Subsidiaries of the Registrant*

     23.1  Consent of KPMG Peat Marwick LLP and opinion on Schedule II

     23.2  Consent of Nida & Maloney, a Professional Corporation (included in Exhibit 5.1)**

     24.1  Power of Attorney*

     24.2  Authorizing Resolutions

     27.1  Financial Data Schedule*


------------------------


*   Previously filed.



**  To be filed by amendment.


+   Confidential treatment is being requested.

(b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

    All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(a) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 403(a) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, California, on July 10, 1997.



                                      QAD INC.



                                      By: /s/ DENNIS R. RANEY
                                         ---------------------------------------
                                         Dennis R. Raney
                                         Senior Vice President, Finance and
                                      Administration
                                         and Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
      PAMELA M. LOPKER*           President
------------------------------    (Principal Executive         July 10, 1997
       Pamela M. Lopker           Officer)

       KARL F. LOPKER*
------------------------------  Director and Chief             July 10, 1997
        Karl F. Lopker            Executive Officer

       EVAN M. BISHOP*
------------------------------  Director                       July 10, 1997
        Evan M. Bishop

                                Senior Vice President,
                                  Finance and
     /s/ DENNIS R. RANEY          Administration and Chief
------------------------------    Financial Officer            July 10, 1997
       Dennis R. Raney            (Principal Financial and
                                  Accounting Officer)




*By: /s/ DENNIS R. RANEY
    ---------------------------------------------
           Dennis R. Raney
           Attorney-in-fact

                                                                     SCHEDULE II

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                                BALANCE AT    CHARGED TO
                                               BEGINNING OF    COSTS AND                                BALANCE AT
DESCRIPTION                                       PERIOD       EXPENSES    DELETIONS(1)  ADJUSTMENTS   END OF PERIOD
---------------------------------------------  -------------  -----------  -----------  -------------  -------------

Allowance for doubtful accounts and sales returns

  Year ended:
    December 31, 1994........................    $   2,108     $   1,333    $    (964)    $      51      $   2,528
    December 31, 1995........................        2,528           945       (1,209)           34          2,298
    January 31, 1997.........................        2,280         3,432       (1,983)          (35)         3,694

  One month ended:
    January 31, 1996.........................        2,298           (25)          --             7          2,280

  Three months ended:
    April 30, 1996 (unaudited)...............        2,280           701         (684)          (16)         2,281
    April 30, 1997 (unaudited)...............        3,694           585         (524)         (109)         3,646

------------------------

(1) Actual write-offs and product returns.

                                 EXHIBIT INDEX


  EXHIBIT                                             DESCRIPTION                                              FILED (F)
-----------  ----------------------------------------------------------------------------------------------  -------------
       1.1   Form of U.S. Underwriting Agreement...........................................................            *

       1.2   Form of International Underwriting Agreement..................................................            *

       3.1   Restated Articles of Incorporation of QAD Inc., a California corporation ("QAD California"),
               filed with the California Secretary of State on December 15, 1993...........................            *

       3.2   Certificate of Amendment of QAD California filed on March 23, 1994............................            *

       3.3   Certificate of Amendment of QAD California filed on July 10, 1996.............................            *

       3.4   Certificate of Amendment of QAD California filed on February 10, 1997.........................            *

       3.5   Certificate of Incorporation of QAD Inc., a Delaware corporation ("QAD Delaware"), filed with
               the Delaware Secretary of State on May 15, 1997.............................................            F

       3.6   Bylaws of QAD California......................................................................            *

       3.7   Certificate of Amendment of QAD Delaware, filed with the Delaware Secretary of State on June
               19, 1997....................................................................................            F

       3.8   Certificate of Merger of QAD California into QAD Delaware dated July 8, 1997..................            F

       3.9   Bylaws of QAD Delaware........................................................................            F

       4.1   Specimen Stock Certificate....................................................................            F

       5.1   Opinion of Nida & Maloney, a Professional Corporation.........................................           **

      10.1   QAD Inc. 1994 Stock Ownership Program.........................................................            *

      10.2   QAD Inc. 1997 Stock Incentive Program.........................................................            *

      10.3   Form of Indemnification Agreement with Directors and Executive Officers.......................            F

      10.4   Loan and Security Agreement between Greyrock Business Credit, a Division of Nations Credit
               Commercial Corporation ("GBC") and the Registrant dated July 3, 1996........................            *

      10.5   Schedule to Loan Agreement between GBC and the Registrant dated July 3, 1996..................            *

      10.6   Letter Agreement between the Registrant and GBC dated July 3, 1996............................            *

      10.7   Letter Agreement between the Registrant and GBC dated July 5, 1996............................            *

      10.8   Letter Agreement between the Registrant and GBC dated July 5, 1996............................            *

      10.9   Secured Promissory Note in the original principal amount of $4,000,000 made by the Registrant
               to the order of GBC dated July 3, 1996......................................................            *

      10.10  Trademark Security Agreement between GBC and the Registrant dated July 3, 1996................            *

      10.11  Security Agreement in Copyrighted Works executed by the Registrant in favor of GBC dated July
               3, 1996.....................................................................................            *

      10.12  Deed of Trust with respect to real property located in Santa Barbara County, California
               executed by the Registrant in favor of GBC dated July 3, 1996...............................            *

      10.13  Employment Offer Letter between the Registrant and Dennis R. Raney dated January 15, 1997.....            *

      10.14  Master License Agreement between the Registrant and Progress Software Corporation dated June
               30, 1995+...................................................................................        *

      10.15  Lease Agreement between the Registrant and Matco Enterprises, Inc. for Suites I, K and L
               located at 5464 Carpinteria Ave., Carpinteria, California dated November 30, 1992...........            F

  EXHIBIT                                             DESCRIPTION                                              FILED (F)
-----------  ----------------------------------------------------------------------------------------------  -------------
      10.16  First Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suites
               C and H located at 5464 Carpinteria Ave., Carpinteria, California dated September 9, 1993...            F

      10.17  Second Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suite
               J located at 5464 Carpinteria Ave., Carpinteria, California dated January 14, 1994..........            F

      10.18  Third Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suites
               B and C located at 5464 Carpinteria Ave., Carpinteria, California dated January 14, 1994....            F

      10.19  Fourth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suite
               H located at 5464 Carpinteria Ave., Carpinteria, California dated February 15, 1994.........            F

      10.20  Fifth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suites
               G and E located at 5464 Carpinteria Ave., Carpinteria, California dated September 12,
               1994........................................................................................            F

      10.21  Sixth Amendment to Office Lease between the Registrant and Matco Enterprises, Inc. for Suites
               A, B, D, F and H, and Room A located at 5464 Carpinteria Ave., Carpinteria, California dated
               October 30, 1996............................................................................            F

      10.22  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 3 through 8 located at 6430 Via Real, Carpinteria, California dated
               November 30, 1993...........................................................................            F

      10.23  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 3 through 8 located at 6430 Via Real, Carpinteria, California dated
               November 30, 1993...........................................................................            F

      10.24  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for 6450 Via Real, Carpinteria, California dated November 30, 1993............            F

      10.25  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for 6450 Via Real, Carpinteria, California dated November 30, 1993............            F

      10.26  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 through 5 located at 6460 Via Real, Carpinteria, California dated
               November 30, 1993...........................................................................            F

      10.27  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 through 5 located at 6460 Via Real, Carpinteria, California dated
               November 30, 1993...........................................................................            F

      10.28  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 7 and 8 located at 6440 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

      10.29  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 7 and 8 located at 6440 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

      10.30  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 9 and 10 located at 6440 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

  EXHIBIT                                             DESCRIPTION                                              FILED (F)
-----------  ----------------------------------------------------------------------------------------------  -------------
      10.31  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 9 and 10 located at 6440 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

      10.32  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 and 2 located at 6430 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

      10.33  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 and 2 located at 6430 Via Real, Carpinteria, California dated
               September 8, 1995...........................................................................            F

      10.34  Lease Agreement between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 through 7 and 10 located at 6420 Via Real, Carpinteria,
               California dated January 27, 1997...........................................................            F

      10.35  Addendum to Lease between the Registrant and William D. and Edna J. Wright dba South Coast
               Business Park for Suites 1 through 7 and 10 located at 6420 Via Real, Carpinteria,
               California dated January 27, 1997...........................................................            F

      10.36  Multi-Tenant Office Lease Agreement between the Registrant and EDB Property Partners, LP III, successor to Laurel Larchmont Office, Inc. located at 10,000 Midlantic Drive, Mt. Laurel,
               New Jersey dated December 29, 1993..........................................................            F

      10.37  Amendment to Multi-Tenant Office Lease Agreement between the Registrant and EDB Property
               Partners, LP III, successor to Laurel Larchmont Office, Inc. located at 10,000 Midlantic
               Drive, Mt. Laurel, New Jersey dated April 26, 1994..........................................            F

      10.38  Second Amendment to Multi-Tenant Lease Agreement between the Registrant and EDB Property
               Partners, LP III, dated May 30, 1995........................................................            F

      10.39  Third Amendment to Multi-Tenant Lease Agreement between the Registrant and EDB Property
               Partners L.P. I dated November 30, 1995.....................................................            F

      10.40  Agreement and Plan of Merger between QAD California and QAD Delaware dated July 8, 1997.......            F

      21.1   Subsidiaries of the Registrant................................................................            *

      23.1   Consent of KPMG Peat Marwick LLP..............................................................            F

      23.2   Consent of Nida & Maloney, a Professional Corporation (included in Exhibit 5.1)...............       **

      24.1   Power of Attorney.............................................................................            *

      24.2   Authorizing Resolutions.......................................................................            F

      27.1   Financial Data Schedule.......................................................................            *


------------------------


*   Previously filed.



**  To be filed by amendment.


+   Confidential treatment is being requested.